UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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PPL Electric Utilities Corporation

(Name of Registrant as Specified in Its Charter)

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PPL Electric Utilities Corporation

Notice of Annual Meeting
May 22, 2008

and

Information Statement
(including appended
2007 Financial Statements)

PPL ELECTRIC UTILITIES CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Notice of Annual Meeting of Shareowners

Time and Date	9:00 a.m., Eastern Daylight Time, on Thursday, May 22, 2008.

Place	Offices of PPL Electric Utilities Corporation Two North Ninth Street Allentown, Pennsylvania

Items of Business	To elect directors

Record Date	You can vote if you are a shareowner of record on February 29, 2008.

Proxy Voting	Proxies are not being solicited from shareowners because a quorum exists for the Annual Meeting based on the PPL Electric Utilities Corporation stock held by its parent, PPL Corporation. PPL Corporation owns all of the outstanding shares of common stock and as a result 99% of the voting shares of PPL Electric Utilities Corporation. PPL Corporation intends to vote all of these shares in favor of the election of PPL Electric Utilities Corporation’s nominees as directors.

By Order of the Board of Directors,

Elizabeth Stevens Duane
Secretary

April 25, 2008

Important Notice Regarding the Availability of Materials
for the Shareowner Meeting to Be Held on May 22, 2008:

This Information Statement is available at:

http://www.pplweb.com/PPLElectricInfoStatement

(i)

PPL ELECTRIC UTILITIES CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Information Statement
Annual Meeting of Shareowners
May 22, 2008
9:00 a.m. (Eastern Daylight Time)

We are providing this Information Statement in connection with the Annual Meeting of Shareowners of PPL Electric Utilities Corporation, or the company, to be held on May 22, 2008, and at any adjournment of the Annual Meeting. PPL Corporation, the parent of PPL Electric Utilities Corporation, owns all of the shares of the company’s outstanding common stock, which represents 99% of the company’s outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL Corporation’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY. We first released this Information Statement to shareowners on April 25, 2008.

GENERAL INFORMATION

What am I voting on?

There is one proposal scheduled to be voted on at the meeting, which is the election of six directors for a term of one year.

Who can vote?

Holders of PPL Electric Utilities Corporation common stock, 4 1/2% Preferred Stock and Series Preferred Stock as of the close of business on the record date, February 29, 2008, may vote at the Annual Meeting. Each share of common stock, 4 1/2% Preferred Stock and Series Preferred Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with PPL Electric Utility Corporation’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareowner of record.” The Notice of Annual Meeting and Information Statement have been sent directly to you by PPL Electric Utilities Corporation.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting and Information Statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareowner of record.

How do I vote?

You can vote in person at the Annual Meeting. We are not asking shareowners for a proxy by mail. You may come to the Annual Meeting and cast your vote there by ballot. Please bring your admission ticket with you to the Annual Meeting. You may request directions to the Annual Meeting by contacting Investor Services at 1-800-345-3085.

Abstentions and broker non-votes are not counted as either “yes” or “no” votes.

We do not expect that any other matters will be brought before the Annual Meeting.

Who can attend the Annual Meeting?

If you are a shareowner of record, your admission ticket is enclosed with the Notice of Annual Meeting and Information Statement. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares in street name, please bring your most recent brokerage statement, along with picture identification, to the meeting. The company will use your brokerage statement to verify your ownership of 4 1/2% Preferred Stock or Series Preferred Stock and admit you to the meeting.

What constitutes a quorum?

As of the record date of February 29, 2008, there were a total of 66,873,245 shares outstanding and entitled to vote, consisting of 66,368,056 shares of common stock all owned by PPL Corporation, 247,524 shares of 4 1/2% Preferred Stock and 257,665 shares of Series Preferred Stock. The 2,500,000 outstanding shares of Preference Stock are not entitled to vote. In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be present in order to constitute a quorum. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record who holds shares for another person has not received voting instructions from the beneficial owner of the shares and, under New York Stock Exchange, or NYSE, listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for the directors to be elected?

Shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the record date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees who receive the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the ballot. Shares will be voted for the remaining nominees on a pro rata basis.

How does the company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareowner voting records to designated employees of PPL Services Corporation. These employees sign a confidentiality agreement that prohibits them from disclosing the manner in which a shareowner has voted to any employee of company affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

What is householding, and how does it affect me?

Beneficial owners of PPL Electric Utilities Corporation Preferred Stock and Series Preferred Stock held in street name may receive a notice from their broker, bank or other holder of record stating that only one Information Statement and/or other shareowner communications and notices will be delivered to multiple security holders sharing an address. This practice, known as “householding,” will reduce the company’s printing, shipping, and postage costs. If any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, however, then he or she must contact the broker, bank or other holder of record with a notice of revocation. Any shareowner may obtain a copy of such documents from the company at the address and phone number listed on the back cover page of this Information Statement.

PROPOSAL: ELECTION OF DIRECTORS

The nominees this year are Dean A. Christiansen, David G. DeCampli, Paul A. Farr, Robert J. Grey, James H. Miller and William H. Spence, all of whom are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL Corporation intends to vote its shares of PPL Electric Utilities Corporation common stock for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that shareowners vote FOR this Proposal

Nominees for Directors:

DEAN A. CHRISTIANSEN, 48, is Managing Director of Sales and Marketing for Capital Markets Engineering and Trading, LLC (“CMET”), a New York-based investment banking boutique providing, among other services, structured finance securitization and financial engineering solutions to the capital markets. Prior to joining CMET in August 2004, Mr. Christiansen was the President of Acacia Capital, Inc., a New York City-based corporate finance advisory firm founded in 1990. From October 2000 to July 2003, he also served as President and a Director of Lord Securities Corporation of New York, a financial services and administration company with operations world-wide. Mr. Christiansen received a degree in government from the University of Notre Dame and has completed additional studies in Aerospace engineering. Mr. Christiansen is also a member of the board of PPL Transition Bond Company, LLC. He has been a director since 2001.

DAVID G. DeCAMPLI, 50, is President of the company. Before being named to his current position in April 2007, Mr. DeCampli served as Senior Vice President-Transmission and Distribution Engineering and Operations of the company since December 2006. Prior to joining the company in December 2006, Mr. DeCampli served in the following positions for Exelon Energy Delivery in Chicago: as Vice President-Asset Investment Strategy and Development from April 2004; as Vice President and Chief Integration Officer from June 2003; as Vice President-Distribution Operations from April 2002; and as Vice President-Merger Implementation & Operations Strategy from October 2000. He also previously held various other engineering and management positions at PECO Energy. Mr. DeCampli earned a bachelor’s degree in electrical engineering from Drexel University and a master’s in organizational dynamics from the University of Pennsylvania. He has been a director since April 2007.

PAUL A. FARR, 40, is Executive Vice President and Chief Financial Officer of the company’s parent, PPL Corporation. Prior to assuming his current position in April of 2007, Mr. Farr was named Senior Vice President-Financial of PPL Corporation in August 2005, Vice President and Controller in August 2004 and served as Controller until January 2006. Prior to serving in his PPL Corporation positions, Mr. Farr served as Senior Vice President of PPL Global, LLC, a subsidiary of PPL Corporation that owns and operates electricity businesses in Latin America and the United Kingdom, from January 2004, as well as Vice President-International Operations from June 2002 and Vice President since October 2001. Mr. Farr also served for several years as the chief financial officer of PPL Montana, LLC, and in other management positions at PPL Global. Before joining PPL in 1998, Mr. Farr served as international project finance manager at Illinova Generating Company, as international tax manager for Price Waterhouse LLP and as an international tax senior at Arthur Andersen. Mr. Farr earned a bachelor’s degree in accounting from Marquette University and a master’s degree in management from Purdue University. He is a certified public accountant and also serves on the Boards of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC. Mr. Farr has been a director since April 2007.

ROBERT J. GREY, 57, serves as Senior Vice President, General Counsel and Secretary of the company’s parent, PPL Corporation, and is on the board of PPL Energy Supply, LLC. Mr. Grey earned his bachelor’s degree from Columbia University, a law degree from Emory University and a Master of Laws degree from George Washington University. Before being named as Senior Vice President, General Counsel and Secretary of PPL and the company in 1996, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis, now known as Kirkpatrick & Lockhart Preston Gates Ellis LLP. He has been a director since 2000.

JAMES H. MILLER, 59, is Chairman, President and Chief Executive Officer of the company’s parent, PPL Corporation. Prior to his current position in October of 2006, Mr. Miller was named President of PPL Corporation in August 2005; Chief Operating Officer in September 2004, a position he held until the end of June 2006; Executive Vice President in January 2004; and also served as President of PPL Generation, LLC, a PPL subsidiary that operates power plants in the United States. He also serves as a director of PPL Corporation and serves on the board of PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation, LLC in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995 and prior to that time as President of ABB Environmental Systems, President of UC Operating

Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. Mr. Miller has been a director since 2001.

WILLIAM H. SPENCE, 51, is Executive Vice President and Chief Operating Officer of the company’s parent, PPL Corporation. Prior to joining PPL in June 2006, Mr. Spence had 19 years of service with Pepco Holdings, Inc. and its heritage companies, Delmarva Power and Conectiv. He served as Senior Vice President of Pepco Holdings from August 2002 and as Senior Vice President of Conectiv Holdings since September 2000. He joined Delmarva Power in 1987 in that company’s regulated gas business, where he held various management positions before being named Vice President of Trading in 1996. Mr. Spence also serves on the board of PPL Energy Supply, LLC. Mr. Spence earned a bachelor’s degree in petroleum and natural gas engineering from Penn State University and a master’s degree in business administration from Bentley College. Mr. Spence has been a director since 2006.

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance. The Board of Directors held two Board meetings and acted by unanimous written consent nine times during 2007. Each director attended 100% of the meetings held by the Board during 2007, except for Mr. Christiansen who attended 50% because he was unable to attend one of the two meetings. Directors are expected to attend all meetings of the Board, its Executive Committee and shareowners. All of our then-serving directors attended the 2007 Annual Meeting of Shareowners.

Communications with the Board. Shareowners or other parties interested in communicating with the Board of Directors may write to the following address:

Board of Directors
c/o Corporate Secretary’s Office
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

The Secretary of the company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be brought immediately to the attention of the company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee of PPL Corporation with respect to such matters.

Code of Ethics. The company’s parent maintains its Standards of Conduct and Integrity, which are applicable to all Board members and employees of the company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the company. You can find the full text of the Standards in the Corporate Governance section of PPL Corporation’s Web site (www.pplweb.com/about/corporate+governance.htm). The Standards are also available in print, without charge, to any shareowner who requests a copy.

Board Committees

The company does not have standing audit, nominating and compensation committees of the Board of Directors.

Executive Committee. During the periods between Board meetings, the Executive Committee’s function is to act on behalf of the Board on appropriate matters that do not require full Board approval under the Pennsylvania Business Corporation Law or the company’s articles of incorporation and bylaws. This Committee did not meet during 2007. The members of the Executive Committee are Mr. Miller (chair), and Messrs. DeCampli and Farr.

Nominations. The Board of Directors of the company makes the nominations for election of directors for the company and does not have a separate standing nominating committee. As PPL Corporation owns all of the outstanding shares of the company’s common stock, which represents 99% of the company’s outstanding voting shares, PPL Corporation has a quorum and voting power for the purpose of election of directors of the company, and PPL Corporation recommends to the Board of Directors of the company all of the nominees for directors of the company. Therefore, the Board of Directors of the company acts upon these recommendations and actions of PPL Corporation.

Because the company does not list any common equity securities with the NYSE and is a direct consolidated subsidiary of PPL Corporation, the company is not required to have a majority of independent directors nor an audit committee or audit committee financial expert. Most of the directors nominated are officers of PPL Corporation and its subsidiaries, including the company. In addition, because the Amended and Restated Articles of Incorporation require the company to have at all times a director who is independent, the Board of Directors nominates one independent director for election to the Board of Directors, based on the independence requirements set forth in the Amended and Restated Articles of Incorporation. The current independent director, Mr. Christiansen, was chosen by the company’s board upon the recommendation of PPL Corporation. Because PPL Corporation controls the vote and the nomination of directors of the company, the company has not recently received any director recommendations from owners of voting preferred stock of the company. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to: Secretary, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. In order to be considered, nominations by shareowners must be received by the company 75 days prior to the 2009 Annual Meeting and must contain the information required by the Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and other information concerning the shareowner and the nominee.

In considering the candidates recommended by PPL Corporation, the Board of Directors seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience, including within PPL Corporation. The company believes that prior business experience is valuable and provides a necessary basis for consideration of the many complicated issues associated with the company’s business and the impact of related decisions on PPL Corporation and other shareowners, customers, employees and the general public. In addition, the Board of Directors seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the company’s operations and interests. After completing the evaluation process, the Board of Directors votes on whether to approve the nominees. Each nominee to be elected who is named in this Information Statement was recommended by PPL Corporation in accordance with the practices described above.

Compensation Processes and Procedures. The Compensation, Governance and Nominating Committee, or CGNC, of the Board of Directors of the company’s parent, PPL Corporation, determines compensation for all officers who are deemed to be executive officers of PPL Corporation. This group includes all of the named executive officers who are included in the “Summary Compensation Table” on page 26, except for David G. DeCampli before he was named president of the company in April 2007. Specifically, the CGNC has strategic and administrative responsibility for a broad range of issues, including ensuring that executive officers are compensated effectively and in a manner consistent with the company’s stated compensation strategy. The CGNC also oversees the administration of executive compensation plans, including the design of, and performance measures and award opportunities for, the executive incentive programs, and some employee benefits. The CGNC has the authority to make restricted stock, restricted stock unit and option awards of PPL Corporation stock under the PPL Incentive Compensation Plan, or ICP. The Board of Directors of PPL Corporation appoints each member of the CGNC and has determined that each is an independent director.

For those officers of the company who are not deemed to be executive officers of PPL Corporation, including Mr. DeCampli prior to his being named president of the company, compensation is recommended by the president of the company to the PPL Corporate Leadership Council, or CLC, which consists of the chief executive officer, chief financial officer, chief operating officer and general counsel of PPL Corporation. In addition to determining salary and cash incentive compensation for such officers, the CLC also has the authority to make restricted stock unit grants and stock option awards of PPL Corporation stock under the PPL Incentive Compensation Plan for Key Employees, or ICPKE. As a result of Mr. DeCampli being elected president of the company on April 1, 2007, the CGNC, rather than the CLC, determined his compensation after that date.

The CGNC periodically reviews executive officer compensation to ensure that compensation is consistent with PPL Corporation’s compensation philosophies, company and personal performance, changes in market practices, and changes in an individual’s responsibilities. At the CGNC’s first regular in-person meeting each year, which it holds in January, the CGNC reviews the performance of PPL Corporation executive officers and makes awards for the just-completed fiscal year. The CLC performs the same function for other officers.

To assist in its efforts to meet the objectives outlined above, the CGNC has retained Towers Perrin, a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on executive compensation and benefit programs. Towers Perrin provides additional information to the CGNC so that it can determine whether the executive compensation programs of PPL Corporation and the company are reasonable and consistent with competitive practices. Representatives of Towers Perrin regularly participate in CGNC meetings and provide advice as to compensation trends and best practices, plan design and peer group comparisons.

Annually, the CGNC requests Towers Perrin to develop an analysis of current competitive compensation practices and levels. This analysis begins with a general review at the committee’s July meeting and continues with a detailed analysis of competitive pay levels and practices at its year-end meeting. The CGNC uses this analysis when it assesses performance and considers salary levels and incentive awards at its January meeting following the performance year.

Senior management of PPL Corporation and each of its subsidiaries, including the company, develop the business plan and recommend to the CGNC the related goals for the annual cash incentive program and the strategic goals for the long-term incentive program for the upcoming year, based on industry and market conditions and other factors. All of the incentive and strategic goals are reviewed and approved by the CGNC.

The CGNC has the authority to review and approve annually the compensation structure, including goals and objectives, of the president of the company and other executive officers who are deemed to be executive officers of PPL Corporation and are subject to Section 16 of the Securities Exchange Act of 1934. This group includes all of the executive officers named in this Information Statement. The chief executive officer of PPL Corporation reviews with the CGNC his evaluation of the performance and leadership of the executive officers who report directly to him and, with input from the chief operating officer of PPL Corporation, evaluates the presidents of the major business lines who report to the chief operating officer, which includes the president of the company. The CGNC approves the annual compensation, including salary, incentive compensation and other remuneration of such executive officers. The CLC approves the annual compensation of the other officers.

Compensation of Directors

Directors who are employees of the company or its affiliates do not receive any separate compensation for service on the Board of Directors or its Executive Committee. The company pays Lord Securities Corporation an annual fee of $7,000 for providing the services of the company’s independent director, Dean A. Christiansen.

STOCK OWNERSHIP

As noted above, all of the outstanding shares of common stock of the company are owned by PPL Corporation. No directors or executive officers of the company own any PPL Electric Utilities Corporation preferred, series preferred or preference stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, our directors and executive officers met all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 2007.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors of the company’s parent, PPL Corporation, adopted a written related-person transaction policy in January 2007 to recognize the process its Board will use in identifying potential conflicts of interest arising out of financial transactions, arrangements or relations between PPL Corporation or its subsidiaries (including the company) and any related persons. This policy applies to any transaction or series of transactions in which PPL Corporation or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the company’s directors and executive officers, but also others related to them by specified family relationships, as well as shareowners who own more than 5% of any class of PPL Corporation’s voting securities.

Under the policy, each related-person transaction must be reviewed and approved or ratified by the disinterested independent members of the Board of PPL Corporation, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by PPL Corporation’s Compensation, Governance and Nominating Committee, or CGNC. PPL Corporation collects information about potential related-person transactions in annual questionnaires completed by directors and executive officers, including those of the company. PPL Corporation also reviews any payments made by PPL Corporation or its subsidiaries (including the company) to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. PPL Corporation’s Office of General Counsel determines whether a transaction requires review by the Board of PPL Corporation or the CGNC. Transactions that fall within the definition of the policy are reported to the Board of PPL Corporation or the CGNC. The disinterested independent members of the Board of PPL Corporation, or the CGNC, as applicable, review and consider the relevant facts and circumstances and determine whether to approve, deny or ratify the related-person transaction. Since January 1, 2007, except for compensation for executive officers that has been approved by the CGNC, there have been no related-person transactions that were required either to be approved under the policy or reported under the related-person transaction rules of the Securities and Exchange Commission, or SEC.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Board of Directors has reviewed the following Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Board authorized the Compensation Discussion and Analysis to be incorporated by reference into the company’s Annual Report on Form 10-K for 2007 and included in this Information Statement.

Board of Directors

Dean A. Christiansen
David G. DeCampli
Paul A. Farr
Robert J. Grey
James H. Miller
William H. Spence

Compensation Discussion and Analysis (“CD&A”)

Of the named executive officers who are included in the “Summary Compensation Table” on page 26, four of the named executive officers, William H. Spence, Paul A. Farr, James E. Abel and J. Matt Simmons, Jr., are not paid separately as officers of the company but are employees of PPL Services Corporation, an affiliate of PPL Corporation and of the company. David G. DeCampli is an employee of the company. The company is a participating employer and has adopted all of the executive compensation plans offered by PPL Corporation to officers of the major operating subsidiaries of PPL Corporation as well as the officers of PPL Corporation. Each named executive officer participates in the executive compensation plans for their particular company, but all of the benefits offered and the terms of each plan are the same for all participating companies.

The Compensation, Governance and Nominating Committee of the PPL Corporation Board of Directors, referred to throughout this CD&A as the Committee, is responsible for overseeing the executive compensation program and approves all executive compensation awards to those officers who are deemed to be executive officers of PPL Corporation. This group includes all of the named executive officers except Mr. DeCampli before he was named president of the company in April 2007. In the case of Mr. DeCampli’s 2007 salary adjustment, the president of the company recommended an increase to PPL Corporation’s Corporate Leadership Council, known as the CLC, and the CLC approved his salary. Mr. DeCampli’s incentive compensation for 2007 was approved by the Committee, along with the awards for the other named executive officers. The Board of Directors of the company concurs with the decisions of the Committee and CLC.

Objectives of PPL’s Executive Compensation Program

The executive compensation program of PPL Corporation and its subsidiaries, including the company and collectively referred to throughout this CD&A as PPL, is designed to recruit, retain and motivate executive leadership and align compensation with PPL’s performance. Since executive officer performance has the potential to affect PPL’s profitability, the elements of PPL’s executive compensation program are intended to further PPL’s business goals by encouraging and retaining leadership excellence and expertise, rewarding executive officers for sustained financial and operating performance, and aligning executive rewards with value creation for PPL Corporation’s shareowners over both the short and long term.

A key component of the program is direct compensation—salary and a combination of annual cash and equity incentive awards—which is intended to provide an appropriate, competitive level of compensation, to reward recent performance results and to motivate long-term contributions to achieving PPL’s strategic business objectives. PPL evaluates the direct compensation program as a whole and seeks to deliver a balance of current cash compensation and stock-based compensation. The program also balances a level of fixed compensation paid regularly—salary—with incentive compensation that varies with the performance of PPL. The incentive compensation program focuses executive awards on annual and longer-term performance and, for executive officers including the named executive officers in the Summary Compensation Table on page 26, provides the major portion of direct compensation in the form of PPL Corporation stock, ensuring that management and shareowner interests are aligned.

Other elements of the total compensation program provide: the ability for executives to accumulate capital, predominately in the form of equity to align executive interests with those of the shareowners; a level of retirement income; and, in the event of special circumstances like termination of employment in connection with a change in control of PPL Corporation, special severance protection to help ensure executive retention during the change in control process and to ensure executive focus on serving the company and shareowner interests without the distraction of possible job and income loss.

To ensure appropriate alignment with business strategy and objectives and shareowner interests, the Committee reviews the executive compensation program and each of its components regularly.

Compensation Elements

Our executive compensation program consists of: (1) direct compensation; (2) indirect compensation; and (3) special compensation.

Direct Compensation

Broadly stated, the direct compensation program is intended to reward:

•	Expertise and experience through competitive salaries;

•	Short-term financial and operational performance through annual cash incentive awards, which are tied to specific, measurable goals;

•	Achievement of annual strategic objectives through performance-based restricted stock and stock unit awards;

•	Long-term financial and operational performance through performance-based restricted stock or stock unit awards; and

•	Stock price growth through awards of stock options.

The direct compensation program includes salary, an annual cash incentive award and long-term incentive awards. Long-term incentive awards are granted in two forms of equity: restricted stock units and stock options.

In general, PPL offers a competitive direct compensation program that is intended to be similar to that of companies of similar size and complexity, which are also the companies with which PPL competes for talent. The Committee and the company target direct compensation to be generally at the median of the competitive market. Each year, competitive data are developed by the Committee’s compensation consultant, Towers Perrin, based on companies of similar size in terms of revenue scope both in the energy services industry and general industry companies other than energy services or financial services companies. In developing this competitive data, Towers Perrin uses its published compensation surveys (typically their current-year Executive Compensation Database and Long-Term Incentive Report (approximately 800 corporate participants), Energy Services Industry Executive Compensation Database (approximately 100 corporate participants), and Benchmark Compensation Survey of Energy Trading and Marketing Positions (approximately 65 corporate participants)). When possible and appropriate, analyses are performed to size-adjust the survey data to achieve a closer correlation with the appropriate revenue scope for the applicable PPL business position. The result of these analyses produces a competitive market reference point we refer to as the “PPL competitive data,” which we believe appropriately reflects the competitive marketplace in which we compete for executive talent. General industry data determine the PPL competitive data used for staff positions and for setting incentive levels; energy industry data are used as the PPL competitive data reference point for salaries of business line positions.

PPL competitive data are used as a tool for evaluating salary levels as well as to set target incentive levels. For example, salary amounts are determined based on the PPL competitive data provided by the compensation consultant’s analyses for a particular position and the PPL corporation chief executive officer’s and Committee’s assessment of the individual’s expertise and experience. Total direct compensation in relation to other executives, as well as prior year individual performance and performance of the business lines for which the executive is responsible, are also taken into consideration in determining any adjustment.

In addition to assessing competitive pay levels, Towers Perrin reports to the Committee each July on recent industry trends and emerging trends they perceive in the energy services industry.

The majority of direct compensation for executive officers consists of incentive compensation that varies with the performance of PPL. A portion of incentive compensation is intended to reward annual or “short-term” performance; the rest consists of restricted stock units, which are intended to promote medium-term performance, and stock options, which are intended to promote longer-term stock price growth.

Table 1 below illustrates the allocation of direct compensation for the company’s executive officers for 2007, which is shown as a percentage of total direct compensation. For example, the salary of the president is targeted to represent less than 35% of total direct compensation. Incentive compensation—annual and long-term—is targeted to represent more than 65% of the president’s direct pay, with about 50% stock-based and linked to long-term financial performance.

TABLE 1

Elements of Compensation as a Percentage of Total Direct Compensation—2007*

	Percentage of Total Direct Compensation
			Former
			Senior Vice	Treasurer and VP &
		Former	President-	Controller
Direct Compensation Element	President	President	Financial	(average)
Salary	33.9%	23.0%	25.3%	40.8%

Target Annual Cash Incentive Award	16.9%	19.5%	19.0%	16.3%

Target Long-term Incentive Awards	49.2%	57.5%	55.7%	42.9%

*	Percentages based on target award levels as a percentage of total direct compensation. Values of restricted stock unit and stock option awards shown in the Summary Compensation Table in this Information Statement reflect compensation expense recognized in 2007 for financial reporting purposes rather than fair market values calculated using the number of shares or options actually awarded in 2007. See “— Tax and Accounting Considerations—SFAS 123(R)” at the end of this CD&A at page 25 for further details on how equity awards are expensed.

Base Salary

The Committee sets base salaries to reward expertise and experience. Salaries are not “at risk” in the sense that, once established annually based on individual and, where applicable, business line performance and market comparisons, they are paid regularly and are not contingent on attainment of specific goals. Executive salaries are adjusted based on the expertise and experience of each executive, prior year individual performance and performance of the business lines for which the executive is responsible. Additionally, the critical need for a particular executive’s skill, overall assessment of an executive’s pay in relation to others within the company and level of pay relative to the PPL competitive data are considered in determining an individual’s base salary.

Generally, the company seeks to align salaries to the median of the market. Salaries are considered paid competitively if they are within 15% of the PPL competitive data, or within the PPL competitive range for a particular position. For example, if the PPL competitive data for the president position is $380,000, the Committee considers appropriate market compensation for this position as ranging between $323,000 and $437,000, or 15% less than and 15% greater than the market reference point of $380,000.

Because target incentive award levels are set as a percentage of base salary, increases in salary also affect annual cash incentive award and equity incentive award opportunities.

In January of each year, the Committee reviews base salary levels for all executive officers, including the named executive officers.

At its meeting on January 25, 2007, the Committee approved base salaries for the named executive officers as follows, except as noted:

TABLE 2

2007 Salary Adjustments by Position

		PPL Competitive
Name and Position	Prior Salary	Range	2007 Salary	% Change
D. G. DeCampli(1)
—Senior Vice President-T&D Engineering and Operations	$265,000	$221,000-$299,000	$265,000	0%
—President	265,000	$323,000-$437,000	305,000	15.1%

W. H. Spence(2)
—Former President	525,000	$561,000-$759,000	600,000	14.3%

P. A. Farr(2)(3)
—Former Senior Vice President-Financial	390,000	$353,000-$477,000	409,900	5.1%
—Executive Vice President and Chief Financial Officer of PPL Corporation	409,900	$438,000-$592,000	450,000	9.8%

J. E. Abel(2)
—Treasurer	265,773	$221,000-$299,000	275,100	3.5%

J. M. Simmons, Jr.(2)
—Vice President & Controller	225,000	$238,000-$322,000	250,000	11.1%

(1)	Mr. DeCampli served as Senior Vice President-Transmission and Distribution Engineering and Operations until his election as President as of April 1, 2007. Mr. DeCampli joined the company on December 4, 2006, at the salary noted for Senior Vice President. At the time of his election as president, the Committee re-evaluated his salary for the new position and increased it as shown.

(2)	Messrs. Spence, Farr, Abel and Simmons are compensated for their positions served at PPL Corporation, and not as officers of the company.

(3)	Mr. Farr served as Senior Vice President-Financial until his election as Executive Vice President and Chief Financial Officer for PPL Corporation as of April 1, 2007, at which time he resigned as an officer of the company. At the time of his election, the Committee re-evaluated his salary for the new position with PPL Corporation and increased it as shown.

The Committee increased Mr. DeCampli’s salary upon promotion to president towards the lower end of the PPL competitive range.

Mr. Spence joined PPL Corporation in mid-2006 and was paid toward the lower end of the PPL competitive range. He has successfully assumed the chief operating officer role for PPL, and the salary adjustment reflects PPL Corporation’s chief executive officer’s recommendation and the Committee’s approval to increase Mr. Spence’s salary to about 90% of the PPL competitive range mid-point.

Mr. Farr was promoted to PPL Corporation Executive Vice President and Chief Financial Officer on April 1, 2007 at which time he resigned his position with the company. The January increase reflected reward for his contributions during 2006 and the Committee’s intent to properly reward the successor chief financial officer. Upon election as CFO in April, the Committee recognized the new responsibilities and approved a salary at the lower end, or 87%, of the PPL competitive range mid-point.

Mr. Abel’s salary was increased to reflect continued effective performance as Vice President and Treasurer of PPL Corporation.

Mr. Simmon’s salary was increased significantly to reflect his effective performance in the same position for PPL Corporation and the fact that his salary was low relative to the PPL competitive range.

Annual Cash Incentive Awards

The annual cash incentive award program is designed to reward annual performance compared to business goals established at the beginning of the year. Unlike salary, where payment is a fixed amount paid regularly, this compensation element is “at-risk” because awards are based on achievement of prescribed business results. Awards may vary from the target award (that is, the result at which payouts would be at 100%) from zero to the program maximum of 150% of target established for each position.

The Committee makes annual cash incentive awards to executive officers under the shareowner-approved PPL Corporation Short-Term Incentive Plan. The awards are based on objective corporate financial and operational measures. Specific written performance objectives and business goals are established by management and approved by the Committee during the first quarter of each calendar year. The Committee establishes target award levels, set as a percentage of salary for each executive, based on a review of the PPL competitive data and an internal comparison of executive positions.

The Committee set the following target award levels for the positions listed for the 2007 annual cash incentive awards under the Short-Term Incentive Plan:

TABLE 3

Annual Cash Incentive Targets by Position for 2007

Targets as %
Position	of Salary
President	50%

Former President*	85%

Former Senior Vice President-Financial*	75%

Treasurer and Vice President & Controller*	40%

*	Targets for these positions based on positions served at PPL Corporation.

The corporate financial goal for 2007, which was a fully diluted earnings per share, or “EPS” target described in detail below, represented 40% of the total award for business line presidents, including the President of the company as well as the Senior Vice President-Transmission and Distribution Engineering and Operations, Treasurer and Vice President and Controller. EPS represented 60% of the total award for the former president (as the award was based on service as Chief Operating Officer of PPL Corporation) and the Senior Vice President-Financial. Various measures make up operational goals, including business line net income, marketing and trading gross margin, generation availability, operation and maintenance expense and capital expenditure amounts, safety and environmental performance and other measures critical to the success of the business lines, all of which are described in detail below.

The following table summarizes the weightings allocated to financial and operational results, by executive officer position, for determining 2007 annual cash incentive awards:

TABLE 4

Annual Cash Incentive Weightings Applied to Financial and Operational Results

		Former
		President and	Treasurer and
		SVP-	VP &
Category	President	Financial	Controller
Financial Results	40%	60%	40%

Operational Results

PPL Generation		9%	9%

PPL EnergyPlus	10%	9%	9%

Utility Operations:

PPL Electric Utilities	38%		9%

PPL Gas Utilities	2%	9%

PPL Global	10%	9%	9%

PPL Energy Services Group		4%	4%

Individual Results	*	*	20%

*	Annual cash incentive awards for these executive officers are based on the financial and operational results for the year and are not further adjusted for individual performance.

At its January 2008 meeting, the Committee reviewed 2007 performance results to determine whether the named executive officers had met or exceeded pre-established 2007 performance goals. Annual cash incentive awards are determined as summarized below by multiplying the results for financial and operational measures by the weightings in Table 4 above to determine the total performance result for each position. The total performance result is then multiplied by the target award opportunity as detailed in Table 3 above and then multiplied by salary as of December 31, 2007, the end of the performance period.

results	X	weights (Table 4)	X	target award % (Table 3)	X	year-end salary (Table 2)	=	annual cash incentive award

As a result, the Committee approved the following annual cash incentive awards, which are reflected in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation”:

TABLE 5

Annual Cash Incentive Awards for 2007 Performance

	Salary Basis for	Total Goal		2007 Annual Cash
Name	Award	Results		Award(1)
D. G. DeCampli	$305,000	123.4%		$188,200

W. H. Spence(2)	600,000	139.6%		712,000

P. A. Farr(2)	450,000	139.6%		471,200

J. E. Abel(2)	275,000	133.0%	(3)	146,400

J. M. Simmons, Jr.(2)	250,000	135.0%	(4)	135,000

(1)	Total award amounts may differ from the amounts included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table due to amounts exchanged under the Premium Exchange Program, which is described on page 23 of this CD&A under “— Ownership Guidelines.”

(2)	Paid by an affiliate of the company for positions served at PPL Corporation.

(3)	Includes individual results achieved at 120% of target performance.

(4)	Includes individual results achieved at 130% of target performance.

Table 6A and Table 6B below provide further detail on the goal results underlying the 2007 annual cash incentive awards. Table 6A applies the weights from Table 4 to the various results for Mr. DeCampli’s position as president to produce the total result for award purposes. Table 6B applies the weights for Messrs. Spence’s and Farr’s awards. Messrs. Abel’s and Simmons’ awards apply the weights from Table 4 to the applicable results, including results for individual performance.

TABLE 6A

Annual Cash Incentive Awards for President*

	Results	Weight	Attainment

PPL Corporation EPS (40% weight)	150.0%	40%	60.00%
Operational:
PPL EnergyPlus (10% weight)
EnergyPlus Energy Marketing Center	147.2%	10%	14.7%
Utility Operations (40% weight)
PPL Electric Utilities (95%)	82.6%	38%	31.4%
PPL Gas Utilities (5%)	120.1%	2%	2.4%
PPL Global (10% weight)
Global	148.7%	10%	14.9%
Total Weight & Attainment		100.0%	123.4%

*	Not applicable to Mr. Spence, as he is compensated by an affiliate of PPL Corporation as an executive officer of PPL Corporation.

TABLE 6B

Annual Cash Incentive Awards for Corporate-level Executive Officers

	Results	Weight	Attainment

PPL Corporation EPS (60% weight)	150.0%	60%	90.0%
Operational:
PPL Generation (9% weight)
Generation East Fossil/Hydro (50%)	124.2%	4.5%	5.6%
Susquehanna (30%)	110.5%	2.7%	3.0%
Generation West Fossil/Hydro (20%)	123.5%	1.8%	2.2%
PPL EnergyPlus (9% weight)
EnergyPlus Energy Marketing Center	147.2%	9.0%	13.2%
Utility Operations (9% weight)
PPL Electric Utilities (95%)	82.6%	8.6%	7.1%
PPL Gas Utilities (5%)	120.1%	0.5%	0.5%
PPL Global (9% weight)
Global	148.7%	9.0%	13.4%
PPL Energy Services Group (4% weight)
Energy Services (30%)	133.3%	1.2%	1.6%
Synfuels (20%)	80.0%	0.8%	0.6%
Telcom (15%)	141.3%	0.6%	0.8%
PPLSolutions (15%)	117.8%	0.6%	0.7%
Development (20%)	100.8%	0.8%	0.8%

Total Weight & Attainment		100.0%	139.6%

As noted above, the total goal results are based on a blend of corporate, financial and operational results for PPL. The financial and operational goals are based on PPL’s business plan. The financial goals are set to meet management’s objectives and financial market expectations, and the operational goals are established to support financial results for both the short and longer term.

Although awards may range from zero to 150% of target, we generally expect awards, in the aggregate, to range from 80% to 120% of target. Awards for the positions of the named executive officers over the last five years have ranged from 102.5% to 123.4% of target, with an average award of 115.9% of target for the corporate executive officers.

Financial Results. Target EPS of PPL for the annual cash incentive program was $2.35 per share for 2007, with a 150% payout goal of $2.47 and a 50% payout goal of $2.23. Results below $2.23 would result in a zero payout on this portion of the incentive goal.

The target EPS used for goal purposes is corporate reported earnings of PPL, net of specific items excluded at the beginning of the year as approved by the Committee in March 2007. The excluded items for 2007 were:

•	Any impact from changes in accounting resulting from FASB or SEC determinations that, as of January 31, 2007, were not scheduled to become applicable to current year financial statements, or if the financial statement impact was not determinable based on the issued or proposed guidance.

•	Costs associated with the refinancing of debt or senior equity securities where refinancing results in a positive net present value.

•	Asset impairments related to or resulting from a decision to sell assets or discontinue operations where such sale or discontinued operations results in a positive net present value.

•	Gains related to or resulting from the sale of an asset or an affiliated company that are treated as unusual credits to income. Any income (or loss) included in the 2007 business plan for such asset or affiliated company for the balance of the year following the closing date for such sale will be included in the calculation of the 2007 corporate financial goal.

•	Any mark-to-market (MTM) impact on earnings from energy marketing and trading activities. The MTM changes of forward commitments are not reflective of the ultimate profitability of the MTM transactions. The ultimate financial impact of MTM transactions, as well as related transactions that do not receive MTM accounting, will be reflected in earnings as contracted products and services are delivered.

•	“Other-than temporary impairments” of available-for-sale investment securities held in the Nuclear Decommissioning Trust Fund, as provided in the SEC’s Staff Accounting Bulletin topic 5.m.

•	The outcome of the legal proceedings relating to a PJM billing dispute at the Federal Energy Regulatory Commission. PJM, or PJM Interconnection, L.L.C., is the independent operator of the electric transmission network for the region in which PPL Electric Utilities Corporation provides transmission service.

After adjusting PPL’s reported corporate earnings for the above excluded items, the EPS achieved for purposes of the annual cash incentive program was $2.77 per share (reported EPS (GAAP) of $3.39 reduced by excluded items), which is above the maximum of 150% of the target EPS for 2007.

Operational Results. Operating goals are detailed, quantifiable goals set specifically for each business unit of PPL annually. The operational goals are structured to attain the target EPS of PPL for the year, while at the same time promoting near-term activities that benefit the operating assets in future years. Because the target EPS is a challenging goal relative to the previous year’s target, many of the supporting operational goals require difficult-to-reach elements in order to produce operating results that render the target EPS.

Operating goals in 2007 included the following:

•	Safety goals (limits on Occupational Safety and Health Administration reportable events and motor vehicle accidents) are included in all business units.

•	Gross margin, net income or net operating profit after tax (NOPAT) goals are included in each business line’s goals. Gross margin is a goal for PPL Generation and PPL EnergyPlus. Net income is a goal for the delivery companies—PPL Electric Utilities and PPL Global—and PPL’s smaller business lines. NOPAT is used by PPL Energy Services Group. PPL Global has a free cash flow goal for international operations. PPL Generation, PPL Electric Utilities and PPL Gas Utilities also have specific operations and maintenance and capital expenditure goals that support their margin or income goals.

•	Station generation goals are included for PPL Generation units, including specific commercial availability and system-wide, fleet initiative goals.

•	PPL Generation has specific goals pertaining to the Montour and Brunner Island scrubber projects.

•	PPL Generation’s nuclear unit has specific goals pertaining to outage refueling metrics.

•	PPL Energy Services Group’s business development unit has goals pertaining to asset growth.

•	Environmental compliance goals are included for the fossil and hydro generating units. Nuclear Regulatory Commission Performance Indicators and Inspector Findings and Institute of Nuclear Power Operations rating goals are included for our nuclear unit.

•	Customer service goals are included for the delivery companies—PPL Electric Utilities, PPL Gas Utilities and PPL Global’s subsidiaries—taking the form of customer satisfaction surveys, interruption limits, lost minute limits and non-storm lost minute measures.

•	Community impact goals are included for our fossil and hydro units in the form of a favorable public perception evaluation.

Changes to the Annual Cash Incentive Program for 2008

At its November 2007 meeting, the Committee conducted a comprehensive review of the incentive compensation program and considered a recommendation from management to make specified changes. The Committee determined that the program should be adjusted in two ways: (1) the goals should be more focused on quantifiable measures with a greater emphasis for executive officers on EPS achievement and (2) the weighting of the PPL corporate EPS, unit and individual goals should be restructured.

At its meeting in January 2008, the Committee revised the weighting of goal results in determining 2008 cash incentive awards. Awards for presidents of principal operating subsidiaries will be weighted 60% EPS, 20% on the results of their business unit and 20% based on individual performance. As described above, in 2007, awards for presidents were based on 40% EPS and 60% on business unit results based on the results of all units with their unit more heavily weighted than other business units with no individual factor.

At its meeting in March 2008, the Committee reduced the number of goals to be used for purposes of calculating amounts available to pay annual cash incentive awards, with a predominate emphasis to be on EPS achievement for PPL executive officers. A new individual performance factor was introduced for the presidents of major business lines, including the president of the company. A more complete set of goals will be considered when assessing individual performance and award allocation for presidents of principal subsidiaries and other staff.

The introduction of an individual performance component for determining cash incentive awards allows more discretion for Committee and parent Chief Executive Officer judgment and provides a means to reward or penalize presidents for safety and environmental performance, corporate initiatives or strategic goal attainment. (Simultaneously with changes to the weighting of goal results for the annual cash incentive program, the Committee also made changes to the long-term incentive program, noted below at “Long-term Incentive Awards (Equity Awards)—Changes to the Long-term Incentive Program for 2008” on page 19, including elimination of a strategic goal-based award. Performance against strategic initiatives can be the basis for all or a portion of the individual component of the annual cash award.) PPL currently uses an individual performance component for vice president-level executives and is extending this concept to president-level executives in 2008.

Long-term Incentive Awards (Equity Awards)

PPL grants long-term incentive awards to align the interests of the executive officers with those of PPL Corporation’s shareowners. Long-term incentive awards for those officers who are deemed executive officers of PPL Corporation are made annually under the PPL Corporation shareowner-approved Incentive Compensation Plan, or ICP. Key employees of PPL companies who are not deemed to be executive officers of PPL Corporation, such as Mr. DeCampli before he was named president of the company, are eligible to receive long-term incentive awards under the PPL Corporation shareowner-approved Incentive Compensation Plan for Key Employees, or ICPKE. The Committee approves all awards granted under the ICP, and the CLC approves all grants under the ICPKE.

The long-term incentive program is designed to reward mid- and long-term performance and is composed of three awards:

•	Restricted stock unit awards for sustained financial and operational performance;

•	Restricted stock unit awards for performance on specific, strategic goals; and

•	Stock option awards for stock price growth.

General

PPL grants restricted stock unit awards based on the achievement of targeted business results. Restricted stock unit awards provide executives the right to receive an equivalent number of shares of PPL Corporation common stock after a restriction or holding period. These grants are therefore “at-risk” because awards may vary from zero to the program maximum of 150% of target. Restricted stock unit awards are also “at-risk” compensation because the awards are denominated in shares of PPL Corporation stock and are subject to vesting and potential forfeiture, and the ultimate value realized by the executives is directly related to PPL Corporation’s stock price performance.

Restricted stock unit awards made in 2008 for 2007 performance have a three-year restriction period, with restrictions scheduled to lapse in 2011. During the restriction period, each restricted stock unit entitles the executive to receive quarterly payments from PPL equal to the quarterly dividends on one share of PPL Corporation stock, thereby recognizing both current income generation and stock price appreciation in line with PPL Corporation shareowners.

PPL also grants stock options. Stock options are granted at an exercise price equal to the market value of PPL Corporation stock on the grant date and will normally not be exercised by the holder if the stock price does not increase after the grant date. As a result, stock option awards are designed to reward executives for increases in PPL Corporation’s stock price.

Stock options granted in 2007 become exercisable over three years—one-third at the end of each year following grant—and are exercisable for ten years from the grant date, subject to earlier expiration following specified periods after termination of employment.

Under the terms of the ICP and the ICPKE, restricted stock units and unvested stock options are forfeited if the executive voluntarily leaves PPL and generally become vested if the executive retires from PPL or its affiliates prior to the scheduled vesting date. However, any stock options granted under the ICP within 12 months prior to an executive officer’s retirement date will be forfeited. See “Termination Benefits—Long-term Incentive Awards” for a description of conditions of the provisions and expiration dates applicable to awards.

From time to time, as an additional incentive to encourage and reward an executive’s superior performance and service with PPL and to retain key talent, PPL may also grant restricted stock, rather than restricted stock units, under the ICP or ICPKE. No such additional awards were made to any of the named executive officers of the company in 2007. See “Retention Agreement” on page 38 for previous additional restricted stock awards granted to Mr. Farr.

Structure of Awards

At its January 2007 meeting, the Committee decided to rebalance the value of restricted stock units as compared with stock options to 65% restricted stock units and 35% options, from the prior 50%-50% mix. This decision was based on changes noted in market practice and on the Committee’s view that stock options should receive less weight. The restricted stock unit portion of the long-term incentive program is further split, with 50% of the award tied to sustained financial and operational results and 50% of the award tied to strategic goals. Equity awards are intended to balance incentive pay with performance toward specific business goals based on PPL’s multi-year business plan.

Target award levels for each component of the long-term incentive program seek to balance executive focus on PPL’s business goals, to balance the internal compensation levels of executive positions and to reflect the PPL competitive data.

The target award levels for the named executive officers were set as a percentage of salary for 2007 and are provided below:

TABLE 7

Long-term Incentive Award Targets

	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
	Sustained
	Financial and	Strategic
	Operational	Objective	Stock Price
Position	Results	Results	Performance	Total
President	47.125%	47.125%	50.75%	145%

Former President*	81.250%	81.250%	87.50%	250%

Former Senior Vice President-Financial*	71.500%	71.500%	77.00%	220%

Treasurer and Vice President & Controller*	34.125%	34.125%	36.75%	105%

*	Based on positions served at PPL Corporation.

A restricted stock unit award is made by the Committee after the end of each year, based on the most recent three-year average results of the annual cash incentive program:

target award %	X	salary	X	3-year average result	÷	market price of PPL Corporation stock as of award date	=	number of units granted

This award is designed to reward sustained financial and operational performance.

A second restricted stock unit award is made after the end of each year based on the achievement level of annually determined, objective strategic goals developed by PPL and approved by the Committee:

target award %	X	salary	X	strategic objective goal result	÷	market price of PPL Corporation stock as of award date	=	number of units granted

This award is designed to reward actions that drive achievement of PPL’s strategic objectives.

The strategic goals for 2007 included the following:

•	Proactively influence federal and state policies regarding continued transition to competitive markets and responsible environmental regulation:

•	Promote PPL’s position on the benefits of competitive markets in the regulatory arenas by active involvement in the federal and state regulatory process.

•	Effectively respond to any state-level efforts to re-regulate generation or wholesale markets or otherwise impede the transition to competitive markets, through our legislative and regulatory relations efforts and in cooperation with industry associations and other groups.

•	Effectively promote PPL’s principles for climate change legislation or regulations, with specific focus on achieving cap-and-trade programs or other mechanisms that provide cost-effective options for compliance.

•	Establish and begin implementation of a comprehensive energy supply hedge strategy.

•	Complete a strategic review of PPL with input from the Board, senior management and outside advisors.

A grant of stock options is made each year at each executive’s target award level:

target award %	X	salary	÷	option value as of award date	=	number of options granted

The value of the long-term incentive awards as of the grant date, based on the targets, delivers a level of compensation intended to pay executive officers at a level that compares to the median of the PPL competitive data. The ultimate value of long-term incentive awards to executives is tied to the future value of PPL Corporation’s total shareowner return—stock price growth and dividends. To the extent total shareowner value increases, executives may realize values that exceed the values as determined on the grant date. Similarly, should shareowner value deteriorate, executive compensation levels for these awards could fall below the grant values, possibly to zero.

Awards for 2007

At its meeting in January 2008, the Committee reviewed and certified the performance results for the 2007 cash incentive compensation award. These results led to the following restricted stock unit award:

•	Restricted stock unit award for sustained financial and operational results: the 2007 annual cash incentive results for executives were averaged with similar results for 2006 and 2005 and formed the basis for the award made in 2008 for performance over the preceding three years. The average results were 126.9%, which represent the average of 2007-(139.6%), 2006-(131.3%) and 2005-(109.9%).

In addition, the Committee reviewed and certified the performance results for the 2007 strategic goal; the results led to the following restricted stock unit award:

•	The restricted stock unit award for strategic goal attainment: goal attained at 100%.

At its January 2007 meeting, the Committee approved stock option awards for 2007. Mr. DeCampli’s 2007 stock option award was approved by the CLC because he was not yet deemed an executive officer of PPL Corporation.

These awards are set forth in the table below. The cost of the stock option awards expensed in 2007 is included in the Summary Compensation Table. However, because the restricted stock unit awards for 2007 performance were not expensed until beginning after they were granted in January 2008, any expenses for these awards will not be included until next year’s Summary Compensation Table and the grants will not be reflected in the Grants of Plan-Based Awards table until next year. See “— Tax and Accounting Considerations—SFAS 123(R)” at the end of this CD&A at page 25 for further details on how equity awards are expensed.

TABLE 8

Long-Term Incentive Awards for 2007

	Restricted Stock Units		Stock Options
	(Awards in Dollars)
	Sustained
	Financial and	Strategic
	Operational	Objective	Stock Price
Name	Results	Results	Performance
D. G. DeCampli	$182,443	$143,732	$139,100

W. H. Spence*	618,801	487,501	630,000

P. A. Farr*	408,410	321,751	312,000

J. E. Abel*	119,163	93,878	139,531

J. M. Simmons, Jr.*	108,291	85,313	118,125

  * Awards based on and paid by an affiliate of the company for positions served at PPL Corporation.

Changes to the Long-term Incentive Program for 2008

At its January 2008 meeting, the Committee amended the long-term incentive program for 2008 by (1) eliminating the strategic goal-based restricted stock unit award, (2) introducing a performance unit award based on relative total shareowner return, and (3) rebalancing the value of each form of equity award.

Based on the Committee’s assessment of market practice, particularly the prevalence of relative total shareowner return-based programs in the industry and the Committee’s view that the balance of three types of equity awards properly focused executives on internal and external performance factors as well as medium-term and longer-term performance, the Committee decided to rebalance the mix of long-term incentives from the prior 65% restricted stock unit and 35% stock option mix. Under the revised mix, restricted stock units based on sustained financial and operational performance represent 40% of an executive’s total long-term incentive opportunity; the performance unit award represents 20% of the award opportunity; and stock options represent 40% of the award opportunity. As pertains to the new total PPL Corporation shareowner return-based performance unit award, executives will receive a target number of performance units and the actual amount earned at the end of the performance period will depend on the three-year total shareowner return results of PPL Corporation versus a peer group. Total PPL Corporation shareowner return reflects the combined impact of changes in stock price plus re-invested dividends over the performance period.

The revised equity award weighting is reflected below:

TABLE 9

Long-term Incentive Award Targets for 2008

	Restricted Stock Units	Performance Units	Stock Options
	(Targets as % of Salary)
	Sustained	Relative
	Financial and	Total
	Operational	Shareowner	Stock Price
Position	Results	Return	Performance	Total
President	58%	29%	58%	145%

Former President*	100%	50%	100%	250%

Former Senior Vice President-Financial*	88%	44%	88%	220%

Treasurer and Vice President & Controller*	42%	21%	42%	105%

  * Based on positions served at PPL Corporation.

Perquisites and Other Benefits

Officers of PPL, including the named executive officers, are eligible for PPL financial planning services. These services include financial planning, tax preparation support and a one-time payment for estate documentation preparation. These services are provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. PPL believes that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues and maximizes the net financial reward to the employee of compensation received from the company. Such planning also helps ensure that the objectives of PPL’s compensation programs are met and not frustrated by unexpected tax or other consequences.

The value of all perquisites is summarized for 2007 in Note 8 to the Summary Compensation Table.

Indirect Compensation

Officers of PPL, including the named executive officers, participate in benefit programs offered to all company employees. In addition, officers are eligible for the executive benefit plans described below.

The company’s retirement income benefits are designed to provide a competitive level of income replacement in retirement for career executives. The primary retirement income program for executives consists of two plans: (1) the PPL Retirement Plan, a tax-qualified, defined benefit pension plan available to employees of the company generally, and (2) the Supplemental Executive Retirement Plan, or SERP, a nonqualified defined benefit pension plan available for officers of the company.

PPL has established a retirement income target for the PPL Retirement Plan and SERP for executives at 55% of pay (defined as five-year average total cash compensation) for a career employee with 30 years of service. Additional details on these plans are provided under “Pension Benefits in 2007.”

The company believes that its SERP benefits are competitive relative to companies with which it competes for talent and are necessary to retain executives and to recruit new executives to join the company.

The primary capital accumulation opportunities for executives are: (1) stock gains under PPL’s long-term incentive program and employee stock ownership plan; and (2) voluntary savings opportunities that, for 2007, included savings through the tax-qualified employee savings plan, which is a 401(k) plan (the PPL Deferred Savings Plan), and the PPL Officers Deferred Compensation Plan, which is a nonqualified deferred compensation arrangement.

Under the PPL Deferred Savings Plan, the company provides matching cash contributions of up to 3% of the participating employee’s pay (defined as salary plus annual cash incentive award) up to contribution limits imposed by federal tax rules. Participating employees are vested in the company matching contributions after one year of service. This plan provides a selection of core investment options, including publicly available mutual funds, institutionally managed funds, including the Stable Value Fund managed by Fidelity Investments during 2007, and “lifestyle funds” available from a mutual fund provider (for 2007, the lifestyle funds were Fidelity Investments’ Freedom Funds). The plan investment options also include a brokerage account option that allows participants to select from a broad range of publicly available mutual funds, including those of the plan trustee as well as competitor funds. Participants may request distribution of their accounts at any time following termination of employment.

The PPL Officers Deferred Compensation Plan permits participants to defer up to all but $75,000 of their base salary and up to all of their annual cash incentive awards. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan, except for any brokerage account options. For additional details on the PPL Officers Deferred Compensation Plan, see the “Nonqualified Deferred Compensation in 2007” table on page 36. Matching contributions are made under this plan on behalf of participating officers to make up for matching contributions that would have been made on behalf of such officers under the PPL Deferred Savings Plan but for the imposition of the maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Executive officers who reach the maximum limits in the PPL Deferred Savings Plan are generally eligible for matching contributions under this plan. There is no vesting requirement for the company matching contributions. Retirement benefits and capital accumulation contributions under the PPL Officers Deferred Compensation Plan are not affected by any long-term incentive or equity awards.

PPL Corporation has a tax-qualified employee stock ownership plan, the PPL Employee Stock Ownership Plan or ESOP, to which PPL Corporation makes an annual contribution. Historically, PPL Corporation has contributed a dollar amount to the ESOP that is equal to the tax benefit it receives for a tax deduction on dividends paid on PPL Corporation common stock held by the trustee of the ESOP. Contributions are then allocated among the ESOP participants based on the following two measures: (1) the amount of total dividends paid on the participant’s account, and (2) a pro rata amount based on salary up to a median salary amount. The total allocation cannot exceed 5% of a participant’s compensation. The ESOP trustee invests exclusively in PPL Corporation’s common stock. All named executive officers participate in the ESOP, as well as employees of PPL’s major business lines. Shares held for a minimum of 36 months are available for withdrawal, and participants may request distribution of their account at any time following termination of employment. There is no vesting period for contributions made under the ESOP. The participant has the option of receiving the actual shares of common stock or the cash equivalent of such shares.

Special Compensation

In addition to the annual direct and indirect compensation described above, the company provides special compensation with respect to specific situations.

Hiring and Retention. As part of the executive recruiting process, the company makes offers of employment to new executive candidates that will attract talent to the company and compensate these candidates for compensation they may lose when terminating employment with their prior employer.

Generally, annual compensation for new executive officers is consistent with that of current executives in similar positions. Incentive awards for the year of hire are generally prorated for the period of service during the executive’s initial year of employment and made after the close of the year, when awards are made for other executives. Annual, long-term incentive awards have not typically been granted upon hire; however, one-time awards may be made in restricted stock or restricted stock units to replace awards a new executive may be losing from a former employer or as part of a sign-on award to encourage an executive to join the company. Effective in 2008, forward-looking incentive awards, including performance unit and stock option awards, will be made to new hires for the year of hire on a pro rata basis.

In limited circumstances, generally involving mid-career hirings, the company enters into retention agreements with key executives to encourage their long-term employment with the company. These agreements typically involve the grant of restricted stock on which the restrictions lapse upon the attainment of age 60, but may vary on a case-by-case basis. During the term of the restrictions, the executive receives dividends. The intention is to retain key executives for the long-term and to focus the executive’s attention on stock price growth during the retention period.

Individual awards vary based on an executive’s level, company service and the need for retention and/or the market demand for an executive’s talent. The amount of an award is typically a multiple of salary converted to restricted stock as of the grant date. For specific details on retention agreements that are outstanding for named executive officers, see “Retention Agreement” on page 38.

Severance. The company has not entered into traditional employment agreements with executives, including the named executive officers. There are no specific agreements pertaining to length of employment that would commit PPL to pay an executive for a specific period. All executives are “employees-at-will” whose employment is conditioned on performance and subject to termination by PPL at any time.

We do not maintain a general severance policy for executives. Separation benefits are determined, as needed, on a case-by-case basis. However, as discussed below, there is a structured approach to separation benefits for involuntary (and select voluntary or “good reason” as defined in “Change-in-Control Arrangements” below at page 37) terminations of employment in connection with a change in control of PPL Corporation.

The company has entered into agreements with certain executives, typically in connection with a mid-career hiring situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by PPL for reasons other than cause. Severance benefits payable under these arrangements are conditioned on the executive agreeing to release PPL from any liability arising from the employment relationship. Additional details on current arrangements for named executive officers are discussed under “Termination Benefits” below at page 39.

Change-in-Control Protections. PPL believes executive officers who are terminated or who resign for “good reason” (as defined in “Change-In-Control Arrangements” below at page 37) in connection with a change in control of PPL Corporation should be provided separation benefits. These benefits are intended to ensure that executives focus on serving the company and shareowner interests without the distraction of possible job and income loss.

The major components of the company’s change in control protections are:

•	accelerated vesting of outstanding equity awards in order to protect executives’ equity-based award value from an unfriendly acquirer;

•	severance benefits; and

•	trusts to fund promised obligations in order to protect executive compensation from an unfriendly acquirer.

The company’s change-in-control benefits are consistent with the practices of companies with whom PPL competes for talent and assist in retaining executives and recruiting new executives to the company.

Accelerated Vesting of Equity Awards. As of the close of a transaction that results in a change in control of PPL Corporation, all outstanding equity grants awarded as part of the company’s compensation program (excluding restricted stock and restricted stock units issued pursuant to retention agreements) become available to executives. As a result, the vesting and exercisability of stock awards and option awards granted as part of the long-term incentive program accelerate—in other words, restrictions on all outstanding restricted stock units lapse, and all unexercisable stock options become exercisable. Stock options granted prior to 2007 are exercisable for 36 months following a qualifying termination of employment in connection with a change in control; options granted in 2007 and after are, after a change in control, exercisable for the remaining term of the stock option.

Severance Benefits. PPL has entered into severance agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation or any prior severance agreement. Additional details on the terms of these severance agreements are described in “Change-in-Control Arrangements” at page 37.

Rabbi Trust. PPL has entered into trust arrangements that currently cover the SERP, the PPL Officers Deferred Compensation Plan, the severance agreements and the Directors Deferred Compensation Plan, and provide that specified trusts are to be funded when a “change in control” of PPL Corporation occurs. See “Change-in-Control Arrangements” at page 37 for a description of change-in-control events.

The trusts are currently unfunded but would become funded upon the occurrence of a potential change in control of PPL Corporation. The trust arrangements provide for immediate funding of benefits upon the occurrence of potential change in control, and further provide that the trusts can be revoked and the contributions returned if a change in control in fact does not occur. There are no current plans to fund any of the trusts.

Timing of Awards

The Committee determines the timing of incentive awards for those officers who are deemed to be executive officers of PPL Corporation.

Incentive awards for executive officers, including annual cash incentive awards and long-term incentive awards, are made as soon as practical following the performance period. It has been PPL’s long-time practice to make annual cash incentive awards and stock-based grants at the January Committee meeting, which occurs the day before the January PPL Corporation Board of Directors meeting on the fourth Friday of January.

PPL does not have, nor does PPL plan to have, any program, plan or practice to time equity grants with the release of material non-public information other than the practice of making such awards annually and regularly at the January Committee meeting.

For awards made for 2007, the market price for determining the number of restricted stock unit award grants was the closing price of PPL Corporation common stock on the date of grant. The exercise prices for stock option awards are determined as the closing price on the day of the grant.

Off-cycle restricted stock, restricted stock unit, performance unit or stock option grants, if provided to newly hired executives as part of the hiring package, are made from time to time, normally as of the new executive’s hiring date. Prices for such stock awards are determined as of the day of hire or, if later, the day the Committee approves the grant, based on the closing price as of the date of grant.

Restricted stock and stock option grants to eligible employees other than executive officers are made in conjunction with the annual salary review process, which is usually conducted in January and February each year. Employee salary adjustments and annual cash incentive award payments are made in the first paycheck in March. Restricted stock units grants are made effective March 1. The number of stock units granted to eligible employees is determined as the employee’s target percentage times salary divided by the PPL Corporation stock market price determined the same as for executive officer awards. Stock options granted to employees other than executive officers are granted at the same time and same exercise price as determined for executive officers.

Ownership Guidelines

Meaningful ownership of PPL Corporation common stock by executives has always been an important part of PPL’s compensation philosophy. In 2003, the Committee adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of PPL Corporation common stock ranging in value from one times to five times base salary, as follows:

	Multiple of
	Base
Executive Officer	Salary

Chairman, President and CEO of PPL Corporation	5	x
Executive Vice Presidents of PPL Corporation (including Messrs. Spence and Farr)	3	x
Senior Vice Presidents of PPL Corporation	2	x
Presidents of major operating subsidiaries (including Mr. DeCampli)	2	x
Vice Presidents of PPL companies (including Messrs. Abel and Simmons)	1	x

Executive officers at a particular guideline level must attain their minimum Equity Guidelines level by the end of their fifth anniversary at that level. Until the minimum ownership amount is achieved, executive officers are required to retain in PPL Corporation common stock (or common stock units) 100% of the gain realized from the vesting of restricted stock and restricted stock units and the exercise of stock options (net of taxes and, in the case of options, the exercise price). If an executive does not attain the guideline level within the applicable period, annual cash incentives awarded after that date may be in restricted stock or restricted stock unit grants (without a premium) until actual ownership meets or exceeds the guideline level.

To assist executive officers in achieving or surpassing their minimum ownership amount, the Committee adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of the annual cash incentive award to which they would be otherwise entitled and to receive instead restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units are subject to a three-year vesting period, with only the 40% premium portion subject to forfeiture during the restriction period. Executive officers forfeit the premium amount if they terminate employment during the restriction period. A pro rata portion of the premium is payable for executive officers who retire after attaining age 60. The full premium is payable if employment is terminated during the restriction period due to the death or disability of the executive officer. The full premium is also payable in connection with a change in control of PPL Corporation. The Premium Exchange Program will expire after Exchanges for the 2008 annual cash incentive performance period.

The Equity Guidelines and the Premium Exchange Program encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. All named executive officers were in compliance with the Equity Guidelines as of the end of 2007.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986 generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the chief executive officer and the next three most highly compensated executive officers (excluding the chief executive officer and chief financial officer). Performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareowner approval of applicable plans. In this regard, the PPL Corporation Short-term Incentive Plan is designed to enable PPL to make cash awards to officers that are deductible under Section 162(m). Similarly, the PPL Corporation Incentive Compensation Plan enables PPL to make stock option awards that are deductible under Section 162(m). Restricted stock awards granted based on sustained financial and operational results may also qualify as performance-based compensation under the terms of Section 162(m). The Committee generally seeks ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise PPL’s ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

Sections 280G and 4999. PPL has entered into separation agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The agreements with Messrs. DeCampli, Spence and Farr provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. Payments as a result of a change in control must exceed three times the executive’s base amount in order to be considered excess parachute payments, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to PPL executives who are displaced in the event of a change in control. PPL believes the provision of tax protection for the adverse tax consequences imposed on the executive under these rules is consistent with market practice, is an important executive retention component of PPL’s program and is consistent with PPL’s compensation objectives. The separation agreements for Messrs. Abel and Simmons do not provide for any gross-up payments, but they do permit PPL Corporation to adjust any payments to be made to them so that the severance payments will be reduced, to the extent necessary, so that the severance payments, together with all other potential parachute payments to the executive, will not trigger an excise tax, unless paying the full severance benefits would result in a greater net after-tax benefit to the executive.

Section 409A. The Committee also considers the impact of Section 409A of the Internal Revenue Code on PPL’s compensation programs. Section 409A was enacted as part of the American Jobs Creation Act of 2004 and substantially impacts the federal income tax rules applicable to nonqualified deferred compensation arrangements, as defined in the Section. In general, Section 409A governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including inclusion in current income, a 20% penalty tax and interest on the recipient employee. PPL operates its covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A. Amendments have already been made to the covered arrangements in this regard, and it is likely that PPL will make additional amendments to its covered arrangements as future guidance is issued.

SFAS 123(R). In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and prescribes the accounting for all stock-based awards. PPL adopted SFAS 123(R) effective January 1, 2006. SFAS 123(R) requires PPL to recognize compensation cost for stock-based awards over the applicable service period using a fair value method. PPL uses the market price of its common stock at the date of grant to value its restricted stock and restricted stock unit awards and uses the Black-Scholes stock option pricing model to determine the fair value of its stock option awards. The adoption of SFAS 123(R) did not have a significant impact on the accounting for PPL’s stock-based awards, as PPL began expensing stock options on January 1, 2003 under the fair value method and the expense recognition for restricted stock and restricted stock units was not significantly changed.

For additional information on PPL’s accounting methods and assumptions for stock-based awards, refer to Notes 1 and 12 of the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

PPL’s stock-based compensation plans allow for accelerated vesting upon an employee’s retirement. As a result, PPL recognizes the expense immediately for employees who are retirement eligible when stock-based awards are granted. For employees who are not retirement eligible when stock-based awards are granted, PPL amortizes the awards on a straight-line basis over the shorter of the vesting period or the period up to the employee’s attainment of retirement age. PPL considers “retirement eligible” as the early retirement age of 55.

Because the SEC requires that the value of stock-based awards that are included in the Summary Compensation Table in this Information Statement be based on SFAS 123(R) expense recognition, and because of the accelerated vesting that is based on an employee’s age as described above, amounts disclosed in these tables will differ from amounts calculated for compensation purposes and described in this CD&A.

In addition, because the restricted stock unit awards granted for 2007 performance were not granted until January 2008, any expense for these awards will be reflected beginning in next year’s and not this year’s Summary Compensation Table and next year’s and not this year’s Grants of Plan-Based Awards table, and will not tie directly to the values determined by PPL’s compensation grant methodology. For example, the restrictions on an annual grant of restricted stock units lapse after three years. The grant value is determined using the methodology described as of the award date. Under SFAS 123(R), the grant is accounted for as an expense over the period of time the restrictions are in place. Therefore, unless the executive officer is considered retirement eligible, only a portion of the annual grant value is expensed in the grant year. Even though the grant is for 2007 performance, because it was granted in January 2008, no expense related to the awards will appear in the Summary Compensation Table until next year. Also expensed in the grant year is a portion of prior grants on which restrictions had not lapsed. If the executive officer who receives the award is age 55 or older, 100% of the award is expensed in the year of the grant because the officer is eligible for retirement.

Executive Compensation Tables

The following table summarizes all compensation for the company’s current and former presidents, our principal financial officer and our next two (there is not a third executive officer) most highly compensated executive officers for the last fiscal year or “named executive officers.” Messrs. Spence, Farr, Abel and Simmons were not paid separately as officers of the company, but are employees of, and are paid by, PPL Services Corporation. Mr. DeCampli joined the company on December 4, 2006 as Senior Vice President-Transmission and Distribution Engineering and Operations. Mr. Spence was named president of the company on January 2, 2007 after the former president, John F. Sipics, retired effective the end of 2006. Mr. Spence resigned as president on March 31, 2007 and Mr. DeCampli was named president of the company on April 1, 2007. Mr. Farr resigned as Senior Vice President-Financial on March 31, 2007 and was named Executive Vice President and Chief Financial Officer of PPL Corporation on April 1, 2007. Mr. Simmons joined PPL on January 30, 2006, at which time Mr. Farr resigned as Controller. Restricted stock awards and stock options are for shares of PPL Corporation common stock.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary(2)	Bonus(3)	Awards(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total
David G. DeCampli	2007	$293,462	—	$79,571	$54,321	$188,200	$48,283	$196,436	$860,274
President	2006	10,192	$225,000	5,546	—	117,000	—	24,699	382,437

William H. Spence	2007	597,116	—	127,877	246,014	712,000	287,172	39,877	2,010,057
Former President

Paul A. Farr	2007	437,669	—	266,182	289,422	471,200	124,790	16,562	1,605,825
Former Senior Vice President—Financial	2006	388,462	—	265,027	209,167	256,000	76,291	10,063	1,205,010

James E. Abel	2007	274,742	—	153,826	178,345	146,400	238,601	10,158	1,002,072
Treasurer	2006	263,466	—	152,819	141,426	135,100	206,408	8,465	907,683

J. Matt Simmons, Jr.	2007	249,040	—	78,281	88,420	135,000	29,333	14,949	595,023
Vice President and Controller	2006	199,040	100,000	38,402	38,773	107,500	24,886	171,434	680,035

(1)	Salary includes cash compensation deferred to the PPL Officers Deferred Compensation Plan. The following officers deferred salary in the amounts and years indicated: Mr. DeCampli ($28,327 in 2007); Mr. Spence ($17,914 in 2007); Mr. Farr ($43,767 in 2007 and $30,831 in 2006); and Mr. Abel ($8,242 in 2007).

(2)	Reflects one-time cash sign-on bonuses for Mr. DeCampli when he joined the company on December 4, 2006 and Mr. Simmons when he joined PPL Corporation as Vice President and Controller on January 30, 2006.

(3)	This column represents the compensation expense recognized for financial statement reporting purposes on shares of restricted stock and restricted stock units in accordance with SFAS 123(R), other than restricted stock unit awards granted in lieu of the annual cash incentive award foregone by the named executive officer. See Note 6 below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of restricted stock or restricted stock units actually occurred during 2007 or 2006. Because Mr. Abel was eligible for retirement, the fair value of his awards has been fully expensed. This column also includes the value of the premium restricted stock units granted in January 2007 and January 2006 and the restricted stock units granted as part of the exchanges made by Messrs. DeCampli, Spence and Farr of their cash incentive compensation awarded in January 2008 for 2007 performance under the Premium Exchange Program and by Mr. Farr of his cash incentive compensation awarded in January 2007 for 2006 performance under the Premium Exchange Program. See description of the Premium Exchange Program in “CD&A—Ownership Guidelines.” For shares of restricted stock and restricted stock units granted in 2006 and earlier years, fair value is calculated using the average of the high and low sale prices of PPL Corporation’s common stock on the date of grant. Beginning in 2007, fair value is calculated using the closing sale price on the date of grant. For additional information, refer to Note 12 to the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. See the “Grants of Plan-Based Awards During 2007” table below for information on awards made in 2007. These amounts reflect PPL’s accounting expense for these restricted stock and restricted stock unit awards and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes for stock options granted to each of the named executive officers in the indicated year as well as, in most cases, prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of any stock options actually occurred during 2007 or 2006. As Mr. Abel was eligible for retirement, the fair value of his stock option awards has been fully expensed. For additional information on the valuation assumptions with respect to the 2007 stock option grants, refer to Note 12 to the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions with respect to option grants made prior to 2007, refer to the Note entitled “Stock-Based Compensation” in the company’s financial statements in the Annual Report on Form 10-K for the respective year-end. See the “Grants of Plan-Based Awards During 2007” table for information on options granted in 2007. These amounts reflect the accounting expense for these stock option awards and do not correspond to the actual value that will be recognized by the named executive officers.

(5)	This column represents annual cash incentive awards granted in January 2008 and 2007 under PPL’s Short-term Incentive Plan for performance in 2007 and 2006, respectively. The following named executive officers elected to exchange a portion of their cash awarded in January 2008, for 2007 performance, for restricted stock units under the Premium Exchange Program: DeCampli ($188,200); Spence ($712,000); and Farr ($424,080). Mr. Farr elected to exchange $166,400 of his cash awarded in January 2007, for 2006 performance, for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program in “CD&A—Ownership Guidelines.” The values of these awards are included in this column and not in the “Stock Awards” column. The grants of restricted stock units under the Premium Exchange Program for the cash award foregone by these executive officers in 2008 will be reflected in next year’s Grants of Plan-Based Awards table and the value of such grants will be reflected in the “Stock Awards” column beginning in next year’s Summary Compensation Table.

(6)	This column represents the sum of the changes in value in the Retirement Plan and Supplemental Executive Retirement Plan during 2007 and 2006, as applicable, for each of the named executive officers. No change in value is shown for Mr. DeCampli in 2006 because he was not eligible to participate in these plans until January 1, 2007. See the “Pension Benefits in 2007” table on page 32 for additional information. No above-market earnings under the PPL Officers Deferred Compensation Plan are reportable for 2007 or 2006. See the “Nonqualified Deferred Compensation in 2007” table on page 36 for additional information.

(7)	The table below reflects the components of this column for 2007, which include PPL’s matching contribution for each individual’s 401(k) plan contributions under the PPL Deferred Savings Plan, annual allocations under the Employee Stock Ownership Plan, and perquisites, including financial planning and tax preparation services and relocation reimbursements.

		ODCP
	401(k)	Employer	ESOP	Financial			PGG	Benefits
Name	Match	Contributions	Allocation	Planning	Relocation		Gift(b)	Paid		Total
D. G. DeCampli	$6,750	$1,748	$328	$9,600	$177,904	(a)	$57	$50	(c)	$196,436

W. H. Spence	6,750	10,697	334	10,500	—		57	11,538	(d)	39,877

P. A. Farr	6,750	6,403	352	3,000	—		57	—		16,562

J. E. Abel	6,750	1,426	1,926	—	—		57	—		10,158

J. M. Simmons, Jr.	6,750	—	334	3,000	—		57	4,808	(d)	14,949

(a)	The relocation expenses listed for Mr. DeCampli include tax gross-up payments of $546. The relocation expenses are computed on the basis of the amounts of reimbursements to him for costs of movement and storage of household goods; house hunting costs; temporary living costs; costs associated with the purchase of a home in the new location; costs associated with the sale of his former residence; relocation company administrative costs; home sale incentives; and other miscellaneous fees.

(b)	Reflects cost of thank-you gift received from People for Good Government, PPL Corporation’s Political Action Committee.

(c)	One-time safety team award.

(d)	Payments for vacation earned but not taken.

GRANTS OF PLAN-BASED AWARDS DURING 2007

The following table provides information about equity and non-equity awards granted to the named executive officers in 2007, specifically: (1) the grant date; (2) estimated possible payouts under the 2007 annual cash incentive award program; (3) the number of shares of PPL Corporation common stock underlying all stock awards, which consist of restricted stock units awarded to the named executive officers in 2007 for 2006 performance under PPL’s Incentive Compensation Plan, as well as restricted stock units granted pursuant to the Premium Exchange Program described under “CD&A—Ownership Guidelines”; (4) the number of shares underlying stock options awarded to the named executive officers; (5) the exercise price of the stock option awards, which was calculated using the closing sale price of PPL Corporation stock on the date of grant; and (6) the grant date fair value of each equity award computed under SFAS 123(R).

					All Other	All Other
					Stock	Option
		Estimated Possible Payouts			Awards:	Awards:	Exercise or
		Under Non-Equity Incentive			Number of	Number of	Base Price of	Grant Date Fair
		Plan Awards(1)			Shares of	Securities	Option	Value of Stock
	Grant				Stock or	Underlying	Awards(4)	and Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/Sh)	Awards(5)
D. G. DeCampli	3/23/2007	$76,250	$152,500	$228,750
	1/25/2007					25,110	$35.12	$177,779
	3/01/2007				4,370			167.939

W. H. Spence	3/23/2007	255,000	510,000	765,000
	1/25/2007				40,390			1,418,497
	1/25/2007					113,720	35.12	805,138

P. A. Farr	3/23/2007	168,750	337,500	506,250
	1/25/2007				16,430			577,022
	1/25/2007					56,320	35.12	398,746

J. E. Abel	3/23/2007	55,020	110,040	165,060
	1/25/2007				4,380			153,826
	1/25/2007					25,190	35.12	178,345

J. M. Simmons, Jr.	3/23/2007	50,000	100,000	150,000
	1/25/2007				3,390			119,057
	1/25/2007					21,320	35.12	150,946

(1)	This column shows the potential payout range under the 2007 annual cash incentive award program. For additional information, see “CD&A—Compensation Elements—Direct Compensation—Annual Cash Incentive Awards” at page 11. The cash incentive payout range is from 50% to 150%, however, if the performance falls below the 50% level, the payout would be zero. The actual payout for 2007 is found in the Summary Compensation Table on page 26 in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	This column shows the total number of restricted stock units granted in 2007 to the named executive officers. In general, restrictions will lapse three years from the date of grant (on January 24, 2010 for the awards granted on January 25, 2007; and on February 28, 2010 for the awards granted on March 1, 2007 to Mr. DeCampli). During the restricted period, each restricted stock unit entitles the individual to receive quarterly payments from PPL Corporation equal to the quarterly dividends on one share of PPL Corporation stock.

This column also shows the number of restricted stock units granted to the following named executive officers who exchanged a portion of their cash incentive compensation awarded in January 2007 for 2006 performance under the Premium Exchange Program (called Exchanged Units) and the number of premium restricted stock units granted in January 2007 as result of the Exchanges made (called Premium Units): Spence (14,720 Exchanged Units and 5,890 Premium Units) and Farr (4,740 Exchanged Units and 1,900 Premium Units). The Exchanged Units are not included in the “Stock Awards” column of the Summary Compensation Table because they would have been required to be reported as cash incentive awards for 2006. The Premium Units are included in this year’s Summary Compensation Table to the extent they were expensed during 2007.

(3)	This column shows the number of stock options granted in 2007 to the named executive officers. These options vest and become exercisable in three equal annual installments, beginning on January 25, 2008, which is one year after the grant date.

(4)	This column shows the exercise price for the stock options granted in 2007, which was the closing sale price of PPL Corporation common stock on the date that the options were granted.

(5)	This column shows the full grant date fair value of restricted stock units and stock options granted to the named executive officers in 2007 under SFAS 123(R). Generally, the full grant date fair value is the amount that PPL would expense in its financial statements over the award’s vesting schedule. Because Mr. Abel was eligible for retirement, the full grant date fair value of his stock awards was expensed in 2007. For restricted stock units, fair value was calculated using the closing sale price of PPL Corporation stock on the grant date, as follows: $35.12 for the grants made on January 25, 2007 and $38.43 for the grant made on March 1, 2007 to Mr. DeCampli. For stock options, fair value was calculated using the Black-Scholes value on the grant date of $7.08. For additional information on the valuation assumptions for stock options, see Note 12 to the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers when restrictions lapse on the restricted stock units or when the options are exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END 2007

The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock and restricted stock unit awards, for each named executive officer as of December 31, 2007. Each stock option grant is shown separately for each named executive and the restricted stock or restricted stock units that have not vested are shown in the aggregate. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of PPL Corporation stock as of December 31, 2007, which was $52.09. For additional information about the stock option and stock awards, see “CD&A—Compensation Elements—Direct Compensation—Long-term Incentive Awards (Equity Awards)” at page 16.

	Option Awards
				Equity
				Incentive			Stock Awards
		Number of	Number of	Plan Awards:
		Securities	Securities	Number of			Number of	Market Value
		Underlying	Underlying	Securities			Shares or	of Shares or
		Unexercised	Unexercised	Underlying			Units of	Units of
		Options	Options	Unexercised	Option	Option	Stock That	Stock That
	Grant	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Date(1)	Exercisable(2)	Unexercisable(2)	Options	Price	Date	Vested(3)	Vested
D. G. DeCampli	1/25/07		25,110		$35.12	1/24/2017
							10,430	$543,299

W. H. Spence	1/25/07		113,720		35.12	1/24/2017
							49,920	2,600,333

P. A. Farr	1/27/05	16,987	16,993		26.66	1/26/2015
	1/26/06	20,630	41,260		30.14	1/25/2016
	1/25/07		56,320		35.12	1/24/2017
							83,360	4,342,222

J. E. Abel	1/27/05		10,060		26.66	1/26/2015
	1/26/06		19,400		30.14	1/25/2016
	1/25/07		25,190		35.12	1/24/2017
							14,970	779,787

J. M. Simmons, Jr.	1/26/06	8,704	17,406		30.14	1/25/2016
	1/25/07		21,320		35.12	1/24/2017
							7,510	391,196

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the stock options.

(2)	All stock options for the named executive officers vest, or become exercisable, over three years—one-third at the end of each year following grant.

As of December 31, 2006, the vesting dates of unvested stock option awards for the named executive officers were as follows:

		Vesting Dates
		2008			2009		2010
	Grant
Officer	Date	1/25	1/26	1/27	1/25	1/26	1/25
D. G. DeCampli	1/25/07	8,370			8,370		8,370

W. H. Spence	1/25/07	37,907			37,906		37,907

P. A. Farr	1/27/05			16,993
	1/26/06		20,630			20,630
	1/25/07	18,774			18,773		18,773

J. E. Abel	1/27/05			10,060
	1/26/06		9,700			9,700
	1/25/07	8,397			8,396		8,397

J. M. Simmons, Jr.	1/26/06		8,703			8,703
	1/25/07	7,107			7,106		7,107

(3)	The dates that restrictions lapse for each restricted stock or unit award granted to the named executive officers are as follows:

		2008		2009				2010		2027
	Grant
Officer	Date	1/27	3/1	1/26	3/1	6/26	12/4	1/25	3/1	4/27
D. G. DeCampli	12/4/06						6,060
	3/01/07								4,370

W. H. Spence	6/26/06					9,530
	1/25/07							40,390

P. A. Farr	4/22/02									24,600
	1/27/05	8,420
	3/01/05		4,280
	1/26/06			14,230
	1/27/06									15,400
	1/25/07							16,430

J. E. Abel	1/27/05	4,980
	1/26/06			4,590
	3/01/06				1,020
	1/25/07							4,380

J. M. Simmons, Jr.	1/26/06			4,120
	1/25/07							3,390

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table provides information, for each of the named executive officers, on (1) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting during 2007 of stock awards in the form of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Number of Shares
	Number of Shares	Value Realized	Acquired	Value Realized
Name	Acquired on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
D. G. DeCampli	—	—	—	—

W. H. Spence	—	—	—	—

P. A. Farr	24,427	$598,156	5,200	$199,836

J. E. Abel	50,860	953,696	5,860	213,718

J. M. Simmons, Jr.	—	—	—	—

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the restricted stock units on the day the restrictions lapsed.

PENSION BENEFITS IN 2007

The following table sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•	PPL Retirement Plan. The PPL Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 5,822 active employees as of December 31, 2007. As applicable to the named executive officers, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the PPL Retirement Plan for eligible employees are determined as the greater of the following two formulas:

•	The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•	The second is a “final average pay formula” as follows:

1.3% of final average earnings up to the average Social Security Wage Base ($51,348 for 2007)

plus
1.7% of final average earnings in excess of the average Social Security Wage Base multiplied by
the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, final average earnings equal the average of the highest 60 months of pay during the last 120 months of credited service. The Social Security Wage Base is the average of the taxable social security wage base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2007, $51,348. The executive’s annual earnings taken into account under each formula include base salary, plus cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($225,000 for 2007).

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service and reduced prior to age 65 for other employees. Employees vest in the PPL Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices and does not require employee contributions.

Benefits under the PPL Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2007 is $180,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•	PPL Supplemental Executive Retirement Plan. PPL Corporation offers the PPL Supplemental Executive Retirement Plan, or SERP, to approximately 24 active officers as of December 31, 2007 in order to provide for retirement benefits above amounts available under the PPL Retirement Plan described above. The SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the SERP are subject to claims of PPL Corporation’s creditors in the event of bankruptcy.

The SERP formula is 2.0% of final average earnings for the first 20 years of credited service plus 1.5% of final average earnings for the next 10 years. “Earnings” include base salary and annual cash incentive awards. “Final average earnings” is the average of the highest 60 months of earnings during the last 120 months of credited service.

Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Generally, absent a specifically authorized exception, such as upon a qualifying termination in connection with a change in control, no benefit is payable under the SERP if the executive officer has less than 10 years of service. Benefits under the SERP are paid, in accordance with a participant’s advance election, as a single sum or as an annuity, including choices of a joint and survivor or years-certain annuity. At age 60, or at age 50 with 10 years of service, accrued benefits are vested and may not be reduced by an amendment to the SERP or termination by PPL. After the completion of 10 years of service, participants are eligible for death benefit protection.

PPL does not have a policy for granting additional years of service but has done so under the SERP in individual situations. A grant of additional years of service to any executive officer must be approved by PPL Corporation’s Compensation, Governance and Nominating Committee. Mr. Spence has been credited an additional year of service for each year of employment under the SERP. The total SERP benefit cannot increase beyond 30 years of service for any participant. The following table reflects a pro rata portion of the additional service amounts based on service as of December 31, 2007.

•	PPL Subsidiary Retirement Plan. The PPL Subsidiary Retirement Plan, under which Mr. Farr became a participant before he became an officer of PPL Corporation, is a defined benefit plan that utilizes a hypothetical account balance to determine a monthly retirement annuity when an individual retires (known as a “cash balance plan”). Age 65 is the normal retirement age, but an individual may receive a reduced benefit as early as age 50 if the participant has at least five years of service.

The benefit formula for yearly increases to the hypothetical account balance is an increasing scale, based on age plus years of service. A participant whose age, plus years of service, is 32 or lower receives the minimum yearly credit of 5% of compensation plus 1.5% of compensation that is in excess of 50% of the Social Security Wage Base (defined above under “PPL Retirement Plan”). “Compensation” generally means base pay. The amount credited increases as age plus years of service increases, up to a maximum credit, at age plus years of service of 75 or above, of 14% of compensation plus 6% of compensation that is in excess of 50% of the Social Security Wage Base.

A participant has a vested right to a benefit under this plan after five years of service. Benefits are paid as a monthly annuity amount for life, or as a joint and survivor annuity. The amount of the annuity is determined by converting the hypothetical account balance, plus an assumed rate of interest, into a monthly annuity for life or joint lives. The amount payable is actuarially reduced if the participant elects to commence payment at an age younger than 65.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service(1)	Benefit(2)(3)	Last Fiscal Year
D. G. DeCampli	PPL Retirement Plan	1.1	$22,272	—
	SERP	1.1	29,186	—

W. H. Spence	PPL Retirement Plan	1.5	32,131	—
	SERP	2.5 (4)	387,736	—

P. A. Farr	PPL Retirement Plan	3.3	56,368	—
	PPL Subsidiary Plan	4.8	18,971
	SERP	9.6	298,086	—

J. E. Abel	PPL Retirement Plan	33.3	1,070,850	—
	SERP	26.9	790,409	—

J. M. Simmons, Jr.	PPL Retirement Plan	1.9	35,876	—
	SERP	1.9	18,343	—

(1)	See “PPL Supplemental Executive Retirement Plan” above for a description of the years of service that have been granted under the SERP.

(2)	The accumulated benefit is based on service and earnings (base salary and annual cash incentive award) considered by the plans for the period through December 31, 2007. The present value has been calculated assuming that the named executive officers will remain in service until age 60, the age at which retirement may occur without any reduction in benefits, provided that, for the PPL Retirement Plan, the employee has at least 20 years of service, and the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 13 to the financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2007. As described in such Note, the interest assumption is 6.39%. The post-retirement mortality assumption is based on the most recently available retirement plan table published by the Society of Actuaries, known as RP 2000, which is a widely used table for determining accounting obligations of pension plans. Only Mr. Abel is vested in the SERP as of December 31, 2007.

(3)	The present values in the table are theoretical figures prescribed by the SEC for disclosure and comparison. The table below illustrates the actual benefits payable under the SERP for the listed events assuming termination of employment occurred as of December 31, 2007.

SERP Payments upon Termination
as of December 31, 2007(a)
Named
Executive Officer	Retirement	Death	Disability
D. G. DeCampli(b)	—	—	—

W. H. Spence(b)	—	—	—

P. A. Farr(b)	—	—	—

J. E. Abel	$1,064,932	$425,235	$1,064,932

J. M. Simmons, Jr.(b)	—	—	—

(a)	Each named executive officer has elected to receive benefits payable under the SERP as a lump-sum payment, subject to applicable law. The amounts shown in this table represent the values that would have become payable based on a December 31, 2007 termination of employment. Actual payment would be made following December 31, subject to plan rules and in compliance with Section 409A of the Internal Revenue Code.

(b)	Messrs. DeCampli, Spence, Farr and Simmons are not eligible to retire and are not vested under the SERP. Messrs. DeCampli, Spence and Simmons are also not vested in the PPL Retirement Plan, meaning that, if they left the company on December 31, 2007 under any circumstance, they would not be eligible for any benefit. If Mr. Farr had left the company on December 31, 2007, voluntarily or as a result of a disability or death, he or his spouse would have been vested in a deferred benefit under the PPL Retirement Plan and PPL Subsidiary Retirement Plan. The PPL Retirement Plan benefit is first payable at age 55 on a reduced basis. The PPL Subsidiary Retirement Plan is first payable at age 50 on a reduced basis, but the death benefit is payable at the surviving spouse’s chosen date of commencement.

(4)	Includes one additional year of service provided to Mr. Spence. The years of credited service in excess of actual years of service provided to PPL resulted in an increase to the present value of accumulated benefits under the SERP for Mr. Spence as of December 31, 2007 of $176,931.

NONQUALIFIED DEFERRED COMPENSATION IN 2007

The PPL Officers Deferred Compensation Plan allows participants to defer all but $75,000 of their base salary and up to all of their annual cash incentive awards. In addition, PPL made matching contributions to this plan during 2007 of up to 3% of an executive’s cash compensation (salary plus annual cash incentive award) to match executive contributions that would have been made to PPL’s tax-qualified deferred savings plan, which is a 401(k) plan, also known as the PPL Deferred Savings Plan, except for Internal Revenue Service imposed limitations on those contributions. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan at Fidelity Investments. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. PPL maintains each account as a bookkeeping entry.

In general, the named executive officers cannot withdraw any amounts from their deferred accounts under this plan until they either leave or retire from a PPL company. PPL’s Corporate Leadership Council, which consists of PPL’s chief executive officer, chief financial officer, chief operating officer and general counsel, has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant. Participants may elect one or more annual installments for a period up to 15 years, provided that the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code. No withdrawals or distributions were made by the named executive officers in 2007.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY(2)	Last FY(3)	Distribution	at Last FYE(4)
D. G. DeCampli	$28,327	$1,748	$152	—	$30,227

W. H. Spence	17,914	10,697	1,251	—	29,861

P. A. Farr	43,767	6,403	20,508	—	260,012

J. E. Abel	8,242	1,503	2,071	—	38,929

J. M. Simmons, Jr.	—	—	—	—	—

(1)	All amounts deferred by Messrs. DeCampli, Spence, Farr and Abel during 2007 are included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts in this column are PPL matching contributions during 2007 and are included in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Aggregate earnings for 2007 are not reflected in the Summary Compensation Table because such earnings are not deemed to be “above-market” earnings.

(4)	Represents the total balance of each named executive officer’s account as of December 31, 2007. Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for 2006, if applicable.

		Executive	Registrant
Name	Fiscal Year	Contributions	Contributions	Total
D. G. DeCampli	2007	$28,327	$1,748	$30,075
	2006	0	—	0

W. H. Spence	2007	17,914	10,697	28,611

P. A. Farr	2007	43,767	6,403	50,170
	2006	30,831	—	30,831

J. E. Abel	2007	8,242	1,503	9,745
	2006	0	—	0

J. M. Simmons, Jr.	2007	0	—	0
	2006	0	—	0

Change-in-Control Arrangements

PPL Corporation has entered into severance agreements with each of the named executive officers, which provide benefits to these officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. A “change in control” is defined as the occurrence of any five specific events. These events are summarized as follows:

•	a change in the majority of the members of the PPL Corporation Board of Directors occurs through contested elections;

•	an investor or group acquires 20% or more of PPL Corporation’s common stock;

•	a merger occurs that results in less than 60% control of PPL Corporation or surviving entity by the current shareowners;

•	shareowner approval of the liquidation or dissolution of PPL Corporation; or

•	the Board of Directors of PPL Corporation declares that a change in control is anticipated to occur or has occurred.

A voluntary termination of employment by the named executive officer would only result in the payment of benefits if there was “good reason” for leaving. “Good reason” includes a number of circumstances where the named executive officer has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work more than 30 miles away, or a cutback or exclusion from a compensation plan, pension plan or welfare plan would be “good reason.” The benefits provided under these agreements replace any other severance benefits that PPL Corporation or any prior severance agreement would provide to these named executive officers.

There is no benefit payable before or after a change in control if the officer is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to PPL Corporation or the willful refusal to perform duties after written demand by the PPL Corporation Board of Directors.

Each of the severance agreements continues in effect until December 31, 2009, and the agreements generally are automatically extended for additional one-year periods. If a change in control occurs, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the named executive officer will be entitled to the severance benefits described below if, in connection with a change in control, the company terminates the named executive officer’s employment for any reason other than death, disability, retirement or “cause,” or the officer terminates employment for “good reason.”

These benefits include:

•	a lump-sum payment equal to three times (for Messrs. DeCampli, Spence, Farr and Abel) or two times (Mr. Simmons) the sum of (1) the named executive officer’s base salary in effect immediately prior to the date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason,” and (2) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting “good reason”;

•	a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the company for an additional 36 months (for Messrs. DeCampli, Spence, Farr and Abel) or 24 months (for Mr. Simmons);

•	the continuation of welfare benefits for the officer and his or her dependents for the 36-month or 24-month period following separation (reduced to the extent the officer receives comparable benefits from another employer);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•	all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming performance achievement at 100% of the target level;

•	outplacement services for up to three years;

•	for Messrs. DeCampli, Spence and Farr only, a gross-up payment for any excise tax imposed under the golden parachute provisions of the Internal Revenue Code; and

•	post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the applicable 36-month or 24-month period following the change in control.

See the “Potential Payments upon Termination or Change in Control of PPL Corporation” table on page 42 for the estimated value of benefits to be paid if a named executive officer was terminated on December 31, 2007, after a change in control of PPL Corporation for qualifying reasons.

In addition to the benefits that the severance agreements provide, the following events would occur in the event of a change in control under PPL Corporation’s compensation arrangements:

•	the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses for those awards granted as part of PPL’s compensation program (excluding restricted stock granted under any retention agreements);

•	all restrictions on the exercise of any outstanding stock options lapse;

•	all participants in the SERP immediately vest in their accrued benefit, even if not yet vested due to age and service; and

•	upon a qualifying termination, the SERP benefit improves by a pro rata portion of the additional years of service granted to the officer, if any, that otherwise would not be earned until a specified period of years had elapsed or the officer had reached a specified age.

The values of the equity award accelerations and SERP enhancements are included under the “Change in Control Termination” column of the “Potential Payments upon Termination or Change in Control of PPL Corporation” table provided below at page 42.

PPL has trust arrangements in place to facilitate the funding of benefits under the SERP, the PPL Officers Deferred Compensation Plan and the severance agreements if a change in control were to occur. Currently, the trusts are not funded. The trusts provide for PPL Corporation to fund the trusts at the time a “potential change in control” occurs. The funds are refundable to PPL Corporation if the change in control does not actually take place.

A “potential change in control” is triggered when:

•	PPL Corporation enters into an agreement that would result in a change in control;

•	PPL Corporation or any investor announces an intention to enter into a change in control;

•	the Board of Directors of PPL Corporation declares that a potential change in control has occurred; or

•	an investor obtains 5% or more of PPL Corporation’s common stock and intends to control or influence management (requiring a Schedule 13D to be filed by the investor with the SEC).

Within 60 days of the end of each year after the change in control occurs, PPL Corporation is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plans that are being funded by the trusts as of the close of each year. Any income on the trust assets would be taxed to PPL Corporation and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL Corporation’s insolvency or bankruptcy.

Retention Agreement

PPL Corporation signed a retention agreement with Mr. Farr that grants 40,000 shares of restricted stock to him. The restriction period will lapse on April 27, 2027. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL Corporation, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not for “cause.” In the event Mr. Farr is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to April 27, 2027, all shares of this restricted stock will be forfeited.

Termination Benefits

The named executive officers are entitled to various benefits in the event of a termination of employment, but the value of that benefit and its components varies depending upon the circumstances. A qualifying termination in connection with a change in control of PPL Corporation triggers contractual benefits under the severance, equity, and retention agreements described above. A retirement provides benefits and payments in cash or stock that are set forth in various executive plans referred to above. A termination resulting from death or disability also has a number of benefit consequences under various benefit plans.

The table below, “Potential Payments upon Termination or Change in Control of PPL Corporation,” sets forth best estimates of the probable incremental value of benefits that are payable assuming a termination of employment as of December 31, 2007, for reasons of voluntary termination, retirement, death, disability or qualifying termination in connection with a change in control. However, as permitted by SEC disclosure rules, the table does not reflect any amounts provided to a named executive officer that are generally available to all non-union employees. Also, the table below does not repeat information disclosed in the “Pension Benefits in 2007” table, the “Nonqualified Deferred Compensation in 2007” table or, except to the extent that vesting or payment may be accelerated, the “Outstanding Equity Awards at Fiscal-Year End 2007” table. If a named executive officer does not yet qualify for full retirement benefits or other benefits requiring longer service, that additional benefit is not reflected below. If a named executive officer has the ability to elect retirement and thereby avoid a forfeiture or decreased benefits, the tables assume that retirement was elected and is noted as such in the footnotes to the table.

In the event that an executive is terminated for “cause” by PPL, no additional benefits are due under the applicable plans and agreements.

Severance. See “CD&A—Compensation Elements—Special Compensation—Severance” for a discussion of PPL’s practice on severance benefits. PPL has entered into agreements with certain executives, typically in connection with a mid-career hire situation and as part of an offer of employment, in which the executive has been promised a year’s salary in severance pay in the event the executive is terminated by PPL for reasons other than “cause.” Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the employer from any liability arising from the employment relationship.

Specifically, with regard to the named executive officers, the company (as to Mr. DeCampli) and PPL Services Corporation (as to Mr. Simmons) agreed at the time of their hiring to provide up to 52 weeks of salary should the respective executive be terminated after one year of employment. Payment during the 52-week timeframe would stop if such executive became re-employed during the 52-week period. In addition, for a period equal to the severance payment period (up to 52 weeks), the company further agreed to continue active employee health, dental and basic life insurance benefits for Mr. DeCampli. PPL agreed at the time of hiring Mr. Spence to provide up to 24 months of salary should he be terminated after one year of employment. Furthermore, payment during the 24-month timeframe would stop if Mr. Spence became re-employed during the 24-month period.

As discussed above in “Change-In-Control Arrangements,” there is a structured approach to separation benefits for involuntary and select “good reason” terminations of employment in connection with a change in control of PPL Corporation. PPL Corporation has entered into agreements with each of the named executive officers that provide benefits to the officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation or any prior severance agreement.

The table below includes the severance payments, the value of continued welfare benefits and outplacement benefits as “Other separation benefits”, and as to Messrs. DeCampli, Spence and Farr, the value of “gross-up” payments for required Federal excise taxes on excess parachute payments as “Tax gross-up amount payable.” The value of additional pension benefits provided under the severance agreements is discussed above in “Change-in-Control Arrangements” and is included as “SERP” in the table below.

SERP and Officers Deferred Compensation Plan. See “Pension Benefits in 2007” above for a discussion of the SERP and “Change-in-Control Arrangements” for a discussion of enhanced benefits that are triggered if the named executive officer is terminated in connection with a change in control of PPL Corporation. The “Potential Payments upon Termination or Change in Control of PPL Corporation” table below only includes enhancements to benefits previously disclosed in the “Pension Benefits in 2007” table available as a result of the circumstances of termination of employment.

Account balances under the PPL Officers Deferred Compensation Plan become payable as of termination of employment for any reason. Current balances are included in the “Nonqualified Deferred Compensation in 2007” table on page 36 above and are not included in the table below.

Annual Cash Incentive Awards. It is PPL’s practice to pay a pro rata portion of the accrued but unpaid annual cash incentive award to executives who retire or who are eligible to retire and (1) die while employed or (2) terminate employment due to a disability during the performance year. Of the named executive officers, only Mr. Abel is eligible to retire. If the officers who are not eligible to retire were to die or terminate employment due to a disability, PPL Corporation’s Compensation, Governance and Nominating Committee has the power to consider an award; if they were to leave voluntarily, they would not be entitled to an annual cash incentive award.

In the event of a qualifying termination in connection with a change in control, annual cash incentive awards that have been determined, but not yet paid, are payable under the terms of the severance agreements. Also in the case of a change in control, if a termination under the severance agreement occurs during the performance year, accrued incentive cash awards are payable on a pro rata basis for the period worked during the year using the assumption that performance goals were attained at target.

Except as noted above for the officers who are not eligible to retire, the annual cash incentive awards discussed in the CD&A and detailed for the 2007 year would be payable, without enhancement, in the event of retirement, death, disability, involuntary termination for reasons other than cause or in the event of a qualifying termination in connection with a change in control and are not included in the table below.

Long-term Incentive Awards. Restrictions on restricted stock units generally lapse upon retirement, death or termination of employment due to disability or in the event of a change in control. Restricted stock units are generally forfeited in the event of voluntary termination; however, for executives eligible to retire, which includes Mr. Abel of the named executive officers, we have assumed for the table below that the executive retires and restrictions lapse. Likewise, in the table below we have assumed that, in the event of involuntary termination for reasons other than “cause” for executives eligible to retire, the restrictions lapse. Premium units granted under the Premium Exchange Program are forfeited in the event of voluntary termination or retirement prior to age 60, are prorated in the event of retirement or termination of employment without cause on or after age 60, and in the event of death or disability all restrictions lapse. Premium units are included in the table below based on these assumptions.

For Mr. Farr’s retention agreement, the restrictions on the retention shares lapse if his employment is terminated: (1) involuntarily for reasons other than for cause; (2) for qualifying reasons in connection with a change in control; or (3) in the event of death or disability. The value of these units is included in the appropriate column.

The table below represents the value, as of December 31, 2007 (based on a PPL Corporation stock price of $52.09), of accelerated restricted stock units under each termination event.

Stock options that are not yet exercisable, other than those granted 12 months before termination of employment under the PPL Corporation Incentive Compensation Plan, or ICP, become exercisable upon retirement. In the event of death or termination of employment due to disability, stock options not yet exercisable continue to become exercisable in accordance with the vesting schedule (in one-third increments on each anniversary of the grant). Options that are not yet exercisable are generally forfeited in the event of voluntary termination; however, for executives eligible to retire (only Mr. Abel), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” options not yet exercisable for executives eligible to retire become exercisable. In the event of voluntary termination of employment for reasons other than noted above, all executives have a minimum of 60 days to exercise options that are exercisable but that have not yet been exercised before they are forfeited.

Stock options granted under the ICP within 12 months of termination of employment are normally forfeited. In the event of a change in control, all options, including those granted within the last 12 months, become exercisable upon close of the transaction that results in the change in control.

The term of all PPL stock options is 10 years. In the event of retirement, the executive has the full term to exercise the options. In the event of termination of employment as a result of death or disability, the term is reduced to the earlier of the remaining term of the option or 36 months. In the event of a qualifying termination of employment in connection with a change in control, the term is reduced to 36 months for all outstanding options. Effective for grants of options made in 2007 and after, the exercise periods in the event of a change in control will be extended to the full term.

The table below represents the value (based on a PPL Corporation stock price of $52.09) of options that are not yet exercisable, assuming the options were exercised as of December 31, 2007 under each termination event. For the table below, options already exercisable as of the termination event are excluded. The value of these options is provided in the “Outstanding Equity Awards at Fiscal-Year End 2007” table above.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL OF PPL CORPORATION

	Retirement or			Involuntary		Change in
	Voluntary			Termination		Control
Executive Name	Termination	Death	Disability	Not for Cause		Termination

D. G. DeCampli
Severance payable in cash(1)	$0	$0	$0	$305,000		$1,479,600
Other separation benefits(2)	0	0	0	15,000	(7)	123,347
Tax gross-up amount payable(3)	0	0	0	0		0
SERP(4)	0	0	0	0		309,000
Restricted stock/units(5)	0	543,299	543,299	(8)		543,299
Stock options(6)	0	0	0	(8)		426,117

W. H. Spence
Severance payable in cash(1)	0	0	0	1,200,000		3,936,000
Other separation benefits(2)	0	0	0	(7)		146,078
Tax gross-up amount payable(3)	0	0	0	0		4,104,320
SERP(4)	0	0	0	0		930,000
Restricted stock/units(5)	0	2,600,333	2,600,333	496,418	(9)	2,600,333
Stock options(6)	0	0	0	(8)		1,929,828

P. A. Farr
Severance payable in cash(1)	0	0	0	(7)		2,763,605
Other separation benefits(2)	0	0	0	(7)		138,989
Tax gross-up amount payable(3)	0	0	0	0		4,686,942
SERP(4)	0	0	0	0		990,000
Restricted stock/units(5)	0	4,342,222	4,342,222	2,083,600	(8)	4,342,222
Stock options(6)	0	0	0		(8)	2,292,014

J. E. Abel
Severance payable in cash(1)	0	0	0	(7)		1,254,602
Other separation benefits(2)	0	0	0	(7)		126,464
Tax gross-up amount payable(3)	0	0	0	0		0
SERP(4)	0	0	0	0		1,010,000
Restricted stock/units(5)	774,057	779,787	779,787	774,057		779,787
Stock options(6)	681,656	0	0	681,656		1,109,130

J. M. Simmons, Jr.
Severance payable in cash(1)	0	0	0	250,000		760,003
Other separation benefits(2)	0	0	0	(7)		118,818
Tax gross-up amount payable(3)	0	0	0	0		0
SERP(4)	0	0	0	0		190,000
Restricted stock/units(5)	0	391,196	391,196	(8)		391,196
Stock options(6)	0	0	0	(8)		743,884

(1)	Messrs. DeCampli and Simmons have an agreement to provide up to 52 weeks of pay following involuntary termination for reasons other than cause. The full 52 weeks of pay are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column. Mr. Spence also has an agreement to provide up to 24 months of pay following involuntary termination for reasons other than cause. The full 24 months of pay are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column.

The named executive officers are eligible for severance benefits if termination occurs within 36 months of a change in control (a) due to termination by the company for reasons other than cause or (b) by the executive on the basis of “good reason” as that term is defined in the severance agreement.

For purposes of the illustration, we have assumed executives are eligible for benefits under the severance agreements. Amounts illustrated as “Severance payable in cash” under the “Change in Control Termination” column are three times (for Messrs. DeCampli, Spence, Farr and Abel) and two times (for Mr. Simmons) the sum of (a) the executive’s annual salary as of the termination date plus (b) the highest annual cash incentive payment made in the last three years as provided under the agreements.

(2)	Mr. DeCampli has an agreement to provide up to 52 weeks of continued health, dental and life insurance benefits following involuntary termination for reasons other than cause. The estimated cost of coverage for the full 52 weeks is illustrated under the “Other separation benefits” under the “Involuntary Termination Not for Cause” column.

Under the terms of each named executive officer’s severance agreement, if termination occurs within 36 months of a change in control, the executive is eligible for continued medical and dental benefits, life insurance and disability protection for the period equal to the severance benefit, and outplacement benefits. The amounts illustrated as “Other separation benefits” are the estimated present values of these benefits.

(3)	In the event excise taxes become payable under Section 280G and Section 4999 of the Internal Revenue Code as a result of any “excess parachute payments,” as that phrase is defined by the Internal Revenue Service, the severance agreements for Messrs. DeCampli, Spence and Farr provide that PPL will pay the excise tax as well as gross-up the executive for the impact of the excise tax payment. (The tax payment and gross-up does not extend to normal income taxes due on any separation payments.) The amounts illustrated as “Tax gross-up amount payable” include the company’s best estimate of the excise tax and gross-up payments that would be made if each named executive officer had been terminated on December 31, 2007, under the terms of the severance agreement. Potential payments to Mr. DeCampli did not trigger any excise taxes under the current estimate.

(4)	Amounts illustrated as “SERP” under the “Change in Control Termination” column include the value of the incremental benefits payable under the terms of the severance agreements—each named executive officer is eligible for a severance payment equal to the value of the SERP benefit that would be determined by adding an additional three years of service (for Messrs. DeCampli, Spence, Farr and Abel) and two years (for Mr. Simmons). Under the SERP, upon a change in control, benefits vest immediately.

(5)	Total outstanding restricted stock and restricted stock unit awards are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2007” table above at page 30. The table above illustrates the value of the restricted stock and restricted stock units that would become payable as a result of each event as of December 31, 2007. In the table below, the number of units accelerated and payable as of the event, as well as the number forfeited, is illustrated. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2007, would be distributed based on a PPL Corporation stock price of $52.09. For purposes of the table below, the total number of shares is illustrated without regard for the tax impact.

For Mr. Farr, the totals shown below for death, disability, involuntary termination not for cause and change in control termination include the acceleration of outstanding retention shares.

Restricted Stock and Restricted Stock Units
(#)

	Retirement or			Involuntary		Change in
	Voluntary			Termination		Control
Named Executive Officer	Termination	Death	Disability	Not for Cause		Termination

D. G. DeCampli
accelerated	0	10,430	10,430	(8)		10,430
forfeited	10,430	0	0	(8)		0

W. H. Spence
accelerated	0	49,920	49,920	9,530	(9)	49,920
forfeited	49,920	0	0	40,390	(8)	0

P. A. Farr
accelerated	0	83,360	83,360	40,000	(8)	83,360
forfeited	83,360	0	0	43,360	(8)	0

J. E. Abel
accelerated	14,860	14,970	14,970	14,860		14,970
forfeited	110	0	0	110		0

J. M. Simmons, Jr.
accelerated	0	7,510	7,510	(8)		7,510
forfeited	7,510	0	0	(8)		0

(6)	Total outstanding stock options are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2007” table. The principal table above illustrates the value of the options not yet exercisable that would become exercisable as a result of each event as of December 31, 2007. Exercisable options as of December 31, 2007 and options that will become exercisable in accordance with their normal terms are excluded from this table. The table below details the number of options that accelerate and become exercisable as of the termination event, the number of options that become exercisable in the future in the events of death or disability and the number forfeited.

For illustrative purposes, it is assumed that all options not yet exercisable that become exercisable as of the event are exercised as of December 31, 2007, based on a PPL Corporation stock price of $52.09.

Stock Options Not Yet Exercisable
(#)

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Termination

D. G. DeCampli
Accelerated	0	0	0	(8)	25,110
Forfeited	25,110	0	0	(8)	0
Become exercisable over next 36 months	0	25,110	25,110	0	0

W. H. Spence
Accelerated	0	0	0	(8)	113,720
Forfeited	113,720	0	0	(8)	0
Become exercisable over next 36 months	0	113,720	113,720	0	0

P. A. Farr
Accelerated	0	0	0	(8)	114,513
Forfeited	114,513	0	0	(8)	0
Become exercisable over next 36 months	0	114,513	114,513	0	0

J. E. Abel
Accelerated	29,460	0	0	29,460	54,650
Forfeited	25,190	0	0	25,190	0
Become exercisable over next 36 months	0	54,650	54,650	0	0

J. M. Simmons, Jr.
Accelerated	0	0	0	(8)	38,727
Forfeited	38,727	0	0	(8)	0
Become exercisable over next 36 months	0	38,727	38,727	0	0

(7)	In the event of involuntary termination for reasons other than for cause, any severance payable in cash (except for Messrs. DeCampli, Spence and Simmons) and/or other separation benefits, if any, would be determined as of the date of termination and would require the approval of PPL Corporation’s Compensation, Governance and Nominating Committee.

(8)	In the event of involuntary termination for reasons other than for cause, Messrs. DeCampli, Spence, Farr and Simmons would forfeit all outstanding restricted stock units (except as noted for Mr. Spence in footnote 9 below) and stock options because they are not eligible to retire. Any exceptions to the automatic forfeitures would require the approval of PPL Corporation’s Compensation, Governance and Nominating Committee. The exception for Mr. Farr would be the 40,000 shares of restricted stock that he holds under his retention agreement.

(9)	In the event of involuntary termination for reasons other than cause, per the terms of Mr. Spence’s employment offer, the restrictions on restricted stock units granted upon hire would lapse, subject to compliance with any legal requirements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Auditor for 2007 and 2006

For the fiscal years ended December 31, 2007 and 2006, Ernst & Young LLP (E&Y) served as independent registered public accounting firm, or “independent auditor” for PPL Corporation and its subsidiaries, including the company. The following table presents an allocation of fees billed by E&Y (except as reported in note (a) below) for the fiscal years ended December 31, 2007 and 2006, for professional services rendered for the audit of our company’s annual financial statements and for fees billed for other services rendered.

	2007	2006
	(In thousands)

Audit fees(a)	$908	$725
Audit-related fees(b)	47	27
Tax fees(c)	—	—
All other fees(d)	6	4

(a)	Includes audit of annual financial statements and review of financial statements included in our company’s Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC. Additionally, 2006 includes $6,000 of PricewaterhouseCoopers LLP fees incurred for completion of the 2005 financial audit, the last year for which they served as independent auditor.

(b)	Fees for performance of specific agreed-upon procedures.

(c)	The independent auditor does not provide tax consulting and advisory services to the company or any of its affiliates.

(d)	Fees relating to access to an E&Y online accounting research tool.

Approval of Fees. PPL Corporation’s Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. These procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of our company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the PPL Corporation Audit Committee. As a result of this approval process, PPL Corporation’s Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of PPL Corporation’s Audit Committee, who serves as the committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full PPL Corporation Audit Committee no later than its next meeting.

PPL Corporation’s Audit Committee approved 100% of the 2007 and 2006 audit and non-audit related fees.

Representatives of E&Y are not expected to be present at the Annual Meeting.

OTHER MATTERS

Shareowner Proposals for the Company’s 2009 Annual Meeting. To be included in the information statement for the 2009 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the company no later than December 26, 2008. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2009 Annual Meeting.

Annual Financial Statements. The company’s 2007 financial statements and related management discussion are appended to this document.

Schedule A

PPL Electric Utilities Corporation
2007 Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS

PPL Corporation and its current and former subsidiaries

PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.

PPL Capital Funding—PPL Capital Funding, Inc., a wholly-owned financing subsidiary of PPL.

PPL Electric—PPL Electric Utilities Corporation, a regulated utility subsidiary of PPL that transmits and distributes electricity in its service territory and provides electric supply to retail customers in this territory as a PLR.

PPL Energy Funding—PPL Energy Funding Corporation, a subsidiary of PPL and the parent company of PPL Energy Supply.

PPL EnergyPlus—PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply that markets and trades wholesale and retail electricity, and supplies energy and energy services in deregulated markets.

PPL Energy Supply—PPL Energy Supply, LLC, a subsidiary of PPL Energy Funding and the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries.

PPL Gas Utilities—PPL Gas Utilities Corporation, a regulated utility subsidiary of PPL that specializes in natural gas distribution, transmission and storage services, and the competitive sale of propane.

PPL Generation—PPL Generation, LLC, a subsidiary of PPL Energy Supply that owns and operates U.S. generating facilities through various subsidiaries.

PPL Global—PPL Global, LLC, a subsidiary of PPL Energy Supply that primarily owns and operates a business in the U.K. that is focused on the regulated distribution of electricity.

PPL Services—PPL Services Corporation, a subsidiary of PPL that provides shared services for PPL and its subsidiaries.

PPL Transition Bond Company—PPL Transition Bond Company, LLC, a subsidiary of PPL Electric that was formed to issue transition bonds under the Customer Choice Act.

Other terms and abbreviations

1945 First Mortgage Bond Indenture—PPL Electric’s Mortgage and Deed of Trust, dated as of October 1, 1945, to Deutsche Bank Trust Company Americas, as trustee, as supplemented.

2001 Senior Secured Bond Indenture—PPL Electric’s Indenture, dated as of August 1, 2001, to The Bank of New York (as successor to JPMorgan Chase Bank), as trustee, as supplemented.

AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects of regulated businesses, which is capitalized as part of construction cost.

APB—Accounting Principles Board.

ARB—Accounting Research Bulletin.

ARO—asset retirement obligation.

Black Lung Trust—a trust account maintained under federal and state Black Lung legislation for the payment of claims related to disability or death due to pneumoconiosis.

CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

Customer Choice Act—the Pennsylvania Electricity Generation Customer Choice and Competition Act, legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.

DOE—Department of Energy, a U.S. government agency.

EITF—Emerging Issues Task Force, an organization that assists the FASB in improving financial reporting through the identification, discussion and resolution of financial accounting issues within the framework of existing authoritative literature.

EMF—electric and magnetic fields.

EPA—Environmental Protection Agency, a U.S. government agency.

ESOP—Employee Stock Ownership Plan.

FASB—Financial Accounting Standards Board, a rulemaking organization that establishes financial accounting and reporting standards.

FERC—Federal Energy Regulatory Commission, the federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.

FIN—FASB Interpretation.

Fitch—Fitch, Inc.

FSP—FASB Staff Position.

GAAP—generally accepted accounting principles in the U.S.

ICP—Incentive Compensation Plan.

ICPKE—Incentive Compensation Plan for Key Employees.

ISO—Independent System Operator.

ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.

kWh—kilowatt-hour, basic unit of electrical energy.

LIBOR—London Interbank Offered Rate.

Moody’s—Moody’s Investors Service, Inc.

MW—megawatt, one thousand kilowatts.

MWh—megawatt hour, one thousand kilowatt hours.

NERC—North American Reliability Corporation.

NUGs (Non-Utility Generators)—generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

PJM (PJM Interconnection, L.L.C.)—operator of the electric transmission network and electric energy market in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.

PLR (Provider of Last Resort)—the role of PPL Electric in providing default electricity supply to retail customers within its delivery territory who have not chosen to select an alternative electricity supplier under the Customer Choice Act.

PP&E—property, plant and equipment.

PUC—Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.

PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric’s restructuring proceeding.

PUHCA—Public Utility Holding Company Act of 1935, legislation passed by the U.S. Congress. Repealed effective February 2006 by the Energy Policy Act of 2005.

PURPA—Public Utility Regulatory Policies Act of 1978, legislation passed by the U.S. Congress to encourage energy conservation, efficient use of resources and equitable rates.

RFC—ReliabilityFirst Corporation, the regional transmission reliability entity that replaced the Mid-Atlantic Area Coordination Council.

Sarbanes-Oxley—Sarbanes-Oxley Act of 2002, which sets requirements for management’s assessment of internal controls for financial reporting. It also requires an independent auditor to make its own assessment.

SEC—Securities and Exchange Commission, a U.S. government agency whose primary mission is to protect investors and maintain the integrity of the securities markets.

SFAS—Statement of Financial Accounting Standards, the accounting and financial reporting rules issued by the FASB.

S&P—Standard & Poor’s Ratings Services.

Superfund—federal environmental legislation that addresses remediation of contaminated sites; states also have similar statutes.

VEBA—Voluntary Employee Benefit Association Trust, trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PPL ELECTRIC UTILITIES CORPORATION

Terms and abbreviations appearing here are explained in the glossary. Dollars are in millions, unless otherwise noted.

Forward-looking Information

Statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Electric believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather conditions affecting customer energy use and operating costs;

•	the effect of any business or industry restructuring;

•	PPL Electric’s profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	transmission and distribution system conditions and operating costs;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and other expenses;

•	market prices of commodity inputs for ongoing capital expenditures;

•	collective labor bargaining negotiations;

•	development of new markets and technologies;

•	political, regulatory or economic conditions in regions where PPL Electric conducts business;

•	any impact of hurricanes or other severe weather on PPL Electric;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state or federal legislation, including new tax legislation;

•	state and federal regulatory developments;

•	the impact of any state or federal investigations applicable to PPL Electric and the energy industry;

•	capital market conditions, including changes in interest rates, and decisions regarding capital structure;

•	the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans;

•	securities and credit ratings;

•	the outcome of litigation against PPL Electric;

•	potential effects of threatened or actual terrorism or war or other hostilities; and

•	PPL Electric’s commitments and liabilities.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Electric on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL Electric to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL Electric undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Overview

PPL Electric provides electricity delivery service in eastern and central Pennsylvania. Its headquarters are in Allentown, PA. PPL Electric’s strategy and principal challenge is to own and operate its electricity delivery business while maintaining high quality customer service and reliability in a cost-effective manner.

PPL Electric’s electricity delivery business is rate-regulated. Accordingly, this business is subject to regulatory risk with respect to costs that may be recovered and investment returns that may be collected through customer rates. In particular, uncertainty driven by potential changes in the regulatory treatment of PPL Electric’s PLR obligation after 2009, when its full requirements supply contracts with PPL EnergyPlus expire, presents a risk for the electricity delivery business. The Customer Choice Act requires electricity delivery companies, like PPL Electric, to act as a PLR of electricity and provides that electricity supply costs will be recovered by such companies pursuant to regulations to be established by the PUC. As discussed in more detail in “Results of Operations—Earnings—2008 Outlook,” there are a number of ongoing regulatory and legislative activities that may affect PPL Electric’s recovery of supply costs after 2009. In May 2007, the PUC approved PPL Electric’s plan to procure default electricity supply in 2007-2009 for retail customers who do not choose an alternative competitive supplier in 2010. Pursuant to this plan, PPL Electric has contracted for one-third of the 2010 electricity supply it expects to need for residential, small commercial and small industrial customers. In November 2007, PPL Electric filed a plan with the PUC, which is still pending, under which its residential and small commercial customers, beginning in mid-2008, could begin to pay in advance to smooth the impact of price increases when generation rate caps expire in 2010. In September 2007, the PUC regulations regarding the obligation of Pennsylvania electric utilities to provide default electricity supply in 2011 and beyond became effective. Later this year, PPL Electric plans to file for PUC approval of its post-2010 supply procurement plan under these regulations. In addition to this regulatory activity, the Governor of Pennsylvania has proposed an Energy Independence Strategy which, among other things, contains initiatives to address PLR issues including a requirement that PLRs will obtain a “least-cost portfolio” of electric supply. The Pennsylvania legislature has convened and continues a special session to address the proposals in the Governor’s Strategy and other energy issues. In addition, certain Pennsylvania legislators have introduced legislation to extend generation rate caps or otherwise limit cost recovery through rates for Pennsylvania utilities beyond the end of their transition periods, which in PPL Electric’s case is December 31, 2009. PPL Electric has expressed strong concern regarding the severe potential consequences of such legislation on customer service, system reliability, adequate future generation supply and PPL Electric’s financial viability.

In order to manage financing costs and access to credit markets, a key objective for PPL Electric is to maintain a strong credit profile. PPL Electric continually focuses on maintaining an appropriate capital structure and liquidity position.

The purpose of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is to provide information concerning PPL Electric’s past and expected future performance in implementing the strategy and managing the risks and challenges mentioned above. Specifically:

•	“Results of Operations” provides an overview of PPL Electric’s operating results in 2007, 2006 and 2005, including a review of earnings. It also provides a brief outlook for 2008.

•	“Financial Condition—Liquidity and Capital Resources” provides an analysis of PPL Electric’s liquidity position and credit profile, including its sources of cash (including bank credit facilities and sources of operating cash flow) and uses of cash (including contractual commitments and capital expenditure requirements) and the key risks and uncertainties that impact PPL Electric’s past and future liquidity position and financial condition. This subsection also includes a listing of PPL Electric’s current credit ratings.

•	“Financial Condition—Risk Management” includes an explanation of PPL Electric’s risk management activities regarding commodity price risk and interest rate risk.

•	“Application of Critical Accounting Policies” provides an overview of the accounting policies that are particularly important to the results of operations and financial condition of PPL Electric and that require its management to make significant estimates, assumptions and other judgments.

The information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with PPL Electric’s Consolidated Financial Statements and the accompanying Notes.

Results of Operations

Earnings

Income available to PPL was:

2007	2006	2005

$145	$180	$145

The after-tax changes in income available to PPL were due to:

	2007 vs. 2006	2006 vs. 2005

Delivery revenues (net of CTC/ITC amortization, interest expense on transition bonds and ancillary charges)	$15	$(6)
Other operation and maintenance	(4)	(13)
Depreciation	(8)	(4)
Interest income on loans to affiliates	(1)	4
Financing costs (excluding transition bond interest expense)	(3)	(6)
Income tax adjustments	(2)	(5)
Other	4	1
Special items	(36)	64

	$(35)	$35

The changes in net income from year to year were, in part, attributable to several special items that management considers significant. Details of these special items are provided below.

The year-to-year changes in significant earnings components are explained in the “Statement of Income Analysis.”

PPL Electric’s year-to-year earnings were affected by:

•	Delivery revenues increased in 2007 compared with 2006, primarily due to a 4% increase in sales volume. This increase was primarily due to the impact of favorable weather in 2007 on residential and commercial sales and normal load growth. Delivery revenues decreased in 2006 compared with 2005 primarily due to milder weather in 2006.

•	Operation and maintenance expenses increased in 2007 compared with 2006, primarily due to increased tree trimming, defined benefit and consumer education expenses. Operation and maintenance expenses increased in 2006 compared with 2005, primarily due to increased tree trimming costs, a union contract ratification bonus and storm restoration costs.

•	Depreciation expense was higher in both periods primarily due to PP&E additions.

The following after-tax amounts, which management considers special items, also had a significant impact on earnings. See the indicated Notes to the Financial Statements for additional information.

	2007	2006	2005

Workforce reduction	$(1)
Realization of benefits related to Black Lung Trust assets (Note 9)		$21
PJM billing dispute (Note 10)		21	$(27)
Reversal of cost recovery—Hurricane Isabel (Note 1)		(7)
Acceleration of stock-based compensation expense for periods prior to 2005 (Note 1)			(2)

Total	$(1)	$35	$(29)

PPL Electric’s earnings beyond 2007 are subject to various risks and uncertainties. See “Forward-looking Information,” the rest of Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 10 to the Financial Statements for a discussion of the risks, uncertainties and factors that may impact PPL Electric’s future earnings.

2008 Outlook

Excluding special items, PPL Electric projects higher earnings, driven by higher revenues as a result of PPL Electric’s new distribution rates effective January 1, 2008.

In March 2007, PPL Electric filed a request with the PUC to increase distribution rates by approximately $84 million (subsequently amended to $77 million). In August 2007, PPL Electric entered into a settlement agreement with the parties to increase its distribution rates by $55 million, effective January 1, 2008, for an overall revenue increase of 1.7% over PPL Electric’s 2007 rates. In December 2007, the PUC approved this settlement without modification.

In May 2007, the PUC approved PPL Electric’s plan to procure default electricity supply in 2007-2009 for retail customers who do not choose an alternative competitive supplier in 2010 after PPL Electric’s PLR contract with PPL EnergyPlus expires. Under the plan, PPL Electric was approved to issue a series of competitive bids for such supply in 2007, 2008 and 2009. In July 2007, the PUC approved bids for the first of six competitive solicitations and PPL Electric entered into supply contracts for 850 MW, or one-sixth of its expected electricity supply needs in 2010 for residential, small commercial and small industrial customers who do not choose a competitive supplier. The average generation supply prices from the first bid process were $101.77 per MWh for residential customers and $105.11 per MWh for small commercial and small industrial customers. In October 2007, the PUC approved bids for the second competitive solicitation and PPL Electric entered into contracts for another 850 MW of 2010 generation supply for these customers. The average generation supply prices from the second bid process were $105.08 per MWh for residential customers and $105.75 per MWh for small commercial and small industrial customers. As a result, PPL Electric has contracted for one-third of the electricity supply it expects to need for 2010. If the average prices paid for the supply purchased so far were to be the same for the remaining four purchases, the average residential customer’s monthly bill in 2010 would increase about 34.5% over 2009 levels, while small commercial and small industrial bills would increase in the range of 22.8% to 42.2%. The estimated increases include Pennsylvania gross receipts tax and an adjustment for line losses, and exclude PPL Electric’s January 1, 2008 rate increase. Actual 2010 prices will not be known until all six supply purchases have been made. The third solicitation will be conducted in March 2008.

In May 2007, the PUC approved final regulations regarding the obligation of Pennsylvania electric utilities to provide default electricity supply in 2011 and beyond. The new regulations provide that default service providers will acquire electricity supply at prevailing market prices pursuant to procurement and implementation plans approved by the PUC. The regulations also address the utilities’ recovery of market supply costs. The final regulations became effective in September 2007.

In addition, the Governor of Pennsylvania proposed an Energy Independence Strategy (Strategy) in early 2007 which, among other things, contains initiatives to address PLR issues. For example, under the Strategy, retail customers could elect to phase-in over three years any initial generation rate increase approved by the PUC. Also, PLR providers would be required to obtain a “least cost portfolio” of supply by purchasing power in the spot market and through contracts of varying lengths, and the provider would be required to procure energy conservation resources before acquiring additional power. In addition, PLR providers could enter into long-term contracts with large energy users and alternative energy developers. It is uncertain at this time whether the details of implementing the Strategy, including the issues of deferral of costs and recovery of interest for the customer rate phase-in program and the timing of PUC approval for PLR supply portfolios, will be delegated to the PUC.

Components of the Strategy are included in various bills. One such bill that passed in the Pennsylvania House of Representatives (House) in February 2008, contains conservation and demand-side management targets and mandatory deployment of smart metering technology. The bill provides for full and current cost recovery through an energy efficiency and demand-side management recovery mechanism.

In September 2007, the Pennsylvania General Assembly convened a special session to address the proposals in the Governor’s Strategy. Central to the Governor’s Strategy is an $850 million Energy Independence Fund to support alternative and renewable energy sources and energy conservation that would be funded through revenue bonds and a surcharge on electricity bills. The Pennsylvania Senate (Senate) has formed a special committee to manage legislation for the special legislative session. As an alternative to the Governor’s $850 million Energy Independence Fund, the full Senate has approved a bill that would create a $650 million fund for clean energy projects, conservation and energy efficiency initiatives and pollution control projects that would be funded through revenue bonds and gross receipts tax revenue, which will increase as rate caps expire. The House is also considering similar legislation to create an $850 million fund, also to be funded through revenue bonds and gross receipts tax revenue.

PPL Electric currently is working with Pennsylvania legislators, regulators and other stakeholders to develop constructive measures to help customers transition to market rates after 2009, including a variety of rate mitigation, educational and energy conservation programs, consistent with several initiatives being developed by the state administration and legislature. In this regard, in November 2007, PPL Electric requested the PUC to approve a plan under which its residential and small commercial customers could smooth the impact of price increases when generation rate caps expire in 2010. The proposed phase-in plan would provide customers the option of paying additional amounts on their electric bills beginning in mid-2008 and continuing through 2009. Funds collected during 2008 and 2009, plus accrued interest, would be applied to 2010 and 2011 electric bills, mitigating the impact of the rate cap expiration. PPL Electric requested expedited consideration by the PUC. Ten parties have filed responses to PPL Electric’s petition, primarily because PPL Electric’s proposal would offer the program on an “opt-out” basis (i.e., customers would be enrolled automatically and affirmatively have to “opt-out” if they choose not to participate). The parties have reached a settlement of this proceeding under which PPL Electric has agreed to change the “opt-out” approach to an “opt-in” approach (i.e., customers would have to affirmatively enroll). In addition, PPL Electric has agreed to make the program available to customers enrolled in budget billing. On February 27, 2008, the settlement agreement was filed with the Administrative Law Judge assigned to this case. The settlement must be approved by the Administrative Law Judge and the PUC.

Certain Pennsylvania legislators have introduced or are contemplating the introduction of legislation to extend generation rate caps or otherwise limit cost recovery through rates for Pennsylvania utilities beyond their transition periods, which in PPL Electric’s case would be December 31, 2009. PPL Electric has expressed strong concern regarding the severe potential consequences of such legislation on customer service, system reliability, adequate future generation supply and PPL Electric’s financial viability. If such legislation or similar legislation is enacted, PPL Electric could experience operating losses, cash flow shortfalls and other adverse financial impacts. In addition, continuing uncertainty regarding PPL Electric’s ability to recover its market supply and other costs of operation after 2009 could adversely impact its credit quality, financing costs and availability of credit facilities necessary to operate its business. In addition, PPL Electric believes that such an extension of rate caps, if enacted into law, would violate federal law and the U.S. Constitution. At this time, PPL Electric cannot predict the final outcome or impact of this legislative and regulatory process.

Statement of Income Analysis—

Operating Revenues

Retail Electric

The increases in revenues from retail electric operations were attributable to:

	2007 vs. 2006	2006 vs. 2005

PLR electric delivery	$109	$127
Electric delivery	43	(38)
Other		(2)

	$152	$87

Higher PLR revenues and electric delivery revenues were primarily due to a 4% increase in sales volume. This increase was primarily due to the impact of favorable weather in 2007 on residential and commercial sales and normal load growth.

The increases in revenues from retail electric operations for 2006 compared with 2005 were primarily due to increased PLR revenues resulting from an 8.4% rate increase, offset by a decrease in electric delivery revenues resulting from a decrease in sales volumes due in part to milder weather in 2006.

Wholesale Electric to Affiliate

PPL Electric has a contract to sell to PPL EnergyPlus the electricity that PPL Electric purchases under contracts with NUGs. The $9 million increase in wholesale revenue to affiliate in 2006 compared with 2005 was primarily due to an unplanned outage at a NUG facility in 2005. PPL Electric therefore had more electricity to sell to PPL EnergyPlus in 2006.

Energy Purchases

Energy purchases increased by $31 million for 2007 compared with 2006, primarily due to the $28 million reduction in 2006 of the loss accrual recorded in 2005, for the PJM billing dispute. See Note 10 to the Financial Statements for additional information regarding the PJM billing dispute. Also, $6 million in higher ancillary costs contributed to the increase.

Energy purchases decreased by $81 million for 2006 compared with 2005, primarily due to the $39 million loss accrual for the PJM billing dispute recorded in 2005 and the $28 million reduction of that accrual recorded in 2006. Also, the decrease reflects $14 million in lower ancillary costs and a reduction of $8 million resulting from the elimination of a charge to load-serving entities, which minimized the impacts of integrating into the Midwest ISO and PJM markets. These decreases were partially offset by a $7 million increase due to an unplanned NUG outage in 2005.

Energy Purchases from Affiliate

Energy purchases from affiliate increased by $102 million in 2007 compared with 2006. The increase reflects higher PLR load, as well as higher prices for energy purchased under the power supply contracts with PPL EnergyPlus that were needed to support the PLR load.

Energy purchases from affiliate increased by $118 million in 2006 compared with 2005. The increase is primarily the result of an 8.4% increase in prices for energy purchased under the power supply contracts with PPL EnergyPlus needed to support PLR load, offset by a slight decrease in that load.

Other Operation and Maintenance

The changes in other operation and maintenance expense were due to:

	2007 vs. 2006	2006 vs. 2005

Realization of benefits related to Black Lung Trust assets in 2006 (Note 9)	$36	$(36)
PUC-reportable storm costs	6	9
Distribution system reliability work, including tree trimming	6	19
Defined benefit costs (Note 9)	3	4
Consumer education	3
Insurance premiums	3	3
Allocation of certain corporate service costs (Note 11)	(2)	2
Union contract ratification bonus		3
Accelerated amortization of stock-based compensation (Note 1)		(5)
PJM system control and dispatch services		(2)
Retired miners’ medical benefits		(7)
Costs associated with severe ice storms in January 2005 (Note 1)		(16)
Subsequent deferral of a portion of costs associated with January 2005 ice storms (Note 1)		12
Hurricane Isabel (Note 1)	(11)	11
Insurance recovery of storm costs	(11)
Other		(3)

	$33	$(6)

Depreciation

Depreciation increased by $14 million in 2007 compared with 2006 and by $6 million in 2006 compared with 2005 primarily due to PP&E additions. Both periods were also impacted by the purchase in 2006 of equipment previously leased. See Note 7 to the Financial Statements for additional information.

Taxes, Other Than Income

Taxes, other than income increased by $11 million in 2007 compared with 2006. The increase was primarily due to a $12 million increase in domestic gross receipts tax expense, which is passed through to customers, resulting from a 4% increase in sales volume.

Taxes, other than income increased by $4 million in 2006 compared with 2005. The increase was primarily due to a $7 million increase in gross receipts tax expense, partially offset by a $2 million decrease in real estate tax expense.

Other Income—net

See Note 12 to the Financial Statements for details of other income and deductions.

Financing Costs

The decreases in financing costs, which include “Interest Expense,” “Interest Expense with Affiliate” and “Dividends on Preferred Securities,” were due to:

	2007 vs. 2006	2006 vs. 2005

Interest accrued for PJM billing dispute (Note 10)	$7	$(15)
Dividends on 6.25% Series Preference Stock issued in April 2006 (Note 4)	4	12
Interest on PLR contract collateral (Note 11)		5
Long-term debt interest expense primarily due to the repayment of transition bonds	(22)	(20)
Other	(1)	(1)

	$(12)	$(19)

Income Taxes

The changes in income taxes were due to:

	2007 vs. 2006	2006 vs. 2005

Tax reserve adjustments (Note 2)	$5
Tax return adjustments (Note 2)	(5)	$4
(Lower) higher pre-tax book income	(23)	30
Other	2	1

	$(21)	$35

See Note 2 to the Financial Statements for details on effective income tax rates.

Financial Condition

Liquidity and Capital Resources

PPL Electric is focused on maintaining its investment grade credit profile by maintaining an appropriate liquidity position and a strong balance sheet. PPL Electric believes that its cash on hand, operating cash flows, access to debt and equity capital markets and borrowing capacity, taken as a whole, provide sufficient resources to fund its ongoing operating requirements, future security maturities and estimated future capital expenditures. PPL Electric currently expects cash, cash equivalents and short-term investments at the end of 2008 to be less than $100 million, while maintaining $200 million in credit facility capacity. However, PPL Electric’s cash flows from operations and access to cost effective bank and capital markets are subject to risks and uncertainties including, but not limited to:

•	unusual or extreme weather that may damage PPL Electric’s transmission and distribution facilities or affect energy sales to customers;

•	the ability to recover and the timeliness and adequacy of recovery of costs associated with regulated utility businesses;

•	any adverse outcome of legal proceedings and investigations with respect to PPL Electric’s current and past business activities; and

•	a downgrade in PPL Electric’s or its subsidiary’s credit ratings that could adversely affect their ability to access capital and increase the cost of maintaining credit facilities and any new debt.

At December 31, PPL Electric had the following:

	2007	2006	2005

Cash and cash equivalents	$33	$150	$298
Short-term investments		26	25

	$33	$176	$323

Short-term debt	$41	$42	$42

The changes in PPL Electric’s cash and cash equivalents position resulted from:

	2007	2006	2005

Net Cash Provided by Operating Activities	$568	$578	$580
Net Cash Used in Investing Activities	(239)	(287)	(193)
Net Cash Used in Financing Activities	(446)	(439)	(240)

Net (Decrease) Increase in Cash and Cash Equivalents	$(117)	$(148)	$147

Operating Activities

PPL Electric’s cash provided by operating activities remained stable from 2005 through 2007. Except for the items explained below, there were no other significant changes in the components of PPL Electric’s cash provided by operating activities. In 2007, delivery revenues increased primarily as a result of an increase in sales volumes in 2007 compared with 2006, which was due to the impact of favorable weather in 2007 on residential and commercial sales and normal load growth. This increase in revenues was offset by an increase in energy purchases, primarily from PPL EnergyPlus under the PLR contracts to support the PLR load. In 2006, domestic retail electric revenues increased as a result of an 8.4% increase in PLR sales prices in 2006, but were partially offset by a decrease in domestic delivery revenues resulting from a decrease in sales volumes in 2006 compared with 2005, due in part to milder weather in 2006. The net increase from revenues in 2006 was offset by energy purchases PPL Electric made from PPL EnergyPlus under the PLR contracts. PPL Electric purchased less energy under the PLR contracts in 2006 compared with 2005 but incurred a scheduled 8.4% increase in the price it pays under such contracts.

An important element supporting the stability of PPL Electric’s cash from operations is its purchase contracts with PPL EnergyPlus. These contracts provide sufficient energy for PPL Electric to meet its PLR obligation through 2009, at the predetermined capped rates it is entitled to charge its customers over this period. These contracts require cash collateral or other credit enhancement, or reductions or terminations of a portion of the entire contract through cash settlement, in the event of adverse changes in market prices. Also under the contracts, PPL Energy Supply may request cash collateral or other credit enhancement, or reductions or terminations of a portion of the entire contract through cash settlement, in the event of a downgrade of PPL Electric’s credit ratings. The maximum amount that PPL Electric would have to post under these contracts is $300 million, and PPL Electric estimates that it would not have had to post any collateral if energy prices decreased by 10% from year-end 2007 or 2006 levels.

Investing Activities

The primary use of cash in investing activities is capital expenditures. See “Forecasted Uses of Cash” for detail regarding capital expenditures in 2007 and projected expenditures for the years 2008 through 2012.

Net cash used in investing activities decreased by $48 million in 2007 compared with 2006, primarily as a result of $25 million in net proceeds from purchases and sales of short-term investments and $23 million received from an affiliate as a partial repayment on a demand loan that was extended to the affiliate in 2004. Net cash used in investing activities increased by $94 million in 2006 compared with 2005, primarily as a result of an increase of $115 million in capital expenditures, of which $52 million related to the purchase of leased equipment. See Note 7 to the Financial Statements for further discussion of the 2006 purchase of leased equipment in connection with the termination of the related master lease agreements.

Financing Activities

Although net cash used in financing activities remained stable in 2007 compared with 2006, there were significant changes in certain components. PPL Electric had net debt retirements of $306 million in 2007 compared with $433 million in 2006. Additionally, in 2006, PPL Electric received net proceeds of $245 million from the issuance of preference stock, received a $75 million contribution from PPL and repurchased $200 million of common stock from PPL. A portion of the proceeds received from the issuance of the preference stock was used to fund the repurchase of common stock from PPL in 2006. See Note 4 to the Financial Statements for information regarding the preference stock issued by PPL Electric.

Net cash used in financing activities increased $199 million in 2006 compared with 2005, primarily as a result of the repurchase of $200 million of common stock from PPL, an increase of $298 million in net debt retirements and an increase of $23 million in dividends paid to PPL, partially offset by net proceeds of $245 million from the issuance of preference stock and a $75 million contribution from PPL.

See “Forecasted Sources of Cash” for a discussion of PPL Electric’s plans to issue debt and equity securities, as well as a discussion of credit facility capacity available to PPL Electric. Also see “Forecasted Uses of Cash” for a discussion of PPL Electric’s plans to pay dividends on its common and preferred securities, as well as maturities of PPL Electric’s long-term debt.

PPL Electric’s debt financing activity in 2007 was:

	Issuances	Retirements

PPL Electric Senior Secured Bonds	$250	$(255)
PPL Transition Bond Company Transition Bonds		(300)
PPL Electric short-term debt (net change)		(1)

Total	$250	$(556)

Net decrease		$(306)

See Note 5 to the Financial Statements for more detailed information regarding PPL Electric’s financing activities in 2007.

Forecasted Sources of Cash

PPL Electric expects to continue to have significant sources of cash available in the near term, including a credit facility, a commercial paper program and an asset-backed commercial paper program. PPL Electric also expects to continue to have access to debt and equity capital markets, as necessary, for its long-term financing needs.

Credit Facility

At December 31, 2007, PPL Electric’s total committed borrowing capacity under its credit facility and the use of this borrowing capacity were:

			Letters
	Committed		of Credit	Available
	Capacity	Borrowed	Issued (b)	Capacity

PPL Electric Credit Facility (a)	$200			$200

(a)	Borrowings under PPL Electric’s credit facility generally bear interest at LIBOR-based rates plus a spread, depending upon the company’s public debt rating. PPL Electric also has the capability to cause the lenders to issue up to $200 million of letters of credit under this facility, which issuances reduce available borrowing capacity. Under certain conditions, PPL Electric may request that the facility’s capacity be increased by up to $100 million.

The credit facility contains a financial covenant requiring debt to total capitalization to not exceed 70%. At December 31, 2007 and 2006, PPL Electric’s consolidated debt to total capitalization percentages, as calculated in accordance with its credit facility, were 47% and 48%. The credit facility also contains standard representations and warranties that must be made for PPL Electric to borrow under it.

(b)	PPL Electric has a reimbursement obligation to the extent any letters of credit are drawn upon.

In addition to the financial covenants noted in the table above, the credit agreement contains various other covenants. Failure to comply with the covenants after applicable grace periods could result in acceleration of repayment of borrowings and/or termination of the agreement. PPL Electric monitors compliance with the covenants on a regular basis. At December 31, 2007, PPL Electric was in material compliance with these covenants. At this time, PPL Electric believes that these covenants and other borrowing conditions will not limit access to this funding source. PPL Electric intends to renew and extend its $200 million credit facility in 2008.

Commercial Paper

PPL Electric maintains a commercial paper program for up to $200 million to provide an additional financing source to fund its short-term liquidity needs, if and when necessary. Commercial paper issuances are supported by the $200 million credit facility of PPL Electric. PPL Electric had no commercial paper outstanding at December 31, 2007 and 2006. During 2008, PPL Electric may issue commercial paper from time to time to facilitate short-term cash flow needs.

Asset-Backed Commercial Paper Program

PPL Electric participates in an asset-backed commercial paper program through which it obtains financing by selling and contributing its eligible accounts receivable and unbilled revenues to a special purpose, wholly-owned subsidiary on an ongoing basis. The subsidiary pledges these assets to secure loans of up to an aggregate of $150 million from a commercial paper conduit sponsored by a financial institution. PPL Electric uses the proceeds from the program for general corporate purposes and to cash collateralize letters of credit. At December 31, 2007 and 2006, loan balances outstanding were $41 million and $42 million, all of which were being used to cash collateralize letters of credit. See Note 5 to the Financial Statements for further discussion of the asset-backed commercial paper program.

Contributions from PPL

From time to time PPL may make capital contributions to PPL Electric. PPL Electric may use these contributions for general corporate purposes, including funding redemptions of existing debt.

Long-Term Debt and Equity Securities

PPL Electric currently does not plan to issue any long-term debt or equity securities in 2008.

Forecasted Uses of Cash

In addition to expenditures required for normal operating activities, such as purchased power, payroll, and taxes, PPL Electric currently expects to incur future cash outflows for capital expenditures, various contractual obligations and payment of dividends on its common and preferred securities.

Capital Expenditures

The table below shows PPL Electric’s actual spending for the year 2007 and current capital expenditure projections for the years 2008 through 2012.

	Actual	Projected
	2007	2008	2009	2010	2011	2012

Construction expenditures (a)
Transmission and distribution facilities	$256	$239	$281	$377	$500	$488
Other	30	25	24	27	21	23

Total Capital Expenditures	$286	$264	$305	$404	$521	$511

(a)	Construction expenditures include AFUDC, which is expected to be approximately $26 million for the 2008-2012 period.

PPL Electric’s capital expenditure projections for the years 2008-2012 total approximately $2.0 billion. Capital expenditure plans are revised periodically to reflect changes in operational, market and regulatory conditions. The table includes projected costs for the PJM-approved regional transmission line expansion project. See Note 6 to the Financial Statements.

PPL Electric plans to fund all of its capital expenditures in 2008 with cash on hand and cash from operations.

Contractual Obligations

PPL Electric has assumed various financial obligations and commitments in the ordinary course of conducting its business. At December 31, 2007, the estimated contractual cash obligations of PPL Electric were:

		Less
		Than	1-3	4-5	After 5
Contractual Cash Obligations	Total	1 Year	Years	Years	Years

Long-term Debt (a)	$1,674	$395	$486		$793
Interest on Long-term Debt (b)	925	89	115	$84	637
Capital Lease Obligations
Operating Leases
Purchase Obligations (c)	4,710	1,921	2,779	5	5
Other Long-term Liabilities Reflected on the Balance Sheets under GAAP (d)

Total Contractual Cash Obligations	$7,309	$2,405	$3,380	$89	$1,435

(a)	Reflects principal maturities only. Includes $305 million of transition bonds issued by PPL Transition Bond Company in 1999 to securitize a portion of PPL Electric’s stranded costs. This debt is non-recourse to PPL Electric.

(b)	Assumes interest payments through maturity. The payments herein are subject to change, as payments for variable-rate debt have been estimated.

(c)	The payments reflected herein are subject to change, as the purchase obligation reflected is an estimate based on projected obligated quantities and projected pricing under the contract. Purchase orders made in the ordinary course of business are excluded from the amounts presented.

(d)	At December 31, 2007, total unrecognized tax benefits of $68 million were excluded from this table as PPL Electric cannot reasonably estimate the amount and period of future payments. See Note 2 to the Financial Statements for additional information.

Dividends

From time to time, as determined by its Board of Directors, PPL Electric pays dividends on its common stock to its parent, PPL, which uses the dividends for general corporate purposes, including meeting its cash flow needs.

As discussed in Note 5 to the Financial Statements, PPL Electric may not pay dividends on its common stock, except in certain circumstances, unless full dividends have been paid on the 6.25% Series Preference Stock for the then-current dividend period. Additionally, PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments on its common stock in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

PPL Electric expects to continue to pay quarterly dividends on its outstanding preferred securities, if and as declared by its Board of Directors.

Credit Ratings

Moody’s, S&P and Fitch periodically review the credit ratings on the debt and preferred securities of PPL Electric and PPL Transition Bond Company. Based on their respective independent reviews, the rating agencies may make certain ratings revisions or ratings affirmations.

A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues. The credit ratings of PPL Electric and PPL Transition Bond Company are based on information provided by PPL Electric and other sources. The ratings of Moody’s, S&P and Fitch are not a recommendation to buy, sell or hold any securities of PPL Electric or PPL Transition Bond Company. Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to their securities. A downgrade in PPL Electric’s or PPL Transition Bond Company’s credit ratings could result in higher borrowing costs and reduced access to capital markets.

The following table summarizes the credit ratings of PPL Electric and PPL Transition Bond Company at December 31, 2007.

	Moody’s	S&P	Fitch (a)

PPL Electric (b)
Senior Unsecured/Issuer Rating	Baa1	A-	BBB
First Mortgage Bonds	A3	A-	A-
Senior Secured Bonds	A3	A-	A-
Commercial Paper	P-2	A-2	F2
Preferred Stock	Baa3	BBB	BBB+
Preference Stock	Baa3	BBB	BBB
Outlook	STABLE	STABLE	STABLE
PPL Transition Bond Company
Transition Bonds	Aaa	AAA	AAA

(a)	Issuer Rating for Fitch is an “Issuer Default Rating.”

(b)	Excludes Pollution Control Revenue Bonds issued by the Lehigh County Industrial Development Authority on behalf of PPL Electric, which are insured and are currently rated on the basis of the relevant insurer’s ratings.

Moody’s did not take any actions related to PPL Electric or PPL Transition Bond Company during 2007. In August 2007, Fitch affirmed its AAA rating for the Transition Bonds of PPL Transition Bond Company. In December 2007, S&P completed its annual review of PPL Electric and affirmed its credit ratings and stable outlook noted in the table above for PPL Electric.

Off-Balance Sheet Arrangements

PPL Electric has entered into certain guarantee agreements that are within the scope of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” See Note 10 to the Financial Statements for a discussion of guarantees.

Risk Management

Market Risk

Commodity Price Risk—PLR Contracts

PPL Electric and PPL EnergyPlus have power supply agreements under which PPL EnergyPlus sells to PPL Electric (under a predetermined pricing arrangement) energy and capacity to fulfill PPL Electric’s PLR obligation through 2009. As a result, PPL Electric has shifted any electric price risk relating to its PLR obligation to PPL EnergyPlus through 2009. See Note 11 to the Financial Statements for information on the PLR contracts.

Commodity Price Risk—Post-PLR Contracts

In order to mitigate the risk that PPL Electric will not be able to obtain adequate energy supply subsequent to 2009, when the full requirements energy supply agreements with PPL EnergyPlus expire, PPL Electric has entered into power purchase agreements that include fixed prices. PPL Electric’s future financial performance will be affected by its ability to enter into other new supply contracts, the duration and pricing of such contracts relative to prevailing market conditions, and the regulatory treatment for such contracts and the associated recovery of its supply costs. Depending on these factors, PPL Electric’s financial results may be materially adversely affected. See “Results of Operations—Earnings—2008 Outlook” for information on the PUC-approved procurement plan and other ongoing Pennsylvania regulatory and legislative activities.

Interest Rate Risk

PPL Electric has issued debt to finance its operations, which exposes it to interest expense risk. At December 31, 2007 and 2006, PPL Electric’s potential annual exposure to increased interest expense, based on a 10% increase in interest rates, was insignificant.

PPL Electric is also exposed to changes in the fair value of its debt portfolio. At December 31, 2007, PPL Electric estimated that its potential exposure to a change in the fair value of its debt portfolio, through a 10% adverse movement in interest rates, was $49 million, compared with $37 million at December 31, 2006.

Defined Benefit Plans—Securities Price Risk

See “Application of Critical Accounting Policies—Defined Benefits” for additional information regarding the effect of securities price risk on plan assets.

Related Party Transactions

PPL Electric is not aware of any material ownership interests or operating responsibility by senior management of PPL Electric in outside partnerships, including leasing transactions with variable interest entities, or other entities doing business with PPL Electric.

For additional information on related party transactions, see Note 11 to the Financial Statements.

Environmental Matters

See Note 10 to the Financial Statements for a discussion of environmental matters.

New Accounting Standards

See Note 17 to the Financial Statements for a discussion of new accounting standards recently adopted or pending adoption.

Application of Critical Accounting Policies

PPL Electric’s financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to the financial condition or results of operations of PPL Electric, and require estimates or other judgments of matters inherently uncertain. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the Financial Statements. (These accounting policies are also discussed in Note 1 to the Financial Statements.) PPL’s senior management has reviewed these critical accounting policies, and the estimates and assumptions regarding them, with its Audit Committee. In addition, PPL’s senior management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.

In 2006, the FASB issued SFAS 157, “Fair Value Measurements.” Among other things, SFAS 157 provides a definition of fair value as well as a framework for measuring fair value. In February 2008, the FASB amended SFAS 157 through the issuance of FSP FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 amends SFAS 157 to exclude from its scope, certain accounting pronouncements that address fair value measurements associated with leases. FSP FAS 157-2 delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

As permitted by this guidance, PPL Electric will partially adopt SFAS 157, as amended, effective January 1, 2008. The January 1, 2008 adoption, although not expected to be significant, is expected to affect the fair value component of PPL Electric’s critical accounting policy related to “Defined Benefits” in future periods. See Note 17 to the Financial Statements for additional information regarding SFAS 157, as amended.

1)  Defined Benefits

PPL Electric participates in, and is allocated a significant portion of the liability and net periodic defined benefit pension and other postretirement costs of plans sponsored by PPL Services based on participation in those plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these defined benefits. In addition, PPL adopted the recognition and measurement date provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006. Subsequent to the adoption of SFAS 158, PPL is required to record an asset or liability to recognize the funded status of all defined benefit plans with an offsetting entry to regulatory assets for the portion allocated to PPL Electric. Consequently, the funded status of all defined benefit plans is now fully recognized on the Balance Sheets. See Note 9 to the Financial Statements for additional information about the plans and the accounting for defined benefits.

Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Delayed recognition in earnings of differences between actual results and expected or estimated results is a guiding principle of these standards. Annual net periodic defined benefit costs are recorded in current earnings based on these estimated results. Any differences between actual and estimated results are recorded as regulatory assets. The regulatory assets are amortized to income over future periods. This delayed recognition in income of actual results allows for a smoothed recognition of costs over the working lives of the employees who benefit under the plans. The primary assumptions are:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which are based on projections of benefit payments to be made in the future. The objective in selecting the discount rate is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay the accumulated benefits when due.

•	Expected Return on Plan Assets—Management projects the future return on plan assets considering prior performance, but primarily based upon the plans’ mix of assets and expectations for the long-term returns on those asset classes. These projected returns reduce the net benefit costs PPL Electric records currently.

•	Rate of Compensation Increase—Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Health Care Cost Trend Rate—Management projects the expected increases in the cost of health care.

In selecting a discount rate for its domestic defined benefit plans, PPL starts with an analysis of the expected benefit payment stream for its plans. This information is first matched against a spot-rate yield curve. A portfolio of over 500 Aa-graded non-callable (or callable with make-whole provisions) bonds, with a total amount outstanding in excess of $350 billion, serves as the base from which those with the lowest and highest yields are eliminated to develop the ultimate yield curve. The results of this analysis are considered together with other economic data and movements in various bond indices to determine the discount rate assumption. At December 31, 2007, PPL increased the discount rate for its domestic pension plans from 5.94% to 6.39% as a result of this assessment and increased the discount rate for its other postretirement benefit plans from 5.88% to 6.26%.

In selecting an expected return on plan assets, PPL considers tax implications, past performance and economic forecasts for the types of investments held by the plans. At December 31, 2007, PPL’s expected return on plan assets was reduced from 8.50% to 8.25% for its domestic pension plans and increased from 7.75% to 7.80% for its other postretirement benefit plans.

In selecting a rate of compensation increase, PPL considers past experience in light of movements in inflation rates. At December 31, 2007, PPL’s rate of compensation increase remained at 4.75% for its domestic plans.

In selecting health care cost trend rates, PPL considers past performance and forecasts of health care costs. At December 31, 2007, PPL’s health care cost trend rates were 9.0% for 2008, gradually declining to 5.5% for 2014.

A variance in the assumptions listed above could have a significant impact on the accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and the regulatory assets allocated to PPL Electric. The following chart reflects the sensitivities in the 2007 financial statements associated with a change in certain assumptions based on PPL’s primary defined benefit plans. While the charts below reflect either an increase or decrease in each assumption, the inverse of this change would impact the accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and regulatory assets by a similar amount in the opposite direction. The sensitivities below reflect an evaluation of the change based solely on a change in that assumption and does not include income tax effects.

At December 31, 2007, PPL Electric had recorded the following defined benefit plan assets and liabilities:

Pension assets	$12
Pension liabilities	5
Other postretirement benefit liabilities	91

The following chart reflects the sensitivities in the December 31, 2007 Balance Sheet associated with a change in certain assumptions based on PPL’s primary defined benefit plans.

	Increase (Decrease)
			Impact on	Impact on	Impact on
	Change in	Impact on	Pension	Postretirement	Regulatory
Actuarial Assumption	Assumption	Obligations	Assets	Liabilities	Assets

Discount Rate	(0.25)%	$29	$(24)	$5	$(29)
Rate of Compensation Increase	0.25%	5	(5)		(5)
Health Care Cost Trend Rate (a)	1.0%	8	N/A	8	(8)

(a)	Only impacts other postretirement benefits.

In 2007, PPL Electric was allocated net periodic defined benefit costs charged to operating expense of $17 million. This amount represents a $2 million increase compared with the charge recognized during 2006.

The following chart reflects the sensitivities in the 2007 Statement of Income associated with a change in certain assumptions based on PPL’s primary defined benefit plans.

	Change in	Impact on Defined
Actuarial Assumption	Assumption	Benefit Costs

Discount Rate	(0.25)%	$1
Expected Return on Plan Assets	(0.25)%	2
Rate of Compensation Increase	0.25%	1
Health Care Cost Trend Rate (a)	1.0%	1

(a)	Only impacts other postretirement benefits.

2) Loss Accruals

PPL Electric periodically accrues losses for the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. PPL Electric’s accounting for such events is prescribed by SFAS 5, “Accounting for Contingencies,” and other related accounting guidance. SFAS 5 defines a contingency as “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”

For loss contingencies, the loss must be accrued if (1) information is available that indicates it is “probable” that the loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. The FASB defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not permit the accrual of contingencies that might result in gains. PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events.

The accounting aspects of estimated loss accruals include: (1) the initial identification and recording of the loss; (2) the determination of triggering events for reducing a recorded loss accrual; and (3) the ongoing assessment as to whether a recorded loss accrual is sufficient. All three of these aspects of accounting for loss accruals require significant judgment by PPL Electric’s management.

Initial Identification and Recording of the Loss Accrual

PPL Electric uses its internal expertise and outside experts (such as lawyers and engineers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss.

In 2005, a significant loss accrual was initially recorded for the PJM billing dispute. Significant judgment was required by PPL Electric’s management to perform the initial assessment of this contingency. In 2004, Exelon Corporation, on behalf of its subsidiary, PECO Energy, Inc. (PECO), filed a complaint against PJM and PPL Electric with the FERC, alleging that PJM had overcharged PECO from April 1998 through May 2003 as a result of an error by PJM. The complaint requested the FERC, among other things, to direct PPL Electric to refund to PJM $39 million, plus interest of $8 million, and for PJM to refund these same amounts to PECO. In April 2005, the FERC issued an Order Establishing Hearing and Settlement Judge Proceedings (the Order). In the Order, the FERC determined that PECO was entitled to reimbursement for the transmission congestion charges that PECO asserted PJM erroneously billed. The FERC ordered settlement discussions, before a judge, to determine the amount of the overcharge to PECO and the parties responsible for reimbursement to PECO.

Based on an evaluation of the FERC Order, PPL Electric’s management concluded that it was probable that a loss had been incurred in connection with the PJM billing dispute. PPL Electric recorded a loss accrual of $47 million, the amount of PECO’s claim, in the first quarter of 2005.

See Note 10 to the Financial Statements for additional information on this contingency and see “Ongoing Assessment of Recorded Loss Accruals” for a discussion of the year-end assessment of this contingency.

There were no significant loss accruals initially recorded in 2007 or 2006.

PPL Electric has identified certain other events that could give rise to a loss, but that do not meet the conditions for accrual under SFAS 5. SFAS 5 requires disclosure, but not a recording, of potential losses when it is “reasonably possible” that a loss has been incurred. The FASB defines “reasonably possible” as cases in which “the chance of the future event or events occurring is more than remote but less than likely.” See Note 10 to the Financial Statements for disclosure of other potential loss contingencies that have not met the criteria for accrual under SFAS 5.

Reducing Recorded Loss Accruals

When an estimated loss is accrued, PPL Electric identifies, where applicable, the triggering events for subsequently reducing the loss accrual. The triggering events generally occur when the contingency has been resolved and the actual loss is incurred, or when the risk of loss has diminished or been eliminated. The following are some of the triggering events that provide for the reduction of certain recorded loss accruals:

•	Allowances for uncollectible accounts are reduced when accounts are written off after prescribed collection procedures have been exhausted, a better estimate of the allowance is determined or underlying amounts are ultimately collected.

•	Environmental and other litigation contingencies are reduced when the contingency is resolved and PPL Electric makes actual payments, a better estimate of the loss is determined or the loss is no longer considered probable.

Ongoing Assessment of Recorded Loss Accruals

PPL Electric reviews its loss accruals on a regular basis to assure that the recorded potential loss exposures are sufficient. This involves ongoing communication and analyses with internal and external legal counsel, engineers, operation management and other parties.

As part of the year-end preparation of its 2006 financial statements, PPL Electric’s management re-assessed the loss accrual related to the PJM billing dispute, described above under “Initial Identification and Recording of the Loss Accrual.”

In December 2006, PPL Electric and Exelon filed with the FERC, pursuant to a November 2006 order, a modified offer of settlement (Compliance Filing). Under the Compliance Filing, PPL Electric would make a single payment through its monthly PJM bill of $38 million, plus interest through the date of payment, and PJM would include a single credit for this amount in PECO’s monthly PJM bill. Through December 31, 2006, the estimated interest on this payment was $4 million, for a total payment of $42 million. Based on the Compliance Filing, PPL Electric reduced the recorded loss accrual by $5 million at December 31, 2006. PPL determined that PPL Electric was responsible for the claims prior to July 1, 2000 (totaling $12 million), and that PPL EnergyPlus was responsible for the claims subsequent to that date (totaling $30 million). Accordingly, PPL Electric recorded a receivable from PPL EnergyPlus of $30 million at December 31, 2006, reduced the recorded liability to PJM by $5 million and recorded credits to expense of $35 million, including $28 million of “Energy purchases” and $7 million of “Interest Expense” on the Statement of Income.

In March 2007, the FERC entered an order approving the Compliance Filing. In April 2007, PPL Electric paid PJM the full settlement amount of $43 million, including additional interest of $1 million recorded during the three months ended March 31, 2007. PPL Energy Supply paid PPL Electric for its portion of the settlement. This proceeding is now terminated and no contingency exists at December 31, 2007.

3) Income Tax Uncertainties

Significant management judgment is required in developing PPL Electric’s provision for income taxes primarily due to uncertainty in various tax positions taken or expected to be taken in tax returns.

Prior to January 1, 2007, and in accordance with SFAS 5, “Accounting for Contingencies,” PPL Electric evaluated uncertain tax positions and accrued charges for probable exposures based on management’s best estimate of the amount of benefit that should be recognized in the financial statements. This assessment resulted in management’s best estimate of the ultimate settled tax position for each tax year. In addition, management considered the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies in initially recording and reevaluating the need for valuation allowances.

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” In May 2007, the FASB amended this guidance by issuing FSP FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48.” PPL Electric and its subsidiaries adopted FIN 48, as amended, effective January 1, 2007. The adoption of FIN 48 alters the methodology PPL Electric previously used to account for income tax uncertainties. Effective with the adoption of FIN 48, uncertain tax positions are no longer considered to be contingencies assessed in accordance with SFAS 5.

Similar to SFAS 5, FIN 48 continues to require significant management judgment in determining the amount of benefit to be recognized in relation to an uncertain tax position. FIN 48 requires PPL Electric to evaluate its tax positions following a two-step process. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50 percent chance) that the tax position will be sustained. This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than-not recognition criterion. The measurement of the benefit equals the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50 percent. PPL Electric’s management considers a number of factors in assessing the benefit to be recognized, including negotiation of a settlement.

On a quarterly basis, PPL Electric reassesses its uncertain tax positions by considering information known at the reporting date. Based on management’s assessment of new information, PPL Electric may subsequently recognize a tax benefit for a previously unrecognized tax position, de-recognize a previously recognized tax position, or re-measure the benefit of a previously recognized tax position. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact PPL Electric’s financial statements in the future.

The balance sheet classification of unrecognized tax benefits and the need for valuation allowances to reduce deferred tax assets also require significant management judgment. FIN 48 requires an entity to classify unrecognized tax benefits as current, to the extent management expects to settle an uncertain tax position, by paying cash, within one year of the reporting date. Valuation allowances are initially recorded and reevaluated each reporting period by assessing the likelihood of the ultimate realization of a deferred tax asset. Management considers a number of factors in assessing the realization of a deferred tax asset, including the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies. Any tax planning strategy utilized in this assessment must meet the recognition and measurement criteria of FIN 48. See Note 2 to the Financial Statements for the disclosures required by FIN 48.

4) Regulation

PPL Electric’s electricity delivery business is cost-based rate-regulated. As a result, PPL Electric accounts for this business in accordance with the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which requires cost-based rate-regulated entities to reflect the effects of regulatory actions in their financial statements. PPL Electric records assets and liabilities that result from the regulated ratemaking process that may not be recorded under GAAP for non-regulated entities. Regulatory assets generally represent incurred costs that have been deferred because such costs are probable of future recovery in regulated customer rates. Regulatory liabilities generally represent obligations to regulated customers for previous collections of costs that have not yet been incurred but are expected to be incurred in the future. These amounts are recorded to income only when the associated costs are incurred.

Management continually assesses whether the regulatory assets are probable of future recovery by considering factors such as changes in the applicable regulatory and political environments, the ability to recover costs through regulated rates, recent rate orders to other regulated entities, and the status of any pending or potential deregulation legislation. Based on this continual assessment, management believes the existing regulatory assets are probable of recovery. This assessment reflects the current political and regulatory climate at the state and federal levels, and is subject to change in the future. If future recovery of costs ceases to be probable, then asset write-offs would be required to be recognized in operating income. Additionally, the regulatory agencies can provide flexibility in the manner and timing of the depreciation of PP&E and amortization of regulatory assets.

At December 31, 2007 and 2006, PPL Electric had regulatory assets of $837 million and $1.2 billion. All of PPL Electric’s regulatory assets are either currently being recovered under specific rate orders or represent amounts that will be recovered in future rates based upon established regulatory practices.

In August 2006, the Commonwealth Court of Pennsylvania overturned the PUC’s decision of December 2004 that previously allowed PPL Electric to recover, over a 10-year period, restoration costs incurred in connection with Hurricane Isabel in September 2003. As a result of the PUC’s 2004 decision and in accordance with SFAS 71, PPL Electric had established a regulatory asset for the restoration costs. Effective January 1, 2005, PPL Electric began billing these costs to customers and amortizing the regulatory asset. The Commonwealth Court denied recovery of these costs because they were incurred when PPL Electric was subject to capped rates for transmission and distribution services, through December 31, 2004. See Note 1 to the Financial Statements for additional information.

Other Information

PPL’s Audit Committee has approved the independent auditor to provide audit and audit-related services and other services permitted by Sarbanes-Oxley and SEC rules. The audit and audit-related services include services in connection with statutory and regulatory filings, reviews of offering documents and registration statements, and internal control reviews.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareowner
of PPL Electric Utilities Corporation

We have audited the accompanying consolidated balance sheets and statements of long-term debt of PPL Electric Utilities Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareowners’ equity, and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PPL Electric Utilities Corporation and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

Philadelphia, Pennsylvania
February 28, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareowner
of PPL Electric Utilities Corporation:

In our opinion, the accompanying consolidated statement of income, of shareowners’ common equity and of cash flows present fairly, in all material respects, the results of operations and the cash flows of PPL Electric Utilities Corporation and its subsidiaries (the “Company”) for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 16 to the consolidated financial statements, the Company adopted FIN No. 47, Accounting for Conditional Asset Retirement Obligations, in 2005.

Philadelphia, Pennsylvania
February 24, 2006

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2007	2006	2005

Operating Revenues
Retail electric	$3,254	$3,102	$3,015
Wholesale electric to affiliate (Note 11)	156	157	148

Total	3,410	3,259	3,163

Operating Expenses
Operation
Energy purchases	206	175	256
Energy purchases from affiliate (Note 11)	1,810	1,708	1,590
Other operation and maintenance	402	369	375
Amortization of recoverable transition costs	310	282	268
Depreciation (Note 1)	132	118	112
Taxes, other than income (Note 2)	200	189	185

Total	3,060	2,841	2,786

Operating Income	350	418	377
Other Income—net (Note 12)	31	31	21
Interest Expense	118	134	170
Interest Expense with Affiliate (Note 11)	17	17	12

Income Before Income Taxes	246	298	216
Income Taxes (Note 2)	83	104	69

Net Income	163	194	147
Dividends on Preferred Securities	18	14	2

Income Available to PPL	$145	$180	$145

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2007	2006	2005

Cash Flows from Operating Activities
Net income	$163	$194	$147
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	132	118	112
Amortizations—recoverable transition costs and other	326	303	289
Realization of benefits related to Black Lung Trust assets		(36)
Accrual for PJM billing dispute		(35)	47
Write-off (deferral) of storm-related costs		11	(12)
Other	22	21	16
Change in current assets and current liabilities
Accounts receivable	(5)	11	(38)
Accounts payable	29	22	11
Prepayments	(13)	1	2
Other	(87)	(19)
Other operating activities
Other assets	19	(1)	(6)
Other liabilities	(18)	(12)	12

Net cash provided by operating activities	568	578	580

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(286)	(289)	(174)
Purchases of short-term investments	(32)	(143)	(32)
Proceeds from the sale of short-term investments	57	143	17
Net decrease in notes receivable from affiliate	23
Net increase in restricted cash and cash equivalents	(8)	(2)	(10)
Other investing activities	7	4	6

Net cash used in investing activities	(239)	(287)	(193)

Cash Flows from Financing Activities
Issuance of preference stock, net of issuance costs		245
Issuance of long-term debt	250		424
Retirement of long-term debt	(555)	(433)	(559)
Contribution from PPL		75
Repurchase of common stock from PPL		(200)
Payment of common stock dividends to PPL	(119)	(116)	(93)
Net decrease in short-term debt	(1)
Other financing activities	(21)	(10)	(12)

Net cash used in financing activities	(446)	(439)	(240)

Net (Decrease) Increase in Cash and Cash Equivalents	(117)	(148)	147
Cash and Cash Equivalents at Beginning of Period	150	298	151

Cash and Cash Equivalents at End of Period	$33	$150	$298

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$78	$137	$156
Income taxes—net	$87	$122	$21

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2007	2006

Assets

Current Assets
Cash and cash equivalents	$33	$150
Restricted cash and cash equivalents (Note 14)	42	43
Accounts receivable (less reserve: 2007, $18; 2006, $19)
Customer	197	202
Other	17	17
Unbilled revenues	192	163
Accounts receivable from affiliates	16	6
Note receivable from affiliate (Note 11)	277	300
Prepayments	16	3
Prepayment on PLR energy supply from affiliate (Note 11)	12	12
Other	53	101

Total Current Assets	855	997

Property, Plant and Equipment (Note 1)
Electric plant in service
Transmission and distribution	4,316	4,163
General	443	412

	4,759	4,575
Construction work in progress	114	95

Electric plant	4,873	4,670
Other property	2	3

	4,875	4,673
Less: accumulated depreciation	1,854	1,793

Total Property, Plant and Equipment	3,021	2,880

Regulatory and Other Noncurrent Assets (Note 1)
Recoverable transition costs	574	884
Intangibles (Note 15)	121	118
Prepayment on PLR energy supply from affiliate (Note 11)	12	23
Taxes recoverable through future rates	245	256
Other	158	157

Total Regulatory and Other Noncurrent Assets	1,110	1,438

Total Assets	$4,986	$5,315

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2007	2006

Liabilities and Equity

Current Liabilities
Short-term debt (Note 5)	$41	$42
Long-term debt	395	555
Accounts payable	59	53
Accounts payable to affiliates	192	164
Taxes	44	58
Collateral on PLR energy supply from affiliate (Note 11)	300	300
Other	107	141

Total Current Liabilities	1,138	1,313

Long-term Debt	1,279	1,423

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 2)	763	814
Other	220	206

Total Deferred Credits and Other Noncurrent Liabilities	983	1,020

Commitments and Contingent Liabilities (Note 10)

Shareowners’ Equity
Preferred securities (Note 4)	301	301
Common stock—no par value (a)	364	364
Additional paid-in capital	424	424
Earnings reinvested	497	470

Total Shareowners’ Equity	1,586	1,559

Total Liabilities and Equity	$4,986	$5,315

(a)	170 million shares authorized; 66 million shares outstanding at December 31, 2007 and 2006.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF SHAREOWNERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars, except share amounts)

	2007	2006	2005

Preferred securities at beginning of year	$301	$51	$51
Issuance of preference stock (Note 4)		250

Preferred securities at end of year	301	301	51

Common stock at beginning of year	364	1,476	1,476
Retirement of treasury stock (Note 1)		(1,112)

Common stock at end of year	364	364	1,476

Additional paid-in capital at beginning of year	424	354	354
Capital contribution from PPL		75
Capital stock expense		(5)

Additional paid-in capital at end of year	424	424	354

Treasury stock at beginning of year		(912)	(912)
Treasury stock purchased		(200)
Retirement of treasury stock (Note 1)		1,112

Treasury stock at end of year			(912)

Earnings reinvested at beginning of year	470	406	354
Net income (a)	163	194	147
Adjustments to initially adopt FIN 48 (Note 2)	1
Cash dividends declared on preferred securities	(18)	(14)	(2)
Cash dividends declared on common stock	(119)	(116)	(93)

Earnings reinvested at end of year	497	470	406

Total Shareowners’ Equity	$1,586	$1,559	$1,375

Common stock shares outstanding at beginning of year (b)	66,368	78,030	78,030
Treasury stock shares purchased		(11,662)

Common stock shares outstanding at end of year	66,368	66,368	78,030

(a)	PPL Electric’s net income approximates comprehensive income.

(b)	Shares in thousands. All common shares of PPL Electric stock are owned by PPL.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF LONG-TERM DEBT AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	Outstanding
	2007	2006	Maturity (a)

First Mortgage Bonds (b)
7.375%	$10	$10	March 1, 2014

	10	10

Senior Secured Bonds (b)
5 7/8%		255	August 15, 2007
6 1/4%	486	486	August 15, 2009
4.30%	100	100	June 1, 2013
4.95%	100	100	December 15, 2015
5.15%	100	100	December 15, 2020
6.45%	250		August 15, 2037

	1,036	1,041

Senior Secured Bonds (Pollution Control Series) (c)
3.125% Series	90	90	November 1, 2008
4.75% Series (d)	108	108	February 15, 2027
4.70% Series (e)	116	116	September 1, 2029

	314	314

Series 1999-1 Transition Bonds
7.05%—7.15%	305	605	2007-2008

Floating Rate Pollution Control Facilities Note (f)	9	9	June 1, 2027

	1,674	1,979
Unamortized discount		(1)

	1,674	1,978
Less amount due within one year	(395)	(555)

Total Long-term Debt	$1,279	$1,423

See Note 5 for information on debt retirements during 2007.

(a)	Aggregate maturities of long-term debt are (millions of dollars): 2008, $395; 2009, $486; 2010, 2011 and 2012, $0; and $793 thereafter. There are no bonds outstanding that have sinking fund requirements.

(b)	The First Mortgage Bonds were issued under, and are secured by, the lien of the 1945 First Mortgage Bond Indenture. The lien of the 1945 First Mortgage Bond Indenture covers substantially all electric distribution plant and certain transmission plant owned by PPL Electric. The Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture. The Senior Secured Bonds are secured by (i) an equal principal amount of First Mortgage Bonds issued under the 1945 First Mortgage Bond Indenture and (ii) the lien of the 2001 Senior Secured Bond Indenture, which covers substantially all electric distribution plant and certain transmission plant owned by PPL Electric and which is junior to the lien of the 1945 First Mortgage Bond Indenture.

(c)	PPL Electric issued a series of its Senior Secured Bonds to secure its obligations to make payments with respect to each series of Pollution Control Bonds that were issued by the Lehigh County Industrial Development Authority (LCIDA) on behalf of PPL Electric. These Senior Secured Bonds were issued in the same principal amount and bear the same interest rate as such Pollution Control Bonds. These Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture and are secured as noted in (b) above.

(d)	May be redeemed at par on or after February 15, 2015.

(e)	May be redeemed at par on or after March 1, 2015.

(f)	Rate was 4.923% at December 31, 2007, and 3.97% at December 31, 2006.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Terms and abbreviations appearing in Notes to Consolidated Financial Statements are explained in the glossary. Dollars are in millions, unless otherwise noted.

1.	Summary of Significant Accounting Policies

  General

  Business and Consolidation

PPL is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western U.S. and in the delivery of electricity in Pennsylvania and the U.K. Headquartered in Allentown, PA, PPL’s principal direct subsidiaries are PPL Energy Funding, PPL Electric, PPL Gas Utilities, PPL Services and PPL Capital Funding.

PPL Electric is a rate-regulated subsidiary of PPL. PPL Electric’s principal business is the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR.

The consolidated financial statements of PPL Electric include the accounts of PPL Electric and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

  Regulation

PPL Electric accounts for regulated operations in accordance with the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which requires cost-based rate-regulated entities to reflect the effects of regulatory actions in their financial statements.

The regulatory assets below were included in “Regulatory and Other Noncurrent Assets” on the Balance Sheets.

	2007	2006

Recoverable transition costs (a)	$574	$884
Taxes recoverable through future rates	245	256
Recoverable costs of defined benefit plans		61
Costs associated with severe ice storms—January 2005	12	12
Other	6	3

	$837	$1,216

(a)	Earn a current return.

The recoverable transition costs are the result of the PUC Final Order, which allowed PPL Electric to begin amortizing its competitive transition (or stranded) costs, $2.97 billion, over an 11-year transition period effective January 1, 1999. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when they were securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds, through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL or PPL Electric. The transition bonds are obligations of PPL Transition Bond Company and are non-recourse to PPL and PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs of $351 million will occur in 2009.

Taxes recoverable through future rates represent the portion of future income taxes that will be recovered through future rates based upon established regulatory practices. Accordingly, this regulatory asset is recognized when the offsetting deferred tax liability is recognized. In accordance with SFAS 109, “Accounting for Income Taxes,” this regulatory asset and the deferred tax liability are not offset for general-purpose financial reporting; rather, each is displayed separately. Because this regulatory asset does not represent cash tax expenditures already incurred by PPL Electric, this regulatory asset is not earning a current return. This regulatory asset is expected to be recovered over the period that the underlying book-tax timing differences reverse and the actual cash taxes are incurred.

Recoverable costs of defined benefit plans represent the portion of unrecognized transition obligation, prior service cost, and net actuarial gain that will be recovered through future rates based upon established regulatory practices. These regulatory assets are adjusted annually or more frequently if certain significant events occur, when the funded status of PPL Electric’s defined benefit plans is remeasured, in accordance with the accounting requirements for defined benefit plans as described in the “Defined Benefits” section of this note. These regulatory assets do not represent cash expenditures already incurred; consequently, these assets are not earning a current return.

	2007		2006

Transition obligation		$14	$16
Prior service cost		82	87
Net actuarial gain		(96)	(42)

Recoverable costs of defined benefit plans	$		$61

Of these costs, $11 million are expected to be amortized into net periodic benefit cost in 2008. All costs will be amortized over the lives of the defined benefit plans.

In January 2005, severe ice storms hit PPL Electric’s service territory. The total cost of restoring service, excluding capitalized cost and regular payroll expenses, was $16 million. In August 2005, the PUC issued an order granting PPL Electric’s petition for authority to defer and amortize for regulatory accounting and reporting purposes a portion of these storm costs subject to certain conditions. As a result of the PUC Order and in accordance with SFAS 71, PPL Electric deferred $12 million of its previously expensed storm costs. Recovery of these assets was addressed in PPL Electric’s distribution base rate case filed with the PUC in March 2007. In December 2007, the PUC approved the recovery of these assets and as a result they will be amortized monthly beginning January 2008 through August 2015.

The remainder of the regulatory assets included in “Other” will be recovered through 2013.

In August 2006, the Commonwealth Court of Pennsylvania overturned the PUC’s decision of December 2004 that previously allowed PPL Electric to recover, over a 10-year period, restoration costs incurred in connection with Hurricane Isabel in September 2003. As a result of the PUC’s 2004 decision and in accordance with SFAS 71, PPL Electric had established a regulatory asset for the restoration costs. Effective January 1, 2005, PPL Electric began billing these costs to customers and amortizing the regulatory asset. The Commonwealth Court denied recovery of these costs because they were incurred when PPL Electric was subject to capped rates for transmission and distribution services, through December 31, 2004. As a result of the Court’s decision in 2006, PPL Electric recorded a charge of $11 million, or $7 million after tax, in “Other operation and maintenance” on the Statements of Income, reversed the remaining unamortized regulatory asset of $9 million and recorded a regulatory liability of $2 million for restoration costs previously billed to customers from January 2005 through December 2006. In August 2007, PPL Electric began refunding these costs on customers’ bills, which will continue through December 2009.

  Accounting Records

The system of accounts for PPL Electric is maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

  Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Loss Accruals

Loss accruals are recorded in accordance with SFAS 5, “Accounting for Contingencies,” and other related accounting guidance. Potential losses are accrued when (1) information is available that indicates it is “probable” that a loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. FASB defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not generally permit the accrual of contingencies that might result in gains. PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events. PPL Electric discounts its loss accruals for environmental remediation when appropriate.

PPL Electric also has accrued estimated losses on long-term purchase commitments when significant events have occurred. For example, estimated losses were accrued when long-term purchase commitments were assumed under asset acquisition agreements and when PPL Electric’s generation business was deregulated.

  Changes in Classification

The classification of certain amounts in the 2006 and 2005 financial statements have been changed to conform to the current presentation. The changes in classification did not affect net income or total equity.

  Revenue

  Revenue Recognition

Operating revenues are recorded based on energy deliveries through the end of the calendar month. Unbilled retail revenues result because customers’ meters are read and bills are rendered throughout the month, rather than all being read at the end of the month. Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.

PPL Electric is a transmission owner and PLR in PJM.

  Allowance for Doubtful Accounts

Trade receivables are reported in the Balance Sheets at the gross outstanding amount adjusted for an allowance for doubtful accounts.

Accounts receivable collectibility is evaluated using a combination of factors, including past due status based on contractual terms. Reserve balances are analyzed to assess the reasonableness of the balances in comparison to the actual accounts receivable balances and write-offs. Adjustments are made to reserve balances based on the results of analysis, the aging of receivables, and historical and industry trends.

Additional specific reserves for uncollectible accounts receivable, such as bankruptcies, are recorded on a case-by-case basis after having been researched and reviewed by management. The nature of the item, trends in write-offs, the age of the receivable, counterparty creditworthiness and economic conditions are considered as a basis for determining the adequacy of the reserve for uncollectible account balances.

Trade receivables are charged-off in the period in which the receivable is deemed uncollectible. Recoveries of trade receivables previously charged-off are recorded when it is known they will be received.

  Cash

  Cash Equivalents

All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

  Restricted Cash and Cash Equivalents

Bank deposits and other cash equivalents that are restricted by agreement or that have been clearly designated for a specific purpose are classified as restricted cash and cash equivalents. The change in restricted cash and cash equivalents is reported as an investing activity in the Statements of Cash Flows. On the Balance Sheets, the current portion of restricted cash and cash equivalents is shown as “Restricted cash and cash equivalents” within current assets, while the noncurrent portion is included in “Other” within other noncurrent assets. See Note 14 for the components of restricted cash and cash equivalents.

  Investments

Generally, the original maturity date of an investment and management’s ability to sell an investment prior to its original maturity determine the classification of investments as either short-term or long-term. Investments that would otherwise be classified as short-term, but are restricted as to withdrawal or use for other than current operations or are clearly designated for expenditure in the acquisition or construction of noncurrent assets or for the liquidation of long-term debts, are classified as long-term.

  Short-term Investments

Short-term investments generally include certain deposits as well as securities that are considered highly liquid such as auction rate and similar securities that provide for periodic reset of interest rates. Short-term investments have original maturities greater than three months and are included in “Current Assets-Other” on the Balance Sheets.

  Long-Lived and Intangible Assets

  Property, Plant and Equipment

PP&E is recorded at original cost, unless impaired. Original cost includes material, labor, contractor costs, construction overheads and financing costs, where applicable. The cost of repairs and minor replacements are charged to expense as incurred. PPL Electric records costs associated with planned major maintenance projects in the period in which the costs are incurred. No costs are accrued in advance of the period in which the work is performed.

AFUDC is capitalized as part of the construction costs for regulated projects.

Included in PP&E on the balance sheet are capitalized costs of software projects that were developed or obtained for internal use. These capitalized costs are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed 5 years. At December 31, 2007 and 2006, the carrying amount of capitalized software costs was $10 million and $21 million, and the accumulated amortization was $7 million and $16 million.

PPL Electric’s capitalized software costs amortized during 2007, 2006 and 2005 were $4 million. The amortization of capitalized software is included in “Depreciation” on the Statements of Income.

  Depreciation

Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods. When a component of PP&E is retired that was depreciated under the composite or group method, the original cost is charged to accumulated depreciation. When all or a significant portion of an operating unit that was depreciated under the composite or group method is retired or sold, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income, unless otherwise required by regulators.

PPL Electric periodically reviews the useful lives of its fixed assets.

Following are the weighted-average rates of depreciation at December 31.

	2007	2006

Transmission and distribution	2.29%	2.29%
General	5.19%	3.35%

The annual provisions for depreciation have been computed principally in accordance with the following ranges of assets lives: transmission and distribution, 15-70 years, and general, 5-55 years.

  Intangible Assets

Intangible assets that have finite useful lives are valued at cost and amortized over their useful lives based upon the pattern in which the economic benefits of the intangible assets are consumed or otherwise used.

  Asset Impairment

PPL Electric reviews long-lived assets, including intangibles, that are subject to depreciation or amortization for impairment when events or circumstances indicate carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable from estimated undiscounted future cash flows. The impairment charge is measured by the difference between the carrying amount of the asset and its estimated fair value.

Intangible assets with indefinite lives are reviewed for impairment annually or more frequently when events or circumstances indicate that the assets may be impaired. An impairment charge is recognized if the carrying amount of the assets exceeds its fair value. The difference represents the amount of impairment.

  Asset Retirement Obligations

PPL Electric accounts for the retirement of its long-lived assets according to SFAS 143, “Accounting for Asset Retirement Obligations,” which addresses the accounting for obligations associated with the retirement of tangible long-lived assets and FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which clarifies certain aspects of SFAS 143. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized as liabilities in the financial statements. The initial obligation is measured at estimated fair value. An equivalent amount is recorded as an increase in the value of the capitalized asset and allocated to expense over the useful life of the asset. Until the obligation is settled, the liability is increased, through the recognition of accretion expense in the income statement, for changes in the obligation due to the passage of time. Estimated ARO costs and settlement dates, which affect the carrying value of various AROs and the related assets, are reviewed periodically to ensure that any material changes are incorporated into the latest estimate of the obligations.

See Note 16 for a discussion of accounting for AROs.

  Compensation and Benefits

  Defined Benefits

PPL and certain of its subsidiaries sponsor various defined benefit pension and other postretirement plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these defined benefits. In addition, PPL adopted the recognition and measurement date provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006. Subsequent to the adoption of SFAS 158, PPL is required to record an asset or liability to recognize the funded status of all defined benefit plans with an offsetting entry to other comprehensive income (OCI) or regulatory assets for certain regulated subsidiaries. Consequently, the funded status of all defined benefit plans is now fully recognized on the Balance Sheets.

PPL uses a market-related value of plan assets in accounting for its pension plans. The market-related value of plan assets is calculated by rolling forward the prior year market-related value with contributions, disbursements and expected return on investments. One-fifth of the difference between the actual value and the expected value is added (or subtracted if negative) to the expected value to determine the new market-related value.

PPL uses an accelerated amortization method for the recognition of gains and losses for its pension plans. Under the accelerated method, gains and losses in excess of 10% but less than 30% of the greater of the plan’s projected benefit obligation or the market-related value of plan assets are amortized on a straight-line basis over the estimated average future service period of plan participants. Gains and losses in excess of 30% of the plan’s projected benefit obligation are amortized on a straight-line basis over a period equal to one-half of the average future service period of the plan participants.

See Note 9 for a discussion of defined benefits.

  Stock-Based Compensation

PPL grants stock options, restricted stock and restricted stock units to employees and restricted stock units and stock units to directors under several stock-based compensation plans. In December 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and replaces SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” PPL and its subsidiaries adopted SFAS 123(R) effective January 1, 2006. See Note 8 for a discussion of SFAS 123(R). Effective January 1, 2003, PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation, as prescribed by SFAS 123, “Accounting for Stock-Based Compensation,” using the prospective method of transition permitted by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123.” The prospective method of transition requires PPL and its subsidiaries to use the fair value method under SFAS 123 to account for all stock-based compensation awards granted, modified or settled on or after January 1, 2003. Thus, all awards granted prior to January 1, 2003, were accounted for under the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” to the extent such awards are not modified or settled.

Use of the fair value method prescribed by both SFAS 123 and SFAS 123(R) requires PPL and its subsidiaries to recognize compensation expense for stock options issued. Fair value for the stock options is determined using the Black-Scholes options pricing model. Stock options with graded vesting (i.e., that vest in installments) are valued as a single award.

PPL and its subsidiaries were not required to recognize compensation expense for stock options issued and accounted for under the intrinsic value method of APB Opinion No. 25, since PPL grants stock options with an exercise price that is not less than the fair market value of PPL’s common stock on the date of grant. As currently structured, awards of restricted stock, restricted stock units and directors’ stock units result in the same amount of compensation expense under the fair value method of SFAS 123 or SFAS 123(R) as they would under the intrinsic value method of APB Opinion No. 25 since the value of the awards are based on the fair value of PPL’s common stock on the date of grant. See Note 8 for a discussion of stock-based compensation. Stock-based compensation is included in “Other operation and maintenance” expense on the Statements of Income.

For 2005, the difference between the pro forma effect on net income as if the fair value method had been used to account for all outstanding stock-based compensation awards and reported amounts would have been insignificant. In 2007 and 2006, PPL accounted for all stock-based compensation awards under the fair value method.

PPL Electric’s stock-based compensation expense, including awards granted to employees and an allocation of costs of awards granted to employees of PPL Services, was insignificant under both the intrinsic value and fair value methods for each of 2007, 2006 and 2005.

SFAS 123(R) provided additional guidance on the requirement to accelerate expense recognition for employees who are at or near retirement age and who are under a plan that allows for accelerated vesting upon an employee’s retirement. Such guidance is relevant to prior accounting for stock-based compensation under other accounting guidance. PPL’s stock-based compensation plans allow for accelerated vesting upon an employee’s retirement. Thus, for employees who are retirement eligible when stock-based awards are granted, PPL recognizes the expense immediately. For employees who are not retirement eligible when stock-based awards are granted, PPL amortizes the awards on a straight-line basis over the shorter of the vesting period or the period up to the employee’s attainment of retirement age. Retirement eligible has been defined by PPL as the early retirement age of 55. The adjustments below related to retirement-eligible employees were recorded based on the aforementioned clarification of existing guidance and are not related to the adoption of SFAS 123(R).

In 2005, PPL Electric recorded a charge of $3 million after tax to accelerate stock-based compensation expense for retirement-eligible employees, of which $2 million of the after-tax total was related to periods prior to 2005. The prior period amounts were not material to previously issued financial statements.

  Other

  Income Taxes

The income tax provision for PPL and its subsidiaries is calculated in accordance with SFAS 109, “Accounting for Income Taxes.” PPL Electric is included in the consolidated U.S. federal income tax return of PPL.

Significant management judgment is required in developing PPL Electric’s provision for income taxes. This is primarily due to uncertainty in various tax positions taken or expected to be taken in tax returns, the determination of deferred tax assets, liabilities and valuation allowances.

Prior to January 1, 2007, and in accordance with SFAS 5, “Accounting for Contingencies,” PPL Electric evaluated uncertain tax positions and accrued charges for probable exposures based on management’s best estimate of the amount of benefit that should be recognized in the financial statements. This assessment resulted in management’s best estimate of the ultimate settled tax position for each tax year.

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” In May 2007, the FASB amended this guidance by issuing FSP FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48.” PPL Electric adopted FIN 48, as amended, effective January 1, 2007. The adoption resulted in the recognition of a cumulative effect adjustment to the opening balance of retained earnings in 2007. Under FIN 48, uncertain tax positions are no longer considered to be contingencies assessed in accordance with SFAS 5. FIN 48 requires an entity to evaluate its tax positions following a two-step process. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained. This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the recognition criterion. The measurement of the benefit equals the largest amount of benefit that has a likelihood of realization that exceeds 50%. If the more likely than not threshold is not met, it is inappropriate to recognize any tax benefits associated with the tax position. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact PPL Electric’s financial statements in the future.

Deferred income taxes reflect the net future tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their basis for income tax purposes, as well as the tax effects of net operating losses.

PPL Electric records valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. PPL Electric considers the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies in initially recording and subsequently reevaluating the need for valuation allowances. If PPL Electric determines that it is able to realize deferred tax assets in the future in excess of recorded net deferred tax assets, adjustments to the valuation allowances increase income by reducing tax expense in the period that such determination is made. Likewise, if PPL Electric determines that it is not able to realize all or part of net deferred tax assets in the future, adjustments to the valuation allowances would decrease income by increasing tax expense in the period that such determination is made. At December 31, 2007 and 2006, no valuation allowances were recorded.

PPL Electric defers investment tax credits when the credits are utilized and are amortizing the deferred amounts over the average lives of the related assets.

See Note 2 for additional discussion regarding income taxes.

The income tax provision for PPL Electric is calculated in accordance with an intercompany tax sharing policy which provides that taxable income be calculated as if PPL Electric and any subsidiaries each filed a separate return. PPL Electric’s intercompany tax receivable was $49 million and $2 million at December 31, 2007 and 2006.

The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheet.

  Taxes, Other Than Income

PPL Electric presents sales taxes in “Accounts Payable” on its Balance Sheets. These taxes are not reflected on the Statements of Income. See Note 2 for details on taxes included in “Taxes, other than income” on the Statements of Income.

  Leases

PPL Electric applies the provisions of SFAS 13, “Accounting for Leases,” as amended and interpreted, to all transactions that qualify for lease accounting. See Note 7 for a discussion of accounting for leases under which PPL Electric is a lessee.

  Materials and Supplies

Materials and supplies are valued at the lower of cost or market using the average-cost method.

  Guarantees

In accordance with the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34,” the fair values of guarantees related to arrangements entered into prior to January 1, 2003, as well as guarantees excluded from the initial recognition and measurement provisions of FIN 45, are not recorded in the financial statements. See Note 10 for further discussion of recorded and unrecorded guarantees.

  Treasury Stock

Treasury shares are reflected on the balance sheet as an offset to shareowners’ equity under the cost method of accounting.

PPL Electric held no treasury stock at December 31, 2007 and 2006. In 2006, PPL Electric retired all treasury shares, which totaled 90,932,326 shares, and restored them to authorized but unissued shares of common stock. “Common stock” was reduced by $1.1 billion as a result of the retirement. Total “Shareowners’ Equity” was not impacted. PPL Electric plans to restore all shares of common stock acquired in the future to authorized but unissued shares of common stock upon acquisition.

  New Accounting Standards

See Note 17 for a discussion of new accounting standards recently adopted or pending adoption.

2.	Income and Other Taxes

The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheets.

The tax effects of significant temporary differences comprising PPL Electric’s net deferred income tax liability at December 31 were as follows:

	2007	2006

Deferred Tax Assets
Deferred investment tax credits	$5	$6
Accrued pension costs	40	56
Contributions in aid of construction	88	80
Other	47	41

	180	183

Deferred Tax Liabilities
Electric utility plant—net	646	648
Recoverable transition costs	146	145
Taxes recoverable through future rates	102	106
Reacquired debt costs	12	14
Other	21	36

	927	949

Net deferred tax liability	$747	$766

PPL Electric has state net operating loss carryforwards that expire in 2024 of approximately $6 million and $11 million at December 31, 2007 and 2006.

Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to “Income Before Income Taxes” for accounting purposes, and details of “Taxes, other than income” were:

	2007	2006	2005

Income Tax Expense
Current—Federal	$72	$85	$66
Current—State	(7)	1	(5)

	65	86	61

Deferred—Federal	24	19	12
Deferred—State	(4)	1	(1)

	20	20	11

Investment tax credit, net—Federal	(2)	(2)	(3)

Total	$83	$104	$69

Total income tax expense—Federal	$94	$102	$75
Total income tax expense—State	(11)	2	(6)

Total	$83	$104	$69

	2007	2006	2005

Reconciliation of Income Tax Expense
Federal income tax on Income Before Income Taxes at statutory tax rate—35%	$86	$104	$76

Increase (decrease) due to:
State income taxes (a)(b)(c)	2	12	4
Stranded costs securitization (a)(b)(c)	(7)	(7)	(7)
Amortization of investment tax credit	(2)	(2)	(2)
Other (a)(b)(c)	4	(3)	(2)

	(3)		(7)

Total income tax expense	$83	$104	$69

Effective income tax rate	33.7%	34.9%	31.9%

(a)	During 2007, PPL Electric recorded a $1 million benefit in state and federal income tax expense from filing the 2006 income tax returns, which consisted of a $4 million state benefit reflected in “State income taxes,” offset by a $3 million federal expense reflected in “Other.”

During 2007, PPL Electric recorded a $4 million benefit related to federal and state income tax reserves, which consisted of a $7 million benefit reflected in “Stranded costs securitization,” offset by a $1 million state expense reflected in “State income taxes” and a $2 million federal expense reflected in “Other.”

(b)	During 2006, PPL Electric recorded $4 million in state and federal income tax expense from filing the 2005 income tax returns, which consisted of a $1 million federal expense reflected in “Other” and a $3 million state expense reflected in “State income taxes.”

During 2006, PPL Electric recorded a $9 million benefit related to federal and state income tax reserves, which consisted of a $7 million benefit reflected in “Stranded costs securitization” and a $2 million federal benefit reflected in “Other.”

(c)	During 2005, PPL Electric recorded a $10 million benefit related to federal and state income tax reserves, which consisted of a $7 million benefit reflected in “Stranded costs securitization,” a $2 million state benefit reflected in “State income taxes” and a $1 million federal benefit reflected in “Other.”

	2007	2006	2005

Taxes, other than income
State gross receipts	$193	$181	$174
State utility realty	5	4	6
State capital stock	3	4	5
Property and other	(1)

	$200	$189	$185

  Unrecognized Tax Benefits

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” In May 2007, the FASB amended this guidance by issuing FSP FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48.” PPL Electric adopted FIN 48, as amended, effective January 1, 2007. The adoption resulted in the following increases (decreases) to the Balance Sheet at January 1, 2007.

Current Liabilities—Taxes	$(21)
Deferred Credits and Other Noncurrent Liabilities—Deferred income taxes and investment tax credits	2
Regulatory and Other Noncurrent Assets—Other	(5)
Deferred Credits and Other Noncurrent Liabilities—Other	13
Equity—Earnings reinvested (cumulative effect) (a)	1

(a)	Recorded as an adjustment to the opening balances.

A reconciliation of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$78
Additions for tax positions of prior years	(1)
Lapse of applicable statutes of limitations	(9)

Balance at December 31, 2007	$68

At December 31, 2007, the total unrecognized tax benefits and related indirect effects that if recognized would decrease the effective tax rate were:

Total unrecognized tax benefits	$68
Unrecognized tax benefits associated with taxable or deductible temporary differences	(10)
Total indirect effect of unrecognized tax benefits on other tax jurisdictions	(29)

Total unrecognized tax benefits and related indirect effects that if recognized would decrease the effective tax rate	$29

At December 31, 2007, it was reasonably possible that during the next twelve months the total amount of unrecognized tax benefits could decrease by up to $10 million for PPL Electric. These decreases could result from subsequent recognition, derecognition and/or changes in measurement of uncertain tax positions related to the creditability of foreign taxes, the timing and utilization of foreign tax credits and the related impact on alternative minimum tax and other credits, the timing and/or valuation of certain deductions, intercompany transactions and unitary filing groups. The events that could cause these changes are direct settlements with taxing authorities, litigation, legal or administrative guidance by relevant taxing authorities and the lapse of an applicable statute of limitations.

At December 31, 2007, PPL Electric had accrued interest of $4 million.

PPL Electric recognizes interest and penalties on unrecognized tax benefits in “Income Taxes” on its Statements of Income. In 2007, PPL Electric recognized a $3 million net expense from the accrual of additional interest and the reversal of accrued interest, primarily related to the lapse of applicable statutes of limitations with respect to certain issues.

PPL Electric’s U.S. federal and state tax provision is calculated in accordance with an intercompany tax sharing policy with PPL, which provides that its taxable income be calculated as if PPL Electric and its subsidiaries each filed a separate consolidated tax return. Based on this tax sharing policy, PPL Electric or its subsidiaries indirectly or directly file tax returns in two major tax jurisdictions, the U.S. (federal) and Pennsylvania (state). With few exceptions, at December 31, 2007, the tax years that are no longer subject to examination were 1997 and prior for the U.S. and 2002 and prior for Pennsylvania.

3.	Financial Instruments

At December 31, 2007 and 2006, the carrying value of cash and cash equivalents, short-term investments, other investments and short-term debt represented or approximated fair value due to the liquid nature of the instruments, variable interest rates associated with the financial instruments or existing requirements to record the carrying value of the instruments at fair value. Financial instruments where the carrying amount on the Balance Sheets and the estimated fair value (based on quoted market prices for the securities where available and estimates based on current rates where quoted market prices are not available) are different, are set forth below:

	December 31,		December 31,
	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Long-term debt	$1,674	$1,717	$1,978	$2,023

4.	Preferred Securities

Details of PPL Electric’s preferred securities, without sinking fund requirements, as of December 31, 2007 and 2006, were:

				Optional
		Issued and		Redemption
		Outstanding	Shares	Price per Share
	Amount	Shares	Authorized	at 12/31/07

4 1/2% Preferred Stock (a)	$25	247,524	629,936	$110.00

Series Preferred Stock (a)
3.35%	2	20,605		103.50
4.40%	12	117,676		102.00
4.60%	3	28,614		103.00
6.75%	9	90,770		102.03

Total Series Preferred Stock	26	257,665	10,000,000

6.25% Series Preference Stock (b)	250	2,500,000	10,000,000	(c	)

Total Preferred Securities	$301	3,005,189

(a)	During 2007, 2006 and 2005, there were no changes in the number of shares of Preferred Stock outstanding.

(b)	During 2006, 2.5 million shares were issued for $250 million in connection with the sale of 10 million depositary shares, each representing a quarter interest in a share of PPL Electric’s 6.25% Series Preference Stock.

(c)	Redeemable on or after April 6, 2011 for $100 per share (equivalent to $25 per depositary share).

  Preferred Stock

The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock and the 6.75% Series Preferred Stock for which such price is $100 per share (plus, in each case, any unpaid dividends in arrears).

Dividends on the preferred stock are cumulative. Preferred stock ranks senior to PPL Electric’s common stock and its 6.25% Series Preference Stock (Preference Shares).

Holders of the outstanding preferred stock are entitled to one vote per share on matters on which PPL Electric’s shareowners are entitled to vote. However, if dividends on any preferred stock are in arrears in an amount equal to or greater than the annual dividend rate, the holders of the preferred stock are entitled to elect a majority of the Board of Directors of PPL Electric.

  Preference Stock

Holders of the depositary shares, each of which represents a quarter interest in a share of Preference Shares, are entitled to all proportional rights and preferences of the Preference Shares, including dividend, voting, redemption and liquidation rights, exercised through the bank acting as a depositary. The Preference Shares rank senior to PPL Electric’s common stock and junior to its preferred stock, and they have no voting rights, except as provided by law.

Dividends on the Preference Shares will be paid when, as and if declared by the Board of Directors at a fixed annual rate of 6.25%, or $1.5625 per depositary share per year, and are not cumulative. PPL Electric may not pay dividends on, or redeem, purchase or make a liquidation payment with respect to any of its common stock, except in certain circumstances, unless full dividends on the Preference Shares have been paid for the then-current dividend period.

In May 2006, PPL Electric filed Amended and Restated Articles of Incorporation that, among other things, increased the authorized amount of preference stock from 5 million to 10 million shares, without nominal or par value.

5.	Credit Arrangements and Financing Activities

  Credit Arrangements

PPL Electric maintains credit facilities in order to enhance liquidity and provide credit support, and as a backstop to its commercial paper program.

In May 2007, PPL Electric entered into a $200 million Third Amended and Restated Five-Year Credit Agreement, which extended the term of its existing credit facility to May 2012. Under certain conditions, PPL Electric may elect to have the principal balance of the loans outstanding on the final maturity date of the facility continue as non-revolving term loans for a period of one year from that final maturity date. Also, under certain conditions, PPL Electric may request that the facility’s principal amount be increased by up to $100 million. PPL Electric has the ability to cause the lenders under this facility to issue letters of credit. PPL Electric had no cash borrowings and an insignificant amount of letters of credit outstanding under this facility at December 31, 2007 and no cash borrowings or letters of credit outstanding at December 31, 2006.

PPL Electric maintains a commercial paper program for up to $200 million to provide an additional financing source to fund its short-term liquidity needs, if and when necessary. Commercial paper issuances are supported by PPL Electric’s $200 million five-year credit facility. PPL Electric had no commercial paper outstanding at December 31, 2007 and 2006.

PPL Electric participates in an asset-backed commercial paper program through which PPL Electric obtains financing by selling and contributing its eligible accounts receivable and unbilled revenue to a special purpose, wholly-owned subsidiary on an ongoing basis. The subsidiary has pledged these assets to secure loans from a commercial paper conduit sponsored by a financial institution. PPL Electric uses the proceeds from the credit agreement for general corporate purposes and to cash collateralize letters of credit. The subsidiary’s borrowing limit under this credit agreement is $150 million, and interest under the credit agreement varies based on the commercial paper conduit’s actual cost to issue commercial paper that supports the debt. At December 31, 2007 and 2006, $126 million and $136 million of accounts receivable and $171 million and $145 million of unbilled revenue were pledged by the subsidiary under the credit agreement. At December 31, 2007 and 2006, there was $41 million and $42 million of short-term debt outstanding under the credit agreement at an interest rate of 5.11% for 2007 and 5.35% for 2006, all of which was being used to cash collateralize letters of credit issued on PPL Electric’s behalf. At December 31, 2007, based on the accounts receivable and unbilled revenue pledged, an additional $109 million was available for borrowing. The funds used to cash collateralize the letters of credit are reported in “Restricted cash and cash equivalents” on the Balance Sheets. PPL Electric’s sale to its subsidiary of the accounts receivable and unbilled revenue is an absolute sale of the assets, and PPL Electric does not retain an interest in these assets. However, for financial reporting purposes, the subsidiary’s financial results are consolidated in PPL Electric’s financial statements. PPL Electric performs certain record-keeping and cash collection functions with respect to the assets in return for a servicing fee from the subsidiary. In July 2007, PPL Electric and the subsidiary extended the expiration date of the credit agreement to July 2008.

In 2001, PPL Electric completed a strategic initiative to confirm its legal separation from PPL and PPL’s other affiliated companies. This initiative was designed to enable PPL Electric to substantially reduce its exposure to volatility in energy prices and supply risks through 2009 and to reduce its business and financial risk profile by, among other things, limiting its business activities to the transmission and distribution of electricity and businesses related to or arising out of the electric transmission and distribution businesses. In connection with this initiative, PPL Electric:

•	obtained long-term electric supply contracts to meet its PLR obligations (with its affiliate PPL EnergyPlus) through 2009, as further described in Note 11 under “PLR Contracts”;

•	agreed to limit its businesses to electric transmission and distribution and related activities;

•	adopted amendments to its Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to clarify and reinforce its legal and corporate separateness from PPL and its other affiliated companies;

•	appointed an independent director to its Board of Directors and required the unanimous approval of the Board of Directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement of any insolvency proceedings, including any filing of a voluntary petition in bankruptcy or other similar actions; and

•	appointed an independent compliance administrator to review, on a semi-annual basis, its compliance with the corporate governance and operating requirements contained in its Articles of Incorporation and Bylaws.

The enhancements to PPL Electric’s legal separation from its affiliates are intended to minimize the risk that a court would order PPL Electric’s assets and liabilities to be substantively consolidated with those of PPL or another affiliate of PPL in the event that PPL or another PPL affiliate were to become a debtor in a bankruptcy case. Based on these various measures, PPL Electric was able to issue and maintain a higher level of debt and use it to replace higher cost equity, thereby maintaining a lower total cost of capital. Nevertheless, if PPL or another PPL affiliate were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order PPL Electric’s assets and liabilities to be consolidated with those of PPL or such other PPL affiliate.

The subsidiaries of PPL are separate legal entities. PPL’s subsidiaries are not liable for the debts of PPL. Accordingly, creditors of PPL may not satisfy their debts from the assets of the subsidiaries absent a specific contractual undertaking by a subsidiary to pay PPL’s creditors or as required by applicable law or regulation. Similarly, absent a specific contractual undertaking or as required by applicable law or regulation, PPL is not liable for the debts of its subsidiaries. Accordingly, creditors of PPL’s subsidiaries may not satisfy their debts from the assets of PPL absent a specific contractual undertaking by PPL to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Similarly, the subsidiaries of PPL Electric are separate legal entities. These subsidiaries are not liable for the debts of PPL Electric. Accordingly, creditors of PPL Electric may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation. In addition, absent a specific contractual undertaking or as required by applicable law or regulation, PPL Electric is not liable for the debts of its subsidiaries. Accordingly, creditors of its subsidiaries may not satisfy their debts from the assets of PPL Electric absent a specific contractual undertaking by PPL Electric to pay the creditors of its subsidiaries or as required by applicable law or regulation.

  Financing Activities

In August 2007, PPL Electric issued $250 million of 6.45% Senior Secured Bonds due 2037. The bonds are secured by (i) an equal principal amount of First Mortgage Bonds issued under the 1945 First Mortgage Bond Indenture and (ii) the lien of the 2001 Senior Secured Bond Indenture, which is junior to the lien of the 1945 First Mortgage Bond Indenture. The bonds may be redeemed at any time prior to maturity at PPL Electric’s option at make-whole redemption prices. PPL Electric received

$248 million of proceeds, net of a discount and underwriting fees, from the issuance of the bonds. The proceeds were used, together with cash on hand, to pay at maturity $255 million aggregate principal amount of PPL Electric’s Senior Secured Bonds, 5 7/8% Series, due August 2007.

During 2007, PPL Transition Bond Company made principal payments on transition bonds of $300 million.

  Distributions, Capital Contributions and Related Restrictions

PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments on its common stock in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

As discussed in Note 4, PPL Electric may not pay dividends on its common stock, except in certain circumstances, unless full dividends have been paid on the Preference Shares for the then-current dividend period. The quarterly dividend rate for PPL Electric’s Preference Shares is $1.5625 per share. PPL Electric has declared and paid dividends on its outstanding Preference Shares since issuance. Dividends on the Preference Shares are not cumulative and future dividends, declared at the discretion of PPL Electric’s Board of Directors, will be dependent upon future earnings, cash flows, financial requirements and other factors.

During 2007, PPL Electric paid common stock dividends of $119 million to PPL.

6.	Development

From time to time, PPL Electric is involved in negotiations with third parties regarding joint ventures and development projects, which may or may not result in definitive agreements. Any such transactions may impact future financial results.

In June 2007, PJM approved the construction of a new 130-mile, 500-kilovolt transmission line between the Susquehanna substation in Pennsylvania and the Roseland substation in New Jersey that has been identified as essential to long-term reliability of the mid-Atlantic electricity grid. PJM determined that the line is needed to prevent potential overloads that could occur in the next decade on several existing transmission lines in the interconnected PJM system. PJM has directed PPL Electric to construct the portion of the Susquehanna-Roseland line in Pennsylvania and has directed Public Service Electric & Gas Company (PSE&G) to construct the portion of the line in New Jersey. The total cost of the project is currently estimated to be approximately $1 billion, with PPL Electric’s share estimated to be between $300 million and $500 million. PPL Electric’s 2008-2012 capital projections include approximately $320 million for the new transmission line, which will require certain regulatory approvals.

In December 2007, PPL Electric and PSE&G filed a joint petition for a declaratory order with the FERC requesting approval of transmission rate incentives for the Susquehanna-Roseland transmission line. The companies requested: (1) an additional 1.5% allowed rate of return on equity; (2) recognition of construction work in progress in rate base; (3) recovery of all costs if the project is cancelled; and (4) an additional 0.5% allowed rate of return on equity for membership in PJM. This filing remains pending before the FERC, and PPL Electric cannot predict the outcome.

7.	Leases

In September 2006, PPL’s subsidiaries terminated the master lease agreements under which they leased equipment, such as vehicles, computers and office equipment. In addition, PPL and its subsidiaries purchased the equipment from the lessors at a negotiated price. Prior to the buyout, PPL subsidiaries had been directly charged or allocated a portion of the rental expense related to the assets they utilized. In connection with the buyout, ownership of the purchased equipment was reviewed and attributed to the subsidiaries based on usage of the equipment. As a result, “Property, Plant and Equipment” increased on the Balance Sheet by $52 million.

Rent expense for all operating leases, including equipment under the master lease agreements prior to September 2006; office space; land; buildings; and other equipment, was primarily included in “Other operation and maintenance” on the Statements of Income. Rent expense for 2006 and 2005 was $11 million and $23 million.

Due to the termination of the master lease agreements in 2006 mentioned above, PPL Electric has no substantial future minimum rental payments.

8.	Stock-Based Compensation

Effective January 1, 2006, PPL and its subsidiaries adopted SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R), using the modified prospective application transition method. The adoption of SFAS 123(R) did not have a significant impact on PPL and its subsidiaries, since PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation, as described by SFAS 123, “Accounting for Stock-Based Compensation,” effective January 1, 2003.

Under the PPL Incentive Compensation Plan (ICP) and the Incentive Compensation Plan for Key Employees (ICPKE) (together, the Plans), restricted shares of PPL common stock, restricted stock units and stock options may be granted to officers and other key employees of PPL, PPL Electric and other affiliated companies. Awards under the Plans are made by the Compensation Governance and Nominating Committee (CGNC) of the PPL Board of Directors, in the case of the ICP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE. The ICP limits the total number of awards that may be granted under it after April 23, 1999, to 15,769,430 awards, or 5% of the total shares of PPL common stock that were outstanding at April 23, 1999. The ICPKE limits the total number of awards that may be granted under it after April 25, 2003, to 16,573,608 awards, or 5% of the total shares of PPL common stock that were outstanding at January 1, 2003, reduced by outstanding awards of 2,373,812, for which PPL common stock was not yet issued as of April 25, 2003, resulting in a limit of 14,199,796. In addition, each Plan limits the number of shares available for awards in any calendar year to 2% of the outstanding common stock of PPL on the first day of such calendar year. The maximum number of options that can be awarded under each Plan to any single eligible employee in any calendar year is three million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses, is forfeited or the rights of the participant terminate, the shares of PPL common stock underlying such an award are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued PPL common stock, common stock held in treasury by PPL or PPL common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

Restricted Stock and Restricted Stock Units

Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. Restricted stock awards are granted as a retention award for key executives and have vesting periods as determined by the CGNC in the case of the ICP, and the CLC in the case of the ICPKE, that range from seven to 25 years. In addition, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death of employees. Restricted shares vest fully if control of PPL changes, as defined by the plans.

The Plans allow for the grant of restricted stock units. Restricted stock units are awards based on the fair market value of PPL common stock. Actual PPL common shares will be issued upon completion of a vesting period, generally three years, as determined by the CGNC in the case of the ICP, and the CLC in the case of the ICPKE. Recipients of restricted stock units may also be granted the right to receive dividend equivalents through the end of the restriction period or until the award is forfeited. Restricted stock units are subject to forfeiture or accelerated payout under the Plan provisions for termination, retirement, disability and death of employees. Restricted stock units vest fully if control of PPL changes, as defined by the Plans.

Restricted stock and restricted stock unit activity for 2007 was:

		Weighted-
		Average
	Restricted	Grant Date
	Shares/Units	Fair Value

Nonvested at January 1, 2007	147,530	$28.12
Granted	51,430	37.95
Vested	(83,770)	26.96
Forfeited	(2,600)	29.10

Nonvested at December 31, 2007	112,590	33.45

Substantially all restricted stock and restricted stock unit awards are expected to vest.

The weighted-average grant date fair value of restricted stock and restricted stock units granted during 2006 and 2005 was $31.73 and $27.11.

At December 31, 2007, unrecognized compensation cost related to nonvested awards was $1 million and the weighted-average period for recognition was 1.3 years.

The total fair value of restricted shares/units vesting during 2007, 2006 and 2005 was $4 million, $1 million and $1 million.

Stock Options

Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary, in installments as determined by the CGNC in the case of the ICP, and the CLC in the case of the ICPKE. Options outstanding at December 31, 2007, become exercisable in equal installments over a three-year period from the date of grant. The CGNC and CLC have discretion to accelerate the exercisability of the options, except that the exercisability of an option issued under the ICP may not be accelerated unless the individual remains employed by PPL or a subsidiary for one year from the date of grant. All options expire no later than ten years from the grant date. The options become exercisable immediately if control of PPL changes, as defined by the Plans.

Stock option activity under the Plans for 2007 was:

			Weighted-Average	Aggregate
	Number of	Weighted-Average	Remaining	Total Intrinsic
	Options	Exercise Price	Contractual Term	Value

Outstanding at January 1, 2007	359,036	$24.53
Granted	56,410	35.12
Exercised	(174,946)	21.92
Forfeited	(57,470)	30.14

Outstanding at December 31, 2007	183,030	28.52	7.5 years	$4
Options exercisable at December 31, 2007	102,060	24.77	6.6 years	3
Weighted-average fair value of options granted	$7.08

Substantially all stock option awards are expected to vest.

The total intrinsic value of stock options exercised for 2007 and 2005 was $3 million and for 2006 was insignificant.

At December 31, 2007, unrecognized compensation cost related to stock options was $1 million and the weighted-average period for recognition was two years.

The estimated fair value of each option granted was calculated using a Black-Scholes option-pricing model. The weighted-average assumptions used in the model were:

	2007	2006	2005

Risk-free interest rate	4.85%	4.06%	4.09%
Expected option life	6.00 yrs.	6.25 yrs.	7.00 yrs.
Expected stock volatility	21.61%	19.86%	18.09%
Dividend yield	3.31%	3.76%	3.88%

Based on the above assumptions, the weighted-average grant date fair values of options granted during 2007, 2006 and 2005 were $7.08, $4.86 and $3.99.

PPL uses historical volatility and exercise behavior to value its stock options using the Black-Scholes option-pricing model. Volatility over the expected term of the options is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL’s volatility in those prior periods. Management’s expectations for future volatility, considering potential changes to PPL’s business model and other economic conditions, are also reviewed in addition to the historical data to determine the final volatility assumption.

Compensation Costs

Compensation costs for restricted stock, restricted stock units and stock options accounted for as equity awards were as follows:

	2007	2006	2005 (b)

Compensation costs (a)	$5	$4	$7

(a)	Income tax benefits of $2 million, $2 million and $3 million.

(b)	Compensation costs for 2005 included an adjustment to record accelerated recognition of expense for employees at or near retirement age. See Note 1 for additional information.

9.	Retirement and Postemployment Benefits

Defined Benefits

PPL and certain of its subsidiaries sponsor various defined benefit plans.

The majority of PPL Electric’s employees are eligible for pension benefits under non-contributory defined benefit pension plans, sponsored by PPL Services, with benefits based on length of service and final average pay, as defined by the plans.

PPL and certain of its subsidiaries also provide supplemental retirement benefits to directors, executives and other key management employees through unfunded nonqualified retirement plans.

The majority of employees of PPL Electric will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. Postretirement benefits under the PPL Retiree Health Plan are paid from funded VEBA trusts.

Net periodic defined benefits costs charged to operating expense, excluding amounts charged to construction and other non-expense accounts, were:

	2007	2006	2005

Pension benefits (a)	$7	$6	$4
Other postretirement benefits (a)	10	9	7

(a)	PPL Electric does not directly sponsor any defined benefit plans. PPL Electric is allocated a portion of the costs of defined benefit plans sponsored by PPL Services, based on its participation in those plans.

Although PPL Electric does not directly sponsor any defined benefit plans, it is allocated a portion of the funded status and costs of plans sponsored by PPL Services based on participation in those plans. PPL Electric’s allocated share of the funded status of the pension plans resulted in a deferred asset of $12 million and a liability of $4 million at December 31, 2007. At December 31, 2006, PPL Electric had been allocated a $45 million liability for these plans. The balance for PPL Electric’s allocated share of other postretirement benefits was a liability of $91 million at December 31, 2007, and a liability of $88 million at December 31, 2006.

At December 31, 2007, PPL Electric had regulatory assets of $3 million relating to the initial adoption of SFAS 106, which are being amortized and recovered in rates, with a remaining life of five years.

PPL Electric also maintains a liability for the cost of health care of retired miners of former subsidiaries that had been engaged in coal mining, as required by the Coal Industry Retiree Health Benefit Act of 1992. PPL Electric accounts for this liability under EITF 92-13, “Accounting for Estimated Payments in Connection with the Coal Industry Retiree Health Benefit Act of 1992.” PPL Electric’s net liability was $35 million at December 31, 2005. In the third quarter of 2006, PPL Electric was able to fully offset the net liability, calculated at that time, of $36 million, with excess Black Lung Trust assets as a result of the passage of the Pension Protection Act of 2006. At December 31, 2007, the net liability continues to be fully offset with excess Black Lung Trust assets. See “Pension Protection Act of 2006” within this note for further discussion.

Savings Plans

Substantially all employees of PPL Electric are eligible to participate in a deferred savings plan (401(k)). Employer contributions to the plan charged to operating expense approximated $4 million for 2007 and $3 million for 2006 and 2005.

Employee Stock Ownership Plan

PPL sponsors a non-leveraged ESOP in which substantially all PPL Electric employees are enrolled on the first day of the month following eligible employee status. Dividends paid on ESOP shares are treated as ordinary dividends by PPL. Under existing income tax laws, PPL is permitted to deduct the amount of those dividends for income tax purposes and to contribute the resulting tax savings (dividend-based contribution) to the ESOP.

The dividend-based contribution is used to buy shares of PPL’s common stock and is expressly conditioned upon the deductibility of the contribution for federal income tax purposes. Contributions to the ESOP are allocated to eligible participants’ accounts as of the end of each year, based 75% on shares held in existing participants’ accounts and 25% on the eligible participants’ compensation.

Amounts allocated to and charged as compensation expense by PPL Electric for ESOP contributions were $2 million for 2007, 2006 and 2005.

Postemployment Benefits

PPL Electric provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. PPL Electric follows the guidance of SFAS 112, “Employers’ Accounting for Postemployment Benefits,” when accounting for these benefits. Postemployment benefits charged to operating expenses were not significant for 2007 and 2006. Postemployment benefits charged to operating expense for 2005 were $2 million, primarily due to an updated valuation for Long-Term Disability benefits completed in 2005.

Pension Protection Act of 2006

On August 17, 2006, the Pension Protection Act of 2006 (the Act) was signed by President Bush. The Act’s changes, which will become effective in 2008, cover current pension plan legislation and funding rules for defined benefit pension plans. Based on the current funded status of PPL’s defined benefit pension plans, the Act is not expected to have a significant impact on the future funding of these plans or have a significant financial impact on PPL or PPL Electric in regard to these plans.

The Act does contain a provision that provides for excess assets held exclusively in Black Lung Trust funds to be used to pay for health benefits other than black lung disease for retired coal miners. Prior to recognition of this provision of the Act, PPL Electric had a net liability of $36 million for the medical costs of retirees of a PPL subsidiary represented by the United Mine Workers of America (UMWA).

This subsidiary had a Black Lung Trust that was significantly overfunded. As a result of the Act and the ability to use the excess Black Lung Trust assets to make future benefit payments for the UMWA retiree medical costs, PPL Electric was able to fully offset the UMWA retiree medical liability on its Balance Sheet and record a one-time credit to PPL Electric’s “Other operation and maintenance” expense of $21 million (net of tax expense of $15 million).

10.	Commitments and Contingencies

Energy Purchases, Energy Sales and Other Commitments

Energy Purchase Commitments

In 1998, PPL Electric recorded a loss accrual for above-market contracts with NUGs of $879 million, due to the deregulation of its generation business. Effective January 1999, PPL Electric began reducing this liability as an offset to “Energy purchases” on the Statements of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. The final NUG contract expires in 2014. In connection with the corporate realignment in 2000, the remaining balance of this liability was transferred to PPL EnergyPlus. At December 31, 2007 and 2006, the remaining liability associated with the above-market NUG contracts was $71 million and $136 million.

In July 2007, PPL Electric conducted the first of six competitive solicitations to purchase electricity generation supply in 2010, after its existing PLR contract expires, for customers who do not choose a competitive supplier. Competitive bids were solicited for 850 MW of generation supply, or one-sixth of PPL Electric’s expected supply requirements for these customers in 2010. For this solicitation, the average generation supply price for 2010, including Pennsylvania gross receipts tax and an adjustment for line losses, is $101.77 per MWh for residential customers and $105.11 per MWh for small commercial and small industrial customers.

In October 2007, PPL Electric conducted the second of six competitive solicitations to purchase electricity generation supply in 2010. Competitive bids were solicited for an additional 850 MW of generation supply. For this solicitation, the average generation supply price for 2010, including Pennsylvania gross receipts tax and an adjustment for line losses, is $105.08 per MWh for residential customers and $105.75 per MWh for small commercial and small industrial customers.

The third competitive solicitation will be held in March 2008.

See Note 11 for additional information on PPL Electric’s existing PLR contracts with PPL EnergyPlus and the bids awarded to PPL EnergyPlus under PPL Electric’s Supply Master Agreement for 2010.

Legal Matters

PPL Electric is involved in legal proceedings, claims and litigation in the ordinary course of business. PPL Electric cannot predict the outcome of such matters, or whether such matters may result in material liabilities.

Regulatory Issues

PJM Capacity Litigation

In December 2002, PPL was served with a complaint against PPL, PPL EnergyPlus and PPL Electric filed in the U.S. District Court for the Eastern District of Pennsylvania by a group of 14 Pennsylvania boroughs that apparently alleged, among other things, violations of the federal antitrust laws in connection with the pricing of installed capacity in the PJM daily market during the first quarter of 2001 and certain breach of contract claims. These boroughs were wholesale customers of PPL Electric. In April 2006, the Court dismissed all of the federal antitrust claims and all of the breach of contract claims except for one breach of contract claim by one of the boroughs. In May 2007, the Court withdrew its April 2006 decision as to one of the federal antitrust claims, but directed additional briefing on alternative grounds for dismissal of that claim. In September 2007, the Court dismissed the one remaining federal antitrust claim. Such dismissals are subject to the plaintiffs’ right to appeal. PPL cannot predict the outcome of this proceeding.

Each of the U.S. Department of Justice—Antitrust Division, the FERC and the Pennsylvania Attorney General conducted investigations regarding PPL’s PJM capacity market transactions in early 2001 and did not find any reason to take action against PPL and any of its subsidiaries, including PPL Electric.

PJM Billing

In December 2004, Exelon Corporation, on behalf of its subsidiary, PECO Energy, Inc. (PECO), filed a complaint against PJM and PPL Electric with the FERC alleging that PJM had overcharged PECO from April 1998 through May 2003 as a result of an error by PJM in the State Estimator Model used in connection with billing all PJM customers for certain transmission, spot market energy and ancillary services charges. Specifically, the complaint alleged that PJM mistakenly identified PPL Electric’s Elroy substation transformer as belonging to PECO and that, as a consequence, during times of congestion, PECO’s bills for transmission congestion from PJM erroneously reflected energy that PPL Electric took from the Elroy substation and used to serve PPL Electric’s load. The complaint requested the FERC, among other things, to direct PPL Electric to refund to PJM $39 million, plus interest of $8 million, and for PJM to refund these same amounts to PECO.

In April 2005, the FERC determined that PECO was entitled to reimbursement for the transmission congestion charges that PECO asserted PJM erroneously billed to it at the Elroy substation. The FERC set for additional proceedings before a judge the determination of the amount of the overcharge to PECO and which PJM market participants were undercharged. PPL Electric recognized an after-tax charge of $27 million in the first quarter of 2005 for a loss contingency related to this matter. The pre-tax accrual was $47 million, with $39 million included in “Energy purchases” on the Statement of Income, and $8 million in “Interest Expense.”

In December 2006, PPL Electric and Exelon filed with the FERC, pursuant to a November 2006 order, a modified offer of settlement (Compliance Filing). Under the Compliance Filing, PPL Electric would make a single payment through its monthly PJM bill of $38 million, plus interest through the date of payment, and PJM would include a single credit for this amount in PECO’s monthly PJM bill. Through December 31, 2006, the estimated interest on this payment was $4 million, for a total PPL Electric payment of $42 million. Based on the Compliance Filing, PPL Electric reduced the recorded loss accrual by $5 million at December 31, 2006.

PPL determined that PPL Electric was responsible for the claims prior to July 1, 2000 (totaling $12 million), and that PPL EnergyPlus was responsible for the claims subsequent to that date (totaling $30 million). Accordingly, at December 31, 2006, PPL Electric recorded a receivable from PPL EnergyPlus of $30 million, reduced the recorded liability to PJM by $5 million, and recorded credits to expense of $35 million on the Statement of Income ($28 million to “Energy purchases” and $7 million to “Interest Expense”).

In March 2007, the FERC entered an order approving the Compliance Filing. In April 2007, PPL Electric paid PJM the full settlement amount of $43 million, including additional interest of $1 million recorded during the three months ended March 31, 2007. PPL Energy Supply paid PPL Electric for its portion of the settlement. This proceeding is now terminated.

Energy Policy Act of 2005

In August 2005, President Bush signed into law the Energy Policy Act of 2005 (the 2005 Energy Act). The 2005 Energy Act is comprehensive legislation that substantially affects the regulation of energy companies. The Act amends federal energy laws and provides the FERC with new oversight responsibilities. Among the important changes that have been or will be implemented as a result of this legislation are:

•	The Public Utility Holding Company Act of 1935 was repealed. PUHCA significantly restricted mergers and acquisitions in the electric utility sector.

•	The FERC has appointed the NERC as the organization to establish and enforce mandatory reliability standards (Reliability Standards) regarding the bulk power system, and the FERC will oversee this process and independently enforce the Reliability Standards, as further described below.

•	The FERC will establish incentives for transmission companies, such as performance-based rates, recovery of the costs to comply with reliability rules and accelerated depreciation for investments in transmission infrastructure.

•	The Price-Anderson Amendments Act of 1988, which provides the framework for nuclear liability protection, was extended to 2025.

•	Federal support will be available for certain clean coal power initiatives, nuclear power projects and renewable energy technologies.

The implementation of the 2005 Energy Act requires proceedings at the state level and the development of regulations, some of which have not been finalized, by the FERC, the DOE and other federal agencies. PPL Electric cannot predict when all of these proceedings and regulations will be finalized.

The implemented Reliability Standards have the force and effect of law, and apply to certain users of the bulk power electricity system, including electric utility companies, generators and marketers. The FERC has indicated that it intends to vigorously enforce the Reliability Standards using, among other means, civil penalty authority. Under the Federal Power Act, the FERC may assess civil penalties of up to $1 million per day for certain violations. The first group of Reliability Standards approved by the FERC became effective in June 2007. In September 2007, PPL Electric self-reported to the RFC, a regional reliability entity designated to enforce the Reliability Standards, that it had identified a potential violation of certain reliability requirements and submitted an accompanying mitigation plan. In December 2007, RFC notified PPL Electric that it had completed its initial review and found an “Alleged Violation” of one NERC Reliability Standard requirement.

PPL Electric cannot predict the final outcome of the RFC’s inquiry into the Alleged Violation or what, if any, penalties may be assessed if a violation is determined in fact to have occurred. PPL Electric cannot predict the impact generally that the Reliability Standards will have on PPL Electric, including on its capital and operating expenditures, however, compliance costs could be significant.

PPL Electric also cannot predict with certainty the impact of the other provisions of the 2005 Energy Act and any related regulations on the Company.

Environmental Matters

Due to the environmental issues discussed below or other environmental matters, PPL Electric may be required to modify, curtail, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL Electric also may incur capital expenditures or operating expenses in amounts which are not now determinable, but could be significant.

Superfund and Other Remediation

PPL Electric is a potentially responsible party at several sites listed by the EPA under the federal Superfund program, including the Columbia Gas Plant Site. Cleanup actions have been or are being undertaken at all of these sites, the costs of which have not been significant. However, should the EPA require significantly different or additional measures in the future, the costs of such measures are not determinable, but could be significant.

PPL Electric has been remediating several sites that were not being addressed under another regulatory program such as Superfund, but for which PPL Electric may be liable for remediation. These include a number of coal gas manufacturing facilities formerly owned or operated by PPL Electric.

Depending on the outcome of investigations at sites where investigations have not begun or have not been completed, the costs of remediation and other liabilities could be substantial. PPL Electric also could incur other non-remediation costs at sites included in the consent orders or other contaminated sites, the costs of which are not now determinable, but could be significant.

The EPA is evaluating the risks associated with naphthalene, a chemical by-product of coal gas manufacturing operations. As a result of the EPA’s evaluation, individual states may establish stricter standards for water quality and soil cleanup. This could require several PPL subsidiaries, including PPL Electric, to take more extensive assessment and remedial actions at former coal gas manufacturing facilities. The costs to PPL Electric of complying with any such requirements are not now determinable, but could be significant.

Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL Electric that cannot be estimated at this time.

Electric and Magnetic Fields

Concerns have been expressed by some members of the public regarding potential health effects of power frequency EMFs, which are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Government officials in the U.S. and the U.K. have reviewed this issue. The U.S. National Institute of Environmental Health Sciences concluded in 2002 that, for most health outcomes, there is no evidence that EMFs cause adverse effects. The agency further noted that there is some epidemiological evidence of an association with childhood leukemia, but that the evidence is difficult to interpret without supporting laboratory evidence. The U.K. National Radiological Protection Board (part of the U.K. Health Protection Agency) concluded in 2004 that, while the research on EMFs does not provide a basis to find that EMFs cause any illness, there is a basis to consider precautionary measures beyond existing exposure guidelines. In April 2007, the Stakeholder Group on Extremely Low Frequency EMF, set up by the U.K. Government, issued its interim assessment which describes a number of options for reducing public exposure to EMFs. This assessment is being considered by the U.K. Government. PPL Electric believes the current efforts to determine whether EMFs cause adverse health effects should continue and is taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities. PPL Electric is unable to predict what effect, if any, the EMF issue might have on its operations and facilities, and the associated cost, or what, if any, liabilities it might incur related to the EMF issue.

Other

Guarantees and Other Assurances

In the normal course of business, PPL Electric enters into agreements that provide financial performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies. These agreements are entered into primarily to support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis or to facilitate the commercial activities of PPL Electric.

PPL Electric provides certain guarantees that are required to be disclosed in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” PPL Electric had one guarantee within the scope of FIN 45 as of December 31, 2007. PPL Electric’s exposure was $7 million related to a portion of an unconsolidated entity’s debt. This amount represents the estimated maximum potential amount of future payments that could be required to be made under the guarantee and reflects principal payments only.

PPL Electric and its subsidiaries provide other miscellaneous guarantees through contracts entered into in the normal course of business. These guarantees are primarily in the form of indemnifications or warranties related to services or equipment and vary in duration. The obligated amounts of these guarantees often are not explicitly stated, and the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated. Historically, PPL Electric and its subsidiaries have not made any significant payments with respect to these types of guarantees. As of December 31, 2007, the aggregate fair value of these indemnifications related to arrangements entered into subsequent to December 31, 2002, was insignificant. Among these guarantees are:

•	In connection with its issuances of securities, PPL Electric engages underwriters, purchasers and purchasing agents to whom it provides indemnification for damages incurred by such parties arising from PPL Electric’s material misstatements or omissions in the related offering documents. In addition, in connection with these securities offerings and other financing transactions, PPL Electric also engages trustees or custodial, escrow or other agents to act for the benefit of investors or to provide other agency services. PPL Electric typically provides indemnification to these agents for liabilities or expenses incurred by them in performing their obligations.

•	In connection with certain of its credit arrangements, PPL Electric provides the creditors or credit arrangers with indemnification that is standard for each particular type of transaction. For instance, under the credit agreement for the asset-backed commercial paper program, PPL Electric and its special purpose subsidiary have agreed to indemnify the commercial paper conduit, the sponsoring financial institution and the liquidity banks for damages incurred by such parties arising from, among other things, a breach by PPL Electric or the subsidiary of their various representations, warranties and covenants in the credit agreement, PPL Electric’s activities as servicer with respect to the pledged accounts receivable and any dispute by PPL Electric’s customers with respect to payment of the accounts receivable.

•	As a participant in the PJM, PPL Electric has exposure to other participants’ failure to pay under the indemnification provision of PPL Electric’s agreement with PJM, which allocates the loss to other participants.

PPL, on behalf of itself and certain of its subsidiaries, including PPL Electric, maintains insurance that covers liability assumed under contract for bodily injury and property damage. The coverage requires a $4 million deductible per occurrence and provides maximum aggregate coverage of $185 million. This insurance may be applicable to certain obligations under the contractual arrangements discussed above.

11.	Related Party Transactions

PLR Contracts

PPL Electric has power sales agreements with PPL EnergyPlus, effective July 2000 and January 2002, in which PPL EnergyPlus will supply all of PPL Electric’s PLR load through December 31, 2009. Under these contracts, PPL EnergyPlus provides electricity at the predetermined capped prices that PPL Electric is authorized to charge its PLR customers. These purchases totaled $1.8 billion in 2007, $1.7 billion in 2006 and $1.6 billion in 2005. These purchases include nuclear decommissioning recovery and amortization of an up-front contract payment and are included in the Statements of Income as “Energy purchases from affiliate.”

Under one of the PLR contracts, PPL Electric is required to make performance assurance deposits with PPL EnergyPlus when the market price of electricity is less than the contract price by more than its contract collateral threshold. Conversely, PPL EnergyPlus is required to make performance assurance deposits with PPL Electric when the market price of electricity is greater than the contract price by more than its contract collateral threshold. PPL Electric estimated that at December 31, 2007, the market price of electricity would exceed the contract price by approximately $2.5 billion. Accordingly, at December 31, 2007, PPL Energy Supply was required to provide PPL Electric with performance assurance of $300 million, the maximum amount required under the contract. PPL Energy Supply’s deposit with PPL Electric was $300 million at both December 31, 2007 and 2006. This deposit is shown on the Balance Sheets as “Collateral on PLR energy supply from affiliate.” PPL Electric pays interest equal to the one-month LIBOR plus 0.5% on this deposit, which is included in “Interest Expense with Affiliate” on the Statements of Income. Interest related to this deposit was $17 million, $17 million and $12 million in 2007, 2006 and 2005.

In 2001, PPL Electric made a $90 million up-front payment to PPL EnergyPlus in connection with the PLR contracts. The up-front payment is being amortized by both parties over the term of the PLR contracts. The unamortized balance of this payment and other payments under the contract was $24 million and $35 million at December 31, 2007 and 2006. These current and noncurrent balances are reported on the Balance Sheets as “Prepayment on PLR energy supply from affiliate.”

Under Pennsylvania law and PUC regulations, PPL Electric is required to buy electricity generation supply for customers who do not choose a competitive supplier. As previously announced, PPL Electric has conducted two of its six planned competitive solicitations for generation supply in 2010, after its existing PLR contract expires. Competitive bids have been solicited for 1,700 MW of generation supply, or one-third of PPL Electric’s expected supply requirements for these customers in 2010. An independent company, NERA Economic Consulting (NERA), is managing this competitive solicitation process. NERA compiled the results from the first 850 MW solicitation, which were then presented to and approved by the PUC in July 2007. The results from the second competitive solicitation, for an additional 850 MW of generation supply, were presented by NERA to the PUC on October 2, 2007 and were approved by the PUC on October 4, 2007. Additional bids will be sought twice each in 2008 and 2009 to secure the remainder of supply needed to serve PPL Electric’s customers in 2010.

PPL EnergyPlus was one of the successful bidders in the first competitive solicitation process and has entered into an agreement with PPL Electric to supply up to 671 MW of total peak load in 2010, at an average price of $91.42 per MWh.

Under the standard Supply Master Agreement for the bid solicitation process, PPL Electric requires all suppliers to post collateral once credit exposures exceed defined credit limits. In no instance is PPL Electric required to post collateral to suppliers under these supply contracts. PPL EnergyPlus is required to post collateral with PPL Electric when the market price of electricity to be delivered by PPL EnergyPlus exceeds the contract price for the forecasted quantity of electricity to be delivered and this market price exposure exceeds a contractual credit limit. Based on the current credit rating of PPL Energy Supply, as guarantor, this credit limit is $35 million.

At December 31, 2007, PPL Electric has credit exposure to PPL EnergyPlus under the PLR contracts and the July 2007 supply contract discussed above, of $2.5 billion. As a result of netting arrangements, PPL Electric’s credit exposure was reduced to $2.4 billion.

PPL Energy Supply has credit exposure to PPL Electric under PLR contracts. At December 31, 2007, PPL Energy Supply’s credit exposure with PPL Electric was $162 million, excluding the effects of netting arrangements. As a result of netting arrangements, PPL Energy Supply’s credit exposure was reduced to zero.

NUG Purchases

PPL Electric has a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus. These purchases totaled $156 million in 2007, $157 million in 2006 and $148 million in 2005. These amounts are included in the Statements of Income as “Wholesale electric to affiliate.”

Allocations of Corporate Service Costs

PPL Services provides corporate functions such as financial, legal, human resources and information services. PPL Services charges the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that is not directly charged to PPL subsidiaries is allocated to certain of the subsidiaries based on an average of the subsidiaries’ relative invested capital, operation and maintenance expenses, and number of employees. PPL Services allocated the following amounts, which PPL management believes are reasonable, to PPL Electric, including amounts applied to accounts that are further distributed between capital and expense.

	2007	2006	2005

Direct/Allocated Costs	$112	$130	$121

Intercompany Borrowings

In August 2004, a PPL Electric subsidiary issued a $300 million demand note to an affiliate. There was a balance outstanding of $277 million at December 31, 2007, and $300 million at December 31, 2006. Interest is due quarterly at a rate equal to the 3-month LIBOR plus 1% in 2007 and 1.25% in 2006 and 2005. This note is shown on the Balance Sheets as “Note receivable from affiliate.” Interest earned on the note is included in “Other Income—net” on the Statements of Income, and was $19 million, $20 million and $14 million for 2007, 2006 and 2005.

Transmission

PPL Energy Supply owns no domestic transmission or distribution facilities, other than facilities to interconnect its generation with the electric transmission system. Therefore, PPL EnergyPlus and other PPL Generation subsidiaries must pay PJM, the operator of the transmission system, to deliver the energy these subsidiaries supply to retail and wholesale customers in PPL Electric’s franchised territory in eastern and central Pennsylvania. PJM in turn pays PPL Electric for the use of its transmission system.

Other

See Note 1 for a discussion regarding the intercompany tax sharing policy. See Notes 1 and 5 for discussions regarding capital transactions. See Note 9 for discussions regarding intercompany allocations of defined benefits.

12.	Other Income—Net

The breakdown of “Other Income—net” was:

	2007	2006	2005

Other Income
Affiliated interest income (Note 11)	$19	$20	$14
Interest income	9	12	7
Gain on sale of real estate	4
Miscellaneous	1	1	2

Total	33	33	23
Other Deductions	2	2	2

Other Income—net	$31	$31	$21

13.	Credit Concentration

PPL Electric enters into contracts with many entities for the purchase and sale of energy. Many of these contracts are considered a normal part of doing business and, as such, the fair value of these contracts is not reflected in the financial statements. However, the fair value of these contracts is considered when committing to new business from a credit perspective.

PPL Electric has credit exposure to energy trading partners. The majority of these exposures are the fair value of multi-year contracts for energy sales and purchases. Therefore, if these counterparties fail to perform their obligations under such contracts, PPL Electric would not experience an immediate financial loss but would experience lower revenues or higher costs in future years to the extent that replacement sales or purchases could not be made at the same prices as those under the defaulted contracts.

PPL Electric generally has the right to request collateral, in the forms of cash or letters of credit, from its counterparties in the event that the counterparties’ credit ratings fall below investment grade or their exposure exceeds an established credit limit. It is also the policy of PPL Electric to enter into netting agreements with its counterparties to limit credit exposure.

At December 31, 2007, PPL Electric had credit exposure of $29 million as a result of its two solicitation bids in 2007 for the 2010 PLR supply. The successful bidders were six suppliers, all of which had an investment grade credit rating from S&P.

PPL EnergyPlus was one of the successful bidders in the first competitive solicitation process. PPL Electric has credit exposure to PPL Energy Supply under the PLR contracts and the first competitive solicitation. These exposures are excluded from the exposure discussed above. See Note 11 for additional information on the related party credit exposure.

14.	Restricted Cash and Cash Equivalents

The following table details the components of restricted cash and cash equivalents by type.

	December 31,
	2007	2006

Current:
Collateral for letters of credit (a)	$41	$42
Miscellaneous	1	1

Total current	42	43

Noncurrent:
PPL Transition Bond Company Indenture reserves (b)	42	33

	$84	$76

(a)	A deposit with a financial institution of funds from the asset-backed commercial paper program to fully collateralize $41 million and $42 million of letters of credit at December 31, 2007 and 2006. See Note 5 for further discussion on the asset-backed commercial paper program.

(b)	Credit enhancement for PPL Transition Bond Company’s $2.4 billion Series 1999-1 Bonds to protect against losses or delays in scheduled payments.

15.	Intangible Assets

The gross carrying amount and the accumulated amortization of intangible assets, which consist only of land and transmission rights, were:

	December 31, 2007		December 31, 2006
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Subject to amortization	$192	$86	$185	$84
Not subject to amortization due to indefinite life	15		17

	$207	$86	$202	$84

Intangible assets are shown as “Intangibles” on the Balance Sheets.

Amortization expense was $2 million for 2007, 2006 and 2005. Amortization expense is estimated at $2 million per year for 2008 through 2012. The annual provision for amortization has been computed principally in accordance with a 65-year weighted-average asset life. The weighted-average rate of amortization was 1.22% at December 31, 2007 and 2006.

16.	Asset Retirement Obligations

PPL Electric adopted FIN 47 effective December 31, 2005. PPL Electric did not record any AROs upon adoption of this standard. PPL Electric identified legal retirement obligations for the retirement of certain transmission assets that could not be reasonably estimated due to indeterminable settlement dates. These assets are located on rights-of-way that allow the grantor to require PPL Electric to relocate or remove the assets. Since this option is at the discretion of the grantor of the right-of-way, PPL Electric is unable to determine when these events may occur.

17.	New Accounting Standards

SFAS 141(R)

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations,” which is known as SFAS 141(R) and replaces SFAS 141, “Business Combinations.” PPL Electric will adopt

SFAS 141(R) prospectively, effective January 1, 2009. The most significant changes to business combination accounting pursuant to SFAS 141(R) includes requirements or amendments to:

•	recognize with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity;

•	measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date;

•	recognize contingent consideration arrangements at the acquisition-date fair values, with subsequent changes in fair value generally reflected through earnings;

•	recognize pre-acquisition loss and gain contingencies at their acquisition-date fair values, with certain exceptions;

•	capitalize in-process research and development assets acquired;

•	expense, as incurred, acquisition-related transaction costs;

•	capitalize acquisition-related restructuring costs only if the criteria in SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” are met as of the acquisition date;

•	recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense;

•	recognize changes in unrecognized tax benefits acquired in a business combination, including business combinations that have occurred prior to January 1, 2009, in income tax expense rather than in goodwill; and

•	provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use.

The adoption of SFAS 141(R) will impact the accounting for business combinations for which the acquisition date is on or after January 1, 2009. As noted above, it will also impact all changes to tax uncertainties and income tax valuation allowances established for business combinations that have occurred prior to January 1, 2009. Early adoption is prohibited. The potential impact of adoption to the financial statements is not yet determinable but it could be material.

SFAS 157, as amended

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 provides a definition of fair value as well as a framework for measuring fair value. In addition, SFAS 157 expands the fair value disclosure requirements of other accounting pronouncements to require, among other things, disclosure of the methods and assumptions used to measure fair value as well as the earnings impact of certain fair value measurement techniques. SFAS 157 does not expand the use of fair value measurements in existing accounting pronouncements.

In February 2008, the FASB amended SFAS 157 through the issuance of FSP FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 is effective upon the initial adoption of SFAS 157 and amends SFAS 157 to exclude from its scope, certain accounting pronouncements that address fair value measurements associated with leases. FSP FAS 157-2 is effective upon issuance and delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

As permitted by this guidance, PPL Electric will partially adopt SFAS 157, as amended, prospectively, effective January 1, 2008; limited retrospective application for financial instruments that were previously measured at fair value in accordance with footnote 3 of EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in

Energy Trading and Risk Management Activities,” is not expected to be required. The January 1, 2008 adoption of SFAS 157, as amended, is not expected to have a significant impact on PPL Electric; however, the impact in periods subsequent to the adoption could be material.

As permitted by this guidance, PPL Electric will adopt SFAS 157, as amended, effective January 1, 2009, for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. PPL Electric is in the process of evaluating the impact of adopting SFAS 157, as amended, for these items. The potential impact of this adoption is not yet determinable, but it could be material.

SFAS 159

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” SFAS 159 provides entities with an option to measure, upon adoption of this pronouncement and at specified election dates, certain financial assets and liabilities at fair value, including available-for-sale and held-to-maturity securities, as well as other eligible items. The fair value option (i) may be applied on an instrument-by-instrument basis, with a few exceptions, (ii) is irrevocable (unless a new election date occurs), and (iii) is applied to an entire instrument and not to only specified risks, cash flows, or portions of that instrument. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.

SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between similar assets and liabilities measured using different attributes. Upon adoption of SFAS 159, an entity may elect the fair value option for eligible items that exist at that date and must report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings.

PPL Electric will adopt SFAS 159 effective January 1, 2008. PPL Electric does not plan to elect the fair value option for any existing items; therefore, the January 1, 2008 adoption of SFAS 159 is not expected to have an impact on PPL Electric. However, if the fair value option is elected for eligible items in periods subsequent to the initial adoption, the impact could be material.

SFAS 160

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” The objective of SFAS 160 is to improve the relevancy, comparability, and transparency of the financial information an entity provides when it has a noncontrolling interest in a subsidiary and when it deconsolidates a subsidiary. SFAS 160 requires that:

•	The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity.

•	The amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income.

•	Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. A parent’s ownership interest in a subsidiary changes if the parent purchases additional ownership interests in its subsidiary or if the parent sells some of its ownership interests in its subsidiary. It also changes if the subsidiary reacquires some of its ownership interests or the subsidiary issues additional ownership interests. All of those transactions are economically similar, and SFAS 160 requires that they be accounted for similarly, as equity transactions.

•	When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment.

•	Entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

PPL Electric will adopt SFAS 160 prospectively, effective January 1, 2009, concurrent with the adoption of SFAS 141(R), except for the presentation and disclosure requirements, which require retrospective application. The potential impact of adoption to the financial statements is not yet determinable, but it could be material.

SELECTED FINANCIAL AND OPERATING DATA
PPL Electric Utilities Corporation (a)

	2007	2006	2005	2004	2003

Income Items - millions
Operating revenues	$3,410	$3,259	$3,163	$2,847	$2,788
Operating income	350	418	377	259	251
Net income	163	194	147	76	28
Income available to PPL	145	180	145	74	25
Balance Sheet Items - millions (b)
Property, plant and equipment—net	3,021	2,880	2,716	2,657	2,589
Recoverable transition costs	574	884	1,165	1,431	1,687
Total assets	4,986	5,315	5,537	5,526	5,469
Long-term debt	1,674	1,978	2,411	2,544	2,937
Shareowners’ equity	1,586	1,559	1,375	1,323	1,273
Short-term debt	41	42	42	42
Total capital provided by investors	3,301	3,579	3,828	3,909	4,210
Financial Ratios
Return on average common equity—%	11.35	14.33	11.20	5.95	2.08
Embedded cost rates (b)
Long-term debt—%	6.01	6.46	6.56	6.86	6.61
Preferred securities—%	6.18	6.18	5.14	5.14	5.14
Times interest earned before income taxes	2.77	2.96	2.19	1.45	1.22
Ratio of earnings to fixed charges (c)	2.7	2.9	2.1	1.4	1.2
Ratio of earnings to combined fixed
charges and preferred stock dividends (d)	2.3	2.5	2.1	1.4	1.2
Sales Data
Customers (thousands) (b)	1,387	1,377	1,365	1,351	1,330
Electric energy delivered—millions of kWh
Residential	14,411	13,714	14,218	13,441	13,266
Commercial	13,801	13,174	13,196	12,610	12,388
Industrial	9,547	9,638	9,777	9,620	9,599
Other	191	157	167	163	154

Retail electric sales	37,950	36,683	37,358	35,834	35,407
Wholesale electric sales (e)				72	676

Total electric energy delivered	37,950	36,683	37,358	35,906	36,083

Electric energy supplied as a PLR—millions of kWh	37,919	36,577	36,917	34,841	33,627

(a)	The earnings for each year other than 2004 were affected by several special items that management considers significant. See “Earnings” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for a description of special items in 2007, 2006 and 2005.

(b)	As of each respective year-end.

(c)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges and the estimated interest component of other rentals.

(d)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges; the estimated interest component of other rentals and preferred dividends.

(e)	The contracts for wholesale sales to municipalities expired in January 2004.

QUARTERLY FINANCIAL DATA (Unaudited)
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	For the Quarters Ended (a)
	March 31	June 30	Sept. 30	Dec. 31

2007
Operating revenues	$902	$798	$855	$855
Operating income	111	78	82	79
Net income	57	34	40	32
Income available to PPL	52	30	35	28

2006
Operating revenues	$852	$759	$841	$807
Operating income	114	83	109	112
Net income	52	34	55	53
Income available to PPL	51	30	50	49

(a)	PPL Electric’s business is seasonal in nature, with peak sales periods generally occurring in the winter and summer months. In addition, earnings in 2007 and 2006 were affected by special items. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.

EXECUTIVE OFFICERS OF PPL ELECTRIC UTILITIES CORPORATION

Officers of PPL Electric are elected annually by its Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, nor is there any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

Listed below are the executive officers at December 31, 2007.

Name	Age	Positions Held During the Past Five Years	Dates

David G. DeCampli (a)	50	President	April 2007—present
		Senior Vice President-Transmission and Distribution Engineering and Operations	December 2006—April 2007
		Vice President-Asset Investment Strategy and Development-Exelon Energy Delivery-Exelon Corp.	April 2004—December 2006
		Vice President and Chief Integration Officer-Exelon Energy Delivery-Exelon Corp.	June 2003—March 2004
		Vice President Distribution Operations- Exelon Energy Delivery-Exelon Corp.	April 2002—June 2003

James E. Abel	56	Treasurer	July 2000—present

J. Matt Simmons, Jr.	42	Vice President and Controller	January 2006—present
		Vice President-Finance and Controller-Duke Energy Americas	October 2003—January 2006
		Chief Risk and Chief Accounting Officer-Reliant Energy Europe	February 2000—October 2003

(a)	On March 31, 2007, William H. Spence resigned as President of PPL Electric. Mr. DeCampli was elected as President of PPL Electric as of April 1, 2007.

SHAREOWNER AND INVESTOR INFORMATION

Annual Meeting:  The 2008 annual meeting of shareowners of PPL Electric will be held on Thursday, May 22, 2008, at 9 a.m., at the offices of the company at Two North Ninth Street, Allentown, Pennsylvania.

Information Statement Material:  An information statement and notice of PPL Electric’s annual meeting is mailed to all shareowners of record as of February 29, 2008.

Dividends:  Subject to the declaration of dividends on PPL Electric preferred stock and preference stock by the PPL Electric Board of Directors, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2008 record dates for dividends are expected to be June 10, September 10, and December 10.

PPL Shareowner Information Line (1-800-345-3085):  Shareowners can get detailed corporate and financial information 24 hours a day using the PPL Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail. Other PPL Electric publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q), will be mailed upon request.

PPL’s Web Site (www.pplweb.com):  Shareowners can access PPL Electric Securities and Exchange Commission filings, corporate governance materials, news releases, PPL Corporation stock quotes and historical performance of PPL Corporation common stock. Visitors to our Web site can provide their e-mail address and indicate their desire to receive future earnings or news releases automatically.

Online Account Access:  Registered shareowners can access account information by visiting www.shareowneronline.com.

PPL Investor Services:  For questions about PPL Electric or information concerning:

Lost Dividend Checks
Bond Interest Checks
Direct Deposit of Dividends
Bondholder Information

Please contact:

Manager—PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101

Toll Free: 1-800-345-3085
FAX: 610-774-5106
Via e-mail: invserv@pplweb.com

Lost Dividend or Bond Interest Checks:  Checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

Direct Deposit of Dividends:  Shareowners may choose to have their dividend checks deposited directly into their checking or savings account.

Wells Fargo Shareowner Services:  For information concerning:

PPL’s Dividend Reinvestment Plan
Stock Transfers
Lost Stock Certificates
Certificate Safekeeping

Please contact:

Wells Fargo Bank, N.A.
Shareowner Servicessm
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-866-280-0245
Outside U.S.: 651-453-2129

Dividend Reinvestment Plan:  Shareowners may choose to have dividends on their PPL Electric preferred stock and preference stock reinvested in PPL common stock instead of receiving the dividend by check.

Direct Registration System:  PPL Electric participates in the Direct Registration System (DRS). Shareowners may choose to have their preferred stock certificates deposited into the DRS.

Listed Securities:

New York Stock Exchange

PPL Corporation:
Common Stock (Code: PPL)

PPL Electric Utilities Corporation:
4 1/2% Preferred Stock
     (Code: PPLPRB)
4.40% Series Preferred Stock
     (Code: PPLPRA)

Philadelphia Stock Exchange

PPL Corporation:
Common Stock (Code: PPL)
Fiscal Agents:

Stock Transfer Agent and Registrar;
Dividend Reinvestment Plan Agent
Wells Fargo Bank, N.A.
Shareowner Servicessm
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-866-280-0245
Outside U.S.: 651-453-2129

Dividend Disbursing Office
PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101

Toll Free: 1-800-345-3085
FAX: 610-774-5106

Mortgage Bond Trustee and
Transfer Agent
Deutsche Bank Trust Company Americas
Attn: Security Transfer Unit
648 Grassmere Park Road
Nashville, TN 37211

Toll Free: 1-800-735-7777
FAX: 615-835-2727

Bond Interest Paying Agent
PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101

Toll Free: 1-800-345-3085
FAX: 610-774-5106

Indenture Trustee
The Bank of New York Mellon
101 Barclay Street
New York, NY 10286

PPL Electric Utilities Corporation, PPL Corporation and PPL Energy Supply, LLC file a joint Annual Report on Form 10-K with the Securities and Exchange Commission. The Form 10-K for 2007 is available without charge by writing to the Investor Services Department at Two North Ninth Street (GENTW8), Allentown, PA 18101, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL Corporation’s Internet Web site identified below.

For the latest information on PPL Electric Utilities Corporation and PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

Admission Ticket

PPL Electric Utilities Corporation

April 25, 2008

Annual Meeting of Shareowners
9 a.m., May 22, 2008
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania

Dear Shareowner of Preferred Stock:

It is a pleasure to invite you to attend the 2008 Annual Meeting of Shareowners, which will be held at 9 a.m. on Thursday, May 22, 2008, at the offices of PPL Electric Utilities Corporation, Two North Ninth Street, Allentown. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Information Statement.

The accompanying Notice of Annual Meeting and Information Statement is being provided to you for information purposes only.

As detailed in the Information Statement, votes from holders of Preferred and Series Preferred Stock can have no effect on the outcome of matters under consideration at the Annual Meeting. This is because PPL Corporation owns all of the outstanding shares of common stock of PPL Electric Utilities Corporation, which represents 99% of the voting shares. Consequently, in an effort to avoid unnecessary expense, we are not soliciting proxies from such holders. Preferred and Series Preferred holders are, of course, welcome to attend the meeting on May 22.

We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting.

Sincerely,

James H. Miller
Chairman

PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, PA 18101
I-78
US 22
EXIT 33
PA TURNPIKE
RTE 9
US 222
RTE 309
CEDAR CREST BLVD
15th STREET
WALNUT STREET
HAMILTON BLVD
LINDEN STREET
TURNER STREET
TILGHMAN ST
10th STREET
WASHINGTON
FOUNTAIN ST
9th STREET
8th STREET
7th STREET
MacARTHUR ROAD
6th STREET
4th STREET
FRONT STREET
FULLERTON AVE
ONE WAY
Lehigh River
HANOVER AVE
UNION BLVD
US 22
Airport Terminal
AIRPORT ROAD
IRVING ST
TO Bethlehem